Filed pursuant to Rule 424(b)(3)
Registration No. 333-267407
PROXY STATEMENT/PROSPECTUS
PROXY STATEMENT FOR SPECIAL GENERAL MEETING OF FRONTLINE SHAREHOLDERS

PROSPECTUS FOR
222,622,889 ORDINARY SHARES

Dear Frontline Ltd. Shareholders:
You are cordially invited to attend the special general meeting of shareholders (the “Special General Meeting”) of Frontline Ltd., which we refer to as “the Company,” “we,” “us,” “our,” or “Frontline” on December 20, 2022, at 8:00 a.m. local time, at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, Bermuda. For purposes of clarity, in some places in this proxy statement/prospectus (“Proxy Statement/Prospectus”), we refer to our company prior to the Redomiciliation (as defined below) as “Frontline (Bermuda)” and the re-domiciled Cyprus entity as “Frontline (Cyprus).”
At the Special General Meeting, our shareholders will be asked to consider and vote upon:
1.
a proposal (the “Increase of Authorized Share Capital Proposal”) to approve an increase of Frontline’s authorized share capital from $500,000,000 (divided into 500,000,000 ordinary shares, par value $1.00), to $600,000,000 (divided into 600,000,000 ordinary shares, par value $1.00), by the creation of an additional 100,000,000 ordinary shares, par value $1.00, with such newly created ordinary shares to be of the same category and have the same rights and to rank pari passu with the existing ordinary shares in all respects;

2.	a proposal (the “Redomiciliation Proposal”) to:
(a)
re-domicile Frontline by way of discontinuation out of Bermuda and continue as a public company limited by shares incorporated in the Republic of Cyprus (“Cyprus”) under the name of Frontline Plc (the “Redomiciliation”);

(b)
approve an amendment to the Company’s current Amended and Restated Bye-Laws, to include a provision allowing for the Company’s redomiciliation out of Bermuda as required under the laws of Cyprus, attached to this Proxy Statement/Prospectus as Annex A (the “Discontinuation Amendment”);

(c)
adopt, upon the Redomiciliation taking effect by issuance of the temporary certificate of continuation in Cyprus (the “Temporary Redomiciliation Certificate”), the Amended and Restated Memorandum and Articles of Association governed by the laws of Cyprus, attached to this  Proxy Statement/Prospectus as Annex B (the “Frontline Cyprus Amended and Restated Charter”), in place of Frontline’s current Memorandum of Association and Frontline’s current Amended and Restated Bye-Laws including as amended by the proposed Discontinuation Amendment (the “Current Constitution”)  and which will abolish and replace the Current Constitution upon the Redomiciliation;

(d)
approve Frontline’s appointment of Marios Saveriades and/or Constantinos Saveriades, both of K.C. Saveriades & Co. LLC of Limassol, Cyprus as the authorized representative(s) in Cyprus to effect the Redomiciliation and sign all necessary applications and statutory declarations;

(e)
approve: (i) 8, John Kennedy Street, Iris House, Off. 740B, 3106 Limassol, Cyprus as the registered address of Frontline Plc; (ii) the resignations of James Ayers and Marios Saveriades as secretary and assistant secretary of Frontline (Bermuda), respectively, and the appointment of Marios Saveriades as Secretary of Frontline; (iii) the appointment of PricewaterhouseCoopers Ltd. Cyprus as local statutory auditors of Frontline Plc; and (iv) the continuation of the current directors of Frontline (Bermuda), namely John Fredriksen, James O’Shaughnessy, Ola Lorentzon, Steen Jakobsen, Ole B. Hjertaker and Marios Demetriades, as the directors of Frontline Plc; and

3.
a proposal (the “Adjournment Proposal”) to adjourn the Special General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special General Meeting, there are not sufficient votes to approve one or more of the proposals presented at the Special General Meeting.

Each of these proposals is more fully described in the accompanying Proxy Statement/Prospectus.
Reference is made to the definitive combination agreement and plan of merger (the “Combination Agreement”) that Frontline entered into on July 10, 2022, with Euronav NV (“Euronav”). On the terms and subject to the conditions set forth in the Combination Agreement, Frontline has agreed after the completion of the Redomiciliation to make a voluntary conditional exchange offer (the “Tender Offer”) for all outstanding shares of Euronav at an exchange ratio of 1.45 Frontline shares for 1.0 Euronav share (the “Consideration Shares”), with the intention that Frontline and Euronav shall initiate a process whereby Euronav merges into Frontline (the “Merger”) with Frontline as the surviving entity (the “Combined Group”). None of the Increase of Authorized Share Capital Proposal, the Redomiciliation Proposal or the Adjournment Proposal is conditioned upon (a) any of the other proposals described herein, or (b) the successful completion of the Tender Offer or the Merger or the other transactions contemplated by the Combination Agreement (collectively, the “Combination Transactions”). Frontline shareholders are not being asked in this registration statement to consider or vote on the previously announced Combination Transactions with Euronav, which will be contemplated in a separate registration statement and other documents filed with the U.S. Securities and Exchange Commission (“SEC”) and other offering documents required by applicable laws.
Our board of directors (“our Board of Directors” or “Frontline’s Board of Directors”) has unanimously approved the Redomiciliation.  The completion of the Redomiciliation (the “Redomiciliation Completion”) shall be conditional upon the following conditions being fulfilled or waived pursuant to the terms of the Combination Agreement (the “Redomiciliation Conditions”) and applicable law: (a) Frontline becoming a tax resident in Cyprus; (b) the approval of the Redomiciliation Proposal by the Special General Meeting having been received; (c) the issuance of the Temporary Redomiciliation Certificate from the Registrar of Companies and Official Receiver of the Republic of Cyprus (the “Cyprus Companies’ Registry”); and (d) the fulfilment of all requirements under applicable law to ensure continued listing of Frontline on the New York Stock Exchange (the “NYSE”) and Oslo Stock Exchange (“OSE”), including but not limited to: (i) the registration statement on Form F-4, of which this Proxy Statement/Prospectus forms a part, becoming effective under the Securities Act; and (ii) the Frontline (Cyprus) shares being approved for listing on NYSE, subject to the Redomiciliation Completion.
Our ordinary shares are currently listed on the NYSE and OSE, under the symbol “FRO.” We will seek, and expect to receive, approval from NYSE and the OSE to trade the common stock of Frontline (Cyprus) under the same symbol after the Redomiciliation. We do not expect the Redomiciliation to have a material impact on our results of operations or financial condition and we will continue to report the consolidated financial results in U.S. Dollars in accordance with U.S. GAAP. There will be some differences in your shareholder rights given the inherent differences in the laws between the Bermuda and Cyprus. A detailed chart outlining those differences is included in the accompanying Prospectus/Proxy Statement in the section titled “Comparison of Bermuda and Cyprus Corporate Law.”
We are providing this Proxy Statement/Prospectus and accompanying proxy card to our shareholders in connection with the solicitation of proxies to be voted at the Special General Meeting and at any adjournments or postponements of the Special General Meeting. Whether or not you plan to attend the Special General Meeting, we urge you to carefully read this Proxy Statement/Prospectus (and any documents incorporated into this Proxy Statement/Prospectus by reference). Please pay particular attention to the section entitled “Risk Factors.”

Our Board of Directors unanimously recommends that our shareholders vote FOR all of the proposals presented to our shareholders. When you consider the Board of Directors’ recommendation of these proposals, you should keep in mind that certain of our directors, executive officers and major shareholders may have interests in the Redomiciliation that may conflict with your interests as a shareholder. See the section entitled “The Redomiciliation – Interests of Certain of Frontline’s Directors, Executive Officers and Major Shareholders in the Redomiciliation.”
Approval of the Increase of Authorized Share Capital Proposal, Redomiciliation Proposal and Adjournment Proposal requires the affirmative vote of more than 50% of the votes cast by the holders of the ordinary shares of Frontline as of the record date present, in person or by proxy, and voting at the Special General Meeting.
Your vote is very important. If you are a holder of record, you must submit the enclosed proxy card. Please vote as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special General Meeting in person. Please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.
If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special General Meeting.
If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the Special General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special General Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special General Meeting and, if a quorum is present, will have no effect on the outcome of any vote on the proposals. If you are a shareholder of record and you attend the Special General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
On behalf of our Board of Directors, I thank you for your support and look forward to the successful completion of the Redomiciliation.

Sincerely,
December 6, 2022

Ola Lorentzon
Chairman of the Board

This Proxy Statement/Prospectus is dated December 6, 2022 and is first being mailed to shareholders of Frontline on or about that date.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE TENDER OFFER OR THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER OR THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

FRONTLINE LTD.
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08
Bermuda

NOTICE OF SPECIAL GENERAL MEETING OF FRONTLINE SHAREHOLDERS
To Be Held On December 20, 2022
To the Shareholders of Frontline Ltd.:
NOTICE IS HEREBY GIVEN that a special general meeting of shareholders (the “Special General Meeting”) of Frontline Ltd., a company incorporated under the laws of Bermuda (“Frontline” or the “Company”), will be held on December 20, 2022, at 8:00 a.m. local time, at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, Bermuda unless adjourned or postponed to a later date. You are cordially invited to attend the Special General Meeting for the following purposes:
1.
The Increase of Authorized Share Capital Proposal - To consider and vote upon a proposal to approve an increase of Frontline’s authorized share capital from $500,000,000 (divided into 500,000,000 ordinary shares, par value $1.00), to $600,000,000 (divided into 600,000,000 ordinary shares, par value $1.00), by the creation of an additional 100,000,000 ordinary shares, par value $1.00, with such newly created ordinary shares to be of the same category and have the same rights and to rank pari passu with the existing ordinary shares in all respects;

2.	The Redomiciliation Proposal - To consider and vote upon a proposal to:
(a)
re-domicile Frontline by way of discontinuation out of Bermuda and continue as a public company limited by shares incorporated in the Republic of Cyprus (“Cyprus”) under the name of Frontline Plc (the “Redomiciliation”);

(b)
approve an amendment to the Company’s current Amended and Restated Bye-Laws, to include a provision allowing for the Company’s redomiciliation out of Bermuda as required under the laws of Cyprus, attached to this Proxy Statement/Prospectus as Annex A (the “Discontinuation Amendment”);

(c)
adopt, upon the Redomiciliation taking effect by issuance of the Temporary Redomiciliation Certificate, the Amended and Restated Memorandum and Articles of Association governed by the laws of Cyprus, attached to this proxy statement/prospectus (the “Proxy Statement/Prospectus”) as Annex B (the “Frontline Cyprus Amended and Restated Charter”), in place of Frontline’s current Memorandum of Association and Frontline’s current Amended and Restated Bye-Laws including as amended by the proposed Discontinuation Amendment (the “Current Constitution”) which will abolish and replace the Current Constitution upon the Redomiciliation;

(d)
approve Frontline’s appointment of Marios Saveriades and/or Constantinos Saveriades, both of K.C. Saveriades & Co. LLC of Limassol, Cyprus as the authorized representative(s) in Cyprus to effect the Redomiciliation and sign all necessary applications and statutory declarations;

(e)
approve: (i) 8, John Kennedy Street, Iris House, Off. 740B, 3106 Limassol, Cyprus as the registered address of Frontline Plc; (ii) the resignations of James Ayers and Marios Saveriades as secretary and assistant secretary of Frontline (Bermuda), respectively, and the appointment of Marios Saveriades as Secretary of Frontline; (iii) the appointment of PricewaterhouseCoopers Ltd. Cyprus as local statutory auditors of Frontline Plc; and (iv) the continuation of the current directors of Frontline (Bermuda), namely John Fredriksen, James O’Shaughnessy, Ola Lorentzon, Steen Jakobsen, Ole B. Hjertaker and Marios Demetriades, as the directors of Frontline Plc; and

3.
The Adjournment Proposal - To consider and vote upon a proposal to adjourn the Special General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special General Meeting, there are not sufficient votes to approve one or more proposals presented at the special meeting.

Only holders of record of our ordinary shares at the close of business on November 7, 2022 are entitled to notice of the Special General Meeting and to vote at the Special General Meeting and any adjournments or postponements of the Special General Meeting. A complete list of our shareholders of record entitled to vote at the Special General Meeting will be available for ten days before the Special General Meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the Special General Meeting.
Your attention is directed to the Proxy Statement/Prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Redomiciliation and related transactions and each of our proposals. We encourage you to read the entire Proxy Statement/Prospectus carefully. You should also carefully consider the risk factors described in the section entitled “Risk Factors.” If you have any questions or need assistance voting your shares, please call +1 (441) 295-6935. This notice of Special General Meeting is and the Proxy Statement/Prospectus relating to the Redomiciliation will be available at https://www.proxyvote.com.
By Order of the Board of Directors,

December 6, 2022

Ola Lorentzon
Chairman of the Board

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	1
QUESTIONS AND ANSWERS	4
SUMMARY	13
RISK FACTORS	20
SPECIAL GENERAL MEETING OF FRONTLINE SHAREHOLDERS	51
THE REDOMICILIATION	55
PROPOSAL NO. 1 – THE INCREASE OF AUTHORIZED SHARE CAPITAL PROPOSAL	60
PROPOSAL NO. 2 – THE REDOMICILIATION PROPOSAL	61
PROPOSAL NO. 3 – THE ADJOURNMENT PROPOSAL	62
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	63
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	64
BUSINESS	65
MANAGEMENT	83
RELATED PARTY TRANSACTIONS	87
PRINCIPAL SHAREHOLDERS	88
DESCRIPTION OF CAPITAL STOCK	89
TAXATION	97
ACCOUNTING TREATMENT OF THE REDOMICILIATION	106
LEGAL MATTERS	106
EXPERTS	106
WHERE YOU CAN FIND MORE INFORMATION	106
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	107
ANNEX A: DISCONTINUATION AMENDMENT TO AMENDED AND RESTATED BYE-LAWS	A-1
ANNEX B: PROPOSED FRONTLINE CYPRUS AMENDED AND RESTATED CHARTER	B-1
ANNEX C: PROXY CARD	C-1

This Proxy Statement/Prospectus is part of a registration statement on Form F-4, which incorporates important business and financial information about Frontline Ltd. and its subsidiaries from documents filed with the SEC that have not been included in or delivered with this Proxy Statement/Prospectus. This information is available at the website the SEC maintains at www.sec.gov, as well as from other sources. See the section of this Proxy Statement/Prospectus entitled “Where You Can Find More Information.” You also may request a free copy of these documents from us upon written or oral request to Frontline Ltd., Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM Bermuda. To ensure timely delivery, you must request this information no later than five business days before the date of the Special General Meeting, which we currently anticipate will be held on or about December 20, 2022, but the actual date may be extended.
i

FORWARD-LOOKING STATEMENTS
Matters discussed in this Proxy Statement/Prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements, which include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. this Proxy Statement/Prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.
The forward-looking statements in this Proxy Statement/Prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein are based upon various assumptions, including, without limitation, management’s examination of historical operating trends, data contained in our records and data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Proxy Statement/Prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein might not occur, and our actual results could differ materially from those anticipated in these forward-looking statements.
We undertake no obligation to publicly update or revise any forward-looking statement contained in this Proxy Statement/Prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, whether as a result of new information, future events or otherwise, except as required by law.
In addition to these important factors and matters discussed elsewhere herein, and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:
•	our realization of the expected benefits of the Redomiciliation;
•
the ability of the Company and Euronav to successfully complete the proposed combination on anticipated terms and timing, including, among other things, obtaining required shareholder and regulatory approvals, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies, expansion and growth of the Combined Group’s operations and other important conditions to the completion of the acquisition, risks relating to the integration of operations of the Company and Euronav and the possibility that the anticipated synergies and other benefits of the proposed combination will not be realized or will not be realized within the expected timeframe, the outcome of any legal proceedings related to the proposed combination, the failure of counterparties to fully perform their contracts with the Company or Euronav;

•	the strength of world economies;
•	fluctuations in currencies and interest rates;
•	general market conditions, including fluctuations in charter hire rates and vessel values;

•	changes in the supply and demand for vessels comparable to ours and the number of newbuildings under construction;
•	the highly cyclical nature of the industry that we operate in;
•	the loss of a large customer or significant business relationship;
•	changes in worldwide oil production and consumption and storage;
•	changes in the Company’s operating expenses, including bunker prices, drydocking, crew costs and insurance costs;
•	planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys and upgrades;
•	risks associated with any future vessel construction;
•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions planned;
•
our ability to successfully compete for and enter into new time charters or other employment arrangements for our existing vessels after our current time charters expire and our ability to earn income in the spot market;

•	availability of financing and refinancing, our ability to obtain financing and comply with the restrictions and other covenants in our financing arrangements;
•	availability of skilled crew members other employees and the related labor costs;
•	work stoppages or other labor disruptions by our employees or the employees of other companies in related industries;
•	compliance with governmental, tax, environmental and safety regulation, any non-compliance with U.S. regulations;
•	the impact of increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance, or ESG, policies;
•	Foreign Corrupt Practices Act of 1977, or FCPA, or other applicable regulations relating to bribery;
•	the impact of the discontinuance of the London Interbank Offered Rate, or LIBOR, after June 30, 2023 on interest rates of our debt that reference LIBOR;
•	general economic conditions and conditions in the oil industry;
•	effects of new products and new technology in our industry, including the potential for technological innovation to reduce the value of our vessels and charter income derived therefrom;
•
new environmental regulations and restrictions, whether at a global level stipulated by the International Maritime Organization, and/or imposed by regional or national authorities such as the European Union or individual countries;

•	vessel breakdowns and instances of off-hire;
•	the impact of an interruption in or failure of our information technology and communications systems, including the impact of cyber-attacks, upon our ability to operate;
•	potential conflicts of interest involving members of our Board of Directors and senior management;
•	the failure of counter parties to fully perform their contracts with us;
•	changes in credit risk with respect to our counterparties on contracts;
•	our dependence on key personnel and our ability to attract, retain and motivate key employees;
•	adequacy of insurance coverage;
•	our ability to obtain indemnities from customers;
•	changes in laws, treaties or regulations;
•	the volatility of the price of our ordinary shares;
•	our incorporation under the laws of Bermuda and the different rights to relief that may be available compared to other countries, including the United States;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	government requisition of our vessels during a period of war or emergency;
•	potential liability from pending or future litigation and potential costs due to environmental damage and vessel collisions;
•	the arrest of our vessels by maritime claimants;
•	general domestic and international political conditions or events, including “trade wars”;
•	any further changes in U.S. trade policy that could trigger retaliatory actions by the affected countries;
•
potential disruption of shipping routes due to accidents, environmental factors, political events, international hostilities including the ongoing developments in the Ukraine region, acts by terrorists or acts of piracy on ocean-going vessels;

•	the impact of adverse weather and natural disasters;
•
the length and severity of epidemics and pandemics, including the ongoing global outbreak of the novel coronavirus, or COVID-19, and its impact on the demand for seaborne transportation in the tanker sector;

•	business disruptions due to natural disasters or other disasters outside our control, such as the ongoing COVID-19 pandemic;
•	other important factors described under “Risk Factors”; and
•
other important factors described from time to time in the reports filed by the Company with the SEC, including the Annual Report on Form 20-F filed on March 17, 2022, or the 2021 Annual Report, and the unaudited condensed interim financial statement and related Management’s Discussion and Analysis of our Financial Condition and Results of Operations for the six months ended June 30, 2022 on Form 6-K filed on September 9, 2022;

We caution readers of this registration statement not to place undue reliance on these forward-looking statements.
All forward-looking statements made in this registration statement are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this registration statement, and we expressly disclaim any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, changes in future operating results over time or otherwise.
Please note in this registration statement, “we,” “us,” “our,” “Frontline” and the “Company,” all refer to Frontline Ltd. and its subsidiaries, unless the context otherwise requires.

QUESTIONS AND ANSWERS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special General Meeting, including with respect to the proposed Redomiciliation. The following questions and answers may not include all the information that is important to Frontline shareholders. You are urged to read carefully this entire Proxy Statement/Prospectus, including the annexes and the other documents referred to herein.
Q: Why am I receiving this Proxy Statement/Prospectus?
A: We are proposing to (a) increase our authorized share capital from $500,000,000 (divided into 500,000,000 ordinary shares, par value $1.00), to $600,000,000 (divided into 600,000,000 ordinary shares, par value $1.00), by the creation of an additional 100,000,000 ordinary shares, par value $1.00, with such newly created ordinary shares to be of the same category and have the same rights and to rank pari passu with the existing ordinary shares in all respects, (b) change our jurisdiction of incorporation by discontinuing from Bermuda and continuing and re-domiciling as a public limited liability company incorporated under the laws of Cyprus (the “Redomiciliation”), and (c) adjourn the Special General Meeting to a later date or dates to permit further solicitation of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special General Meeting to approve one or more of the proposals presented at the Special General Meeting.  None of the Increase of Authorized Share Capital Proposal, the Redomiciliation Proposal and the Adjournment Proposal are conditioned upon (a) the approval of any other proposal set forth in this Proxy Statement/Prospectus or (b) the successful completion of the Combination Transactions, including the Tender Offer or the Merger. The Redomiciliation Completion shall be conditional upon the following Redomiciliation Conditions and applicable law. Please see “The Redomiciliation.” Please see “Q: What conditions must be satisfied to complete the Redomiciliation?” and the corresponding answer for additional information with respect to certain conditions of the closing of the Redomiciliation. For more information with respect to (a) the increase of our authorized share capital, please see “Proposal No. 1 – The Increase of Authorized Share Capital Proposal”, (b) the Redomiciliation generally, please see “The Redomiciliation” and “Proposal No. 2 – The Redomiciliation Proposal” and (c) “Proposal No. 3 – The Adjournment Proposal.”
Frontline’s shareholders are being asked to consider and vote upon the Increase of Authorized Share Capital Proposal, the Redomiciliation Proposal and the Adjournment Proposal. Frontline shareholders are not being asked in this registration statement to consider or vote on the previously announced Combination Transactions with Euronav, which will be contemplated in a separate registration statement and other documents filed with the SEC and other offering documents required by applicable laws.
This Proxy Statement/Prospectus and its annexes contain important information about the Redomiciliation and the other matters to be acted upon at the Special General Meeting. You should read this Proxy Statement/Prospectus and its annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this Proxy Statement/Prospectus and its annexes.
Q: When and where is the Special General Meeting?
A: The Special General Meeting will be held on December 20, 2022, at 8:00 a.m. local time, at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, Bermuda, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

Q: What is being voted on at the Special General Meeting?
A: Below are the proposals as to which Frontline’s shareholders are being asked to vote:

(1) The Increase of Authorized Share Capital Proposal – a proposal to approve an increase of Frontline’s authorized share capital from $500,000,000 (divided into 500,000,000 ordinary shares, par value $1.00), to $600,000,000 (divided into 600,000,000 ordinary shares, par value $1.00), by the creation of an additional 100,000,000 ordinary shares, par value $1.00, with such newly created ordinary shares to be of the same category and have the same rights and to rank pari passu with the existing ordinary shares in all respects;
(2) The Redomiciliation Proposal - a proposal to:
(a)
re-domicile Frontline by way of discontinuation out of Bermuda and continue as a public company limited by shares incorporated in the Republic of Cyprus (“Cyprus”) under the name of Frontline Plc (the “Redomiciliation”);

(b)
approve an amendment to the Company’s current Amended and Restated Bye-Laws, to include a provision allowing for the Company’s redomiciliation out of Bermuda as required under the laws of Cyprus, attached to this Proxy Statement/Prospectus as Annex A (the “Discontinuation Amendment”);

(c)
adopt, upon the Redomiciliation taking effect by issuance of the temporary certificate of continuation in Cyprus (the “Temporary Redomiciliation Certificate”), the Amended and Restated Memorandum and Articles of Association governed by the laws of Cyprus, attached to this proxy statement/prospectus (the “Proxy Statement/Prospectus”) as Annex B (the “Frontline Cyprus Amended and Restated Charter”), in place of Frontline’s Memorandum of Association and Frontline’s current Amended and Restated Bye-Laws including as amended by the proposed Discontinuation Amendment (the “Current Constitution”) which will abolish and replace the Current Constitution upon the Redomiciliation;

(d)
approve Frontline’s appointment of Marios Saveriades and/or Constantinos Saveriades, both of K.C. Saveriades & Co. LLC of Limassol, Cyprus as the authorized representative(s) in Cyprus to effect the Redomiciliation and sign all necessary applications and statutory declarations;

(e)
approve: (i) 8, John Kennedy Street, Iris House, Off. 740B, 3106 Limassol, Cyprus as the registered address of Frontline Plc; (ii) the resignations of James Ayers and Marios Saveriades as secretary and assistant secretary of Frontline (Bermuda), respectively, and the appointment of Marios Saveriades as Secretary of Frontline; (iii) the appointment of PricewaterhouseCoopers Ltd. Cyprus as local statutory auditors of Frontline Plc; and (iv) the continuation of the current directors of Frontline (Bermuda), namely John Fredriksen, James O’Shaughnessy, Ola Lorentzon, Steen Jakobsen, Ole B. Hjertaker and Marios Demetriades, as the directors of Frontline Plc; and

(3) The Adjournment Proposal - a proposal to adjourn the Special General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special General Meeting, there are not sufficient votes to approve one or more proposals presented at the Special General Meeting.

Q: Are any of the proposals conditioned upon one another?
A: No. None of the Increase of Authorized Share Capital Proposal, the Redomiciliation Proposal and the Adjournment Proposal are conditioned upon the approval of any other proposal set forth in this Proxy Statement/Prospectus or the successful completion of the Combination Transactions, including the Tender Offer or the Merger.
The Redomiciliation Completion shall be conditional upon the following Redomiciliation Conditions and applicable law: (a) Frontline becoming a tax resident in Cyprus; (b) the approval of the Redomiciliation Proposal by the Special General Meeting having been received; (c) the issuance of the Temporary Redomiciliation Certificate from the Cyprus Companies’ Registry; and (d) the fulfilment of all requirements under applicable law to ensure continued listing of Frontline on the NYSE and the OSE, including but not limited to: (i) the registration statement on Form F-4, of which this Proxy Statement/Prospectus forms a part, becoming effective under the Securities Act; and (ii) the Frontline (Cyprus) shares being approved for listing on NYSE, subject to the Redomiciliation Completion. We can provide no assurance that Redomiciliation or the Combination Transactions will be completed.
Q: Why am I being asked to vote on the Increase of Authorized Share Capital Proposal?
The proposed increase in the authorized share capital been recommended by Frontline’s Board of Directors to ensure that an adequate number of ordinary shares are available for future use. Frontline’s Board of Directors believes that the proposed increase will make available a sufficient number of authorized ordinary shares for future issuances, including financings, corporate mergers and acquisitions, use in employee benefit plans, stock splits, stock dividends or other corporate purposes. The availability of additional ordinary shares will provide Frontline with greater flexibility in taking any of these actions and would allow it to issue ordinary shares or securities convertible into ordinary shares without the delay or expense of obtaining shareholder approval, except to the extent required by state law or the requirements of the NYSE and OSE or any other applicable exchange or quotation system for particular transactions.  Frontline (Bermuda) currently has no plans for the increased authorized share capital.
If and only if the Redomiciliation Proposal is approved by Frontline’s shareholders and the Redomiciliation is completed following the satisfaction or waiver of the Redomiciliation Conditions, as described above, Frontline (Cyprus) has agreed to make a Tender Offer for all outstanding shares of Euronav for the Consideration Shares, with the intention that Frontline and Euronav will merge following the Tender Offer.  The authorized and unissued share capital of Frontline (Cyprus) will be used to settle the Combination Transactions with Euronav, which will be contemplated in a separate registration statement and other documents filed with the SEC and other offering documents required by applicable laws.
Q: Why is Frontline providing shareholders with the opportunity to vote on the Redomiciliation?
A: Under Section 132G(2)(a) of the Bermuda Companies Act 1981, as amended (the “Companies Act”), an exempted company shall not be discontinued unless (i) a resolution of the shareholders is passed in general meeting approving the discontinuance or (ii) the discontinuance is approved in such manner as may be authorized by the bye-laws of Frontline (Bermuda).

Q: What will happen in the Redomiciliation?
A: Upon effectiveness of the Redomiciliation, the rights of shareholders of Frontline (Bermuda) will arise under Cyprus law and the Amended and Restated Memorandum and Articles of Association. The new Amended and Restated Memorandum and Articles of Association (the “Frontline Cyprus Amended and Restated Charter”), as approved at the Special General Meeting, will be effective from the date the Temporary Redomiciliation Certificate is issued by the Cyprus Companies' Registry. The Company’s Current Constitution and Amended and Restated Bye-Laws, as amended by the Discontinuation Amendment, as approved at the Special General Meeting, will be replaced in their entirety and abolished by operation of law on the date the Temporary Certificate of Redomiciliation is issued.  The Frontline Cyprus Amended and Restated Charter and Cyprus law contain provisions that differ in some respects from those in our Current Constitution and Bermuda law. In view of the differences between Cyprus law and Bermuda law, some of your rights as a shareholder of Frontline (Cyprus) could differ materially from the rights you currently possess as a shareholder of Frontline (Bermuda). The Frontline Cyprus Amended and Restated Charter will be substantially the same as our Current Constitution, subject to changes to conform to Cap.113 of the statutes of the Republic of Cyprus (the “Cyprus Companies Law”), (noting that the Frontline Cyprus Amended and Restated Charter will contain certain additional interim governance provisions pursuant to the Combination Agreement). For more information with respect to the additional interim governance provisions, please see the section entitled “Summary—Recent Developments—The Combination Agreement—Board of Directors and Executive Management”. See “Bermuda and Cyprus Corporate Law" where we describe material provisions under the law of Bermuda and the law of Cyprus relating to your rights as a shareholder. The form of Frontline Cyprus Amended and Restated Charter of Frontline (Cyprus) is filed as Annex B to the registration statement of which this Proxy Statement/Prospectus is a part.
For additional information, please see “The Redomiciliation.”
Q: Who will be the directors and officers of Frontline (Cyprus) if the Redomiciliation is consummated?
A: Our executive officers will remain the same upon effectiveness of the Redomiciliation. Our current executive officers are Lars H. Barstad (Chief Executive Officer of Frontline Management AS and our principal executive officer), and Inger M. Klemp (Chief Financial Officer of Frontline Management AS and our principal financial officer).
Our Board of Directors will continue as our Board of Directors upon effectiveness of the Redomiciliation. Our current Board is composed of John Fredriksen, James O’Shaughnessy, Ola Lorentzon, Ole B. Hjertaker, Steen Jakobsen and Marios Demetriades. See “Summary—Recent Developments—The Combination Agreement—Board of Directors and Executive Management.”
In addition, none of the members or the chairperson of our committees, including our Audit Committee, will change upon effectiveness of the Redomiciliation.
However, for more information on the senior leadership and governance of the Combined Group (as defined below) if the Tender Offer and/or the Merger are completed, please see “The Redomiciliation.”
Q: Following the Redomiciliation, will Frontline (Cyprus)’s securities trade on a stock exchange?
A: Our ordinary shares are currently listed on the NYSE and the OSE, under the symbol “FRO.” We will seek, and expect to receive, on the closing of the Redomiciliation, approval from NYSE and the OSE to trade the common stock of Frontline (Cyprus) under the same symbol after the Redomiciliation. The completion of the Redomiciliation is conditioned upon, among other things, continued listing of Frontline on NYSE and OSE.

Q: What will the business of Frontline (Cyprus) be like following the Redomiciliation, assuming that the Redomiciliation is approved?
A: Assuming the Redomiciliation is approved, following the Redomiciliation, the business of Frontline (Cyprus) will be the same as Frontline (Bermuda). However, for more information on the business of the Combined Group if the Tender Offer and/or Merger are completed, please see “The Redomiciliation.”
Q: What conditions must be satisfied to complete the Redomiciliation?
A: The Redomiciliation Completion shall be conditional upon the following Redomiciliation Conditions and applicable law: (a) Frontline becoming a tax resident in Cyprus; (b) the approval of the Redomiciliation Proposal by the Special General Meeting having been received; (c) the issuance of the Temporary Redomiciliation Certificate from the Cyprus Companies’ Registry; and (d) the fulfilment of all requirements under applicable law to ensure continued listing of Frontline on the NYSE or the OSE, including but not limited to: (i) the registration statement on Form F-4, of which this Proxy Statement/Prospectus forms a part, becoming effective under the Securities Act of 1933; and (ii) the Frontline (Cyprus) shares being approved for listing on NYSE, subject to the Redomiciliation Completion.
For purposes of clarity, in some places in this Proxy Statement/Prospectus, we refer to our company prior to the Redomiciliation as “Frontline (Bermuda)” and the re-domiciled Cyprus entity as “Frontline (Cyprus).” For more information, please see the section entitled “The Redomiciliation.”
Q: Why is Frontline proposing the Redomiciliation Proposal?
A: Frontline believes that the Redomiciliation will, among other things, provide legal, administrative, and other similar efficiencies. As a well-established shipping and ship management center, Cyprus is expected to provide many benefits to the Company, including but not limited to recruitment of experienced commercial and administrative and management personnel, a comprehensive tonnage tax regime, approved by the European Union, and a geographically advantageous position between our key market time zones. In addition, the completion of the Redomiciliation is a condition of launching and closing the Tender Offer and the Merger. For the purpose of the Redomiciliation, Frontline will adopt the Frontline Cyprus Amended and Restated Charter which will be filed with the Cyprus Companies’ Registry as part of the Redomiciliation application and which will take effect upon the issuance of the Temporary Redomiciliation Certificate from the Cyprus Companies’ Registry. The Frontline Cyprus Amended and Restated Charter provides Frontline’s shareholders with the same or substantially the same rights as prior to the Redomiciliation, subject to changes to conform to the Cyprus Companies Law (noting that the Frontline Cyprus Amended and Restated Charter will contain certain additional interim governance provisions pursuant to the Combination Agreement). For additional information, see the sections entitled “The Redomiciliation” and “Proposal No. 2 - The Redomiciliation Proposal.”
Q: What are the federal income tax consequences of the Redomiciliation?
A: As a result of the Redomiciliation, Frontline will be changing its place of incorporation from Bermuda to Cyprus. The Redomiciliation will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code, in which the holders of Frontline ordinary shares will be deemed to exchange their shares for equivalent shares of a Cyprus corporation. U.S. holders will not recognize taxable gain or loss as a result of the Redomiciliation for U.S. federal income tax purposes.
For a more detailed discussion, please see the sections entitled “Summary—Material Tax Consequences of the Redomiciliation” and “Taxation.”

Q: What changes are being made to Frontline’s Current Constitution in connection with the Redomiciliation?
A: Upon the Redomiciliation, Frontline will adopt the Frontline Cyprus Amended and Restated Charter, which will abolish and replace the Current Constitution upon the Redomiciliation and provides Frontline’s shareholders with the same or substantially the same rights as prior to the Redomiciliation, subject to changes to conform to the Cyprus Companies Law (noting that the Frontline Cyprus Amended and Restated Charter will contain certain additional interim governance provisions pursuant to the Combination Agreement). For a summary of the differences between our Current Constitution and Frontline Cyprus Amended and Restated Charter, see Annex B and the section entitled “Comparison of Bermuda Law to Cyprus Law.”
Q: What happens if I sell my Frontline ordinary shares before the Special General Meeting?
A: The record date for the Special General Meeting is earlier than the date that the Redomiciliation is expected to be completed. If you transfer your Frontline ordinary shares after the record date, but before the Special General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special General Meeting. If you transfer your Frontline ordinary shares prior to the record date, you will have no right to vote those shares at the Special General Meeting.
Q: What vote is required to approve the proposals presented at the Special General Meeting?
A: Approval of each of the proposals presented at the Special General Meeting requires the affirmative vote of more than 50% of the votes cast by the holders of the ordinary shares of Frontline as of the record date present, in person or by proxy, and voting at the Special General Meeting. Failure of a Frontline shareholder to vote by proxy or to vote in person at the Special General Meeting or the failure of a Frontline shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, or a broker non-vote, will result in that shareholder’s shares not being counted toward the number of Frontline’s ordinary shares required to validly establish a quorum, but if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the proposals. Abstentions will be counted in connection with the determination of whether a valid quorum is established, and broker non-votes will not be counted for purposes of establishing a quorum.
Q: How many votes do I have at the Special General Meeting?
A: Frontline’s shareholders are entitled to one vote at the Special General Meeting for each ordinary share held of record at the close of business on November 7, 2022, the record date for the Special General Meeting. As of the close of business on the record date, there were 222,622,889 ordinary shares outstanding.
Q: What constitutes a quorum at the Special General Meeting?
A: At least two Frontline shareholders as of the record date present in person or by proxy and entitled to vote at the Special General Meeting (whatever the number of shares held by them) constitute a quorum, provided however that if Frontline shall have only one shareholder, such shareholder, present in person or by proxy, shall constitute a quorum. In the absence of a quorum, the chairman has the power to adjourn the Special General Meeting.

Q: What interests do Frontline’s directors, executive officers and major shareholders have in the Redomiciliation?
Certain of our directors, executive officers and major shareholders may have interests in the Redomiciliation that may conflict with your interests as a shareholder.  C.K. Limited is the trustee of two trusts (the “Trusts”) settled by Mr. John Fredriksen, one of our directors. The Trusts indirectly hold all of the shares of Hemen Holding Limited (“Hemen”) and Greenwich Holdings Limited, the sole shareholder of Hemen. Accordingly, C.K. Limited, as trustee, may be deemed to beneficially own the 79,321,042 ordinary shares of Frontline that are owned by Hemen and beneficially owned by Greenwich Holdings Limited representing 35.6% of the issued and outstanding ordinary shares of Frontline. Frontline owns 13,664,613 shares of Euronav. The Trusts also indirectly hold all of the shares of Famatown Finance Limited (“Famatown”) and Greenwich Holdings Limited, the sole shareholder of Famatown. Accordingly, C.K. Limited, as trustee, may be deemed to beneficially own the 37,881,478 ordinary shares of Euronav that are beneficially owned by Famatown (24,216,865 Euronav shares) and Frontline (13,664,613 Euronav shares) representing 19% of issued and outstanding shares of Euronav.
The beneficiaries of the Trusts are members of Mr. Fredriksen’s family. Mr. Fredriksen is neither a beneficiary nor a trustee of either Trust. Therefore, Mr. Fredriksen has no economic interest in the ordinary shares of Frontline and ordinary shares of Euronav described above and Mr. Fredriksen disclaims any control over such ordinary shares of Frontline and ordinary shares of Euronav, save for any indirect influence he may have with C.K. Limited, as the trustee of the Trusts, in his capacity as the settlor of the Trusts.
Hemen and Famatown and certain other entities related to them have agreed to take necessary corporate resolutions at shareholders meetings of Frontline and Euronav using the voting rights attached to their shares to vote in favor of any resolution necessary to consummate the transactions outlined in the Combination Agreement, including the Redomiciliation.  For more information, please see the section entitled “The Redomiciliation – Interests of Certain of Frontline’s Directors, Executive Officers and Major Shareholders in the Redomiciliation.”
Q: When is the Redomiciliation expected to be completed?
A: It is currently anticipated that the Redomiciliation will be consummated as promptly as reasonably possible following the Special General Meeting, provided that all other conditions to the Redomiciliation have been satisfied or waived. The Redomiciliation is subject to certain notification filings and approvals by authorities in Bermuda and Cyprus and, as a result, may be subject to delay. For a description of the conditions to the completion of the Redomiciliation, see the section entitled “The Redomiciliation.”
Q: What do I need to do now?
A: You are urged to read carefully and consider the information contained in this Proxy Statement/Prospectus, including the annexes, and to consider how the Redomiciliation will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this Proxy Statement/Prospectus and on the enclosed proxy card or, if you hold Frontline’s ordinary shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.
Q: How do I vote?
A: If you were a holder of record of Frontline’s ordinary shares at the close of business on November 7, 2022, the record date for the Special General Meeting, you may vote with respect to the proposals in person at the Special General Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special General Meeting and vote in person, obtain a legal proxy from your broker, bank or nominee.

Q: Do I need to attend the Special General Meeting to vote my shares?
A: No. You are invited to attend the Special General Meeting to vote on the proposals described in this Proxy Statement/Prospectus. However, you do not need to attend the Special General Meeting to vote your shares. Instead, you may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Your vote is important. Frontline encourages you to vote as soon as possible after carefully reading this Proxy Statement/Prospectus.
Q: What will happen if I abstain from voting or fail to vote at the Special General Meeting?
A: At the Special General Meeting, Frontline will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Assuming there is quorum, a failure to vote or an abstention will have no effect on the outcome of any vote on the proposals.
Q: What will happen if I sign and return my proxy card without indicating how I wish to vote?
A: Signed and dated proxies received by Frontline without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal described in this Proxy Statement/Prospectus.
Q: If I am not going to attend the Special General Meeting in person, should I return my proxy card instead?
A: Yes. Whether you plan to attend the Special General Meeting or not, please read this Proxy Statement/Prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A: No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters, unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Frontline believes the proposals presented to the shareholders at the Special General Meeting will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special General Meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.
Q: May I change my vote after I have mailed my signed proxy card?
A: Yes. You may change your vote by sending a later-dated, signed proxy card to Frontline’s secretary at the address listed below prior to the vote at the Special General Meeting, or attend the Special General Meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Frontline’s secretary at the address listed below, provided such revocation is received prior to the vote at the Special General Meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Frontline Ltd.
Attn: James Ayers, secretary
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08, Bermuda
+1 (441) 295-6935

Q: What should I do if I receive more than one set of voting materials?
A: You may receive more than one set of voting materials, including multiple copies of this Proxy Statement/Prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.
Q: Who can help answer my questions?
A: If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Frontline’s secretary at the address listed below:

Frontline Ltd.
Attn: James Ayers, secretary
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08, Bermuda
+1 (441) 295-6935
To obtain timely delivery, Frontline’s shareholders must request the materials no later than five business days prior to the Special General Meeting.
You may also obtain additional information about Frontline from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY
This summary provides an overview of selected information. We encourage you to read carefully the entire Registration Statement, of which this Proxy Statement/Prospectus is a part, including the information under “Risk Factors.” As used throughout this Proxy Statement/Prospectus, the terms “Company,” “Frontline,” “we,” “our” and “us” refer to Frontline Ltd. Unless otherwise indicated, all references to “dollars” and “$” in this Proxy Statement/Prospectus are to, and amounts are presented in, U.S. Dollars. For purposes of clarity, in some places in this Proxy Statement/Prospectus, we refer to our company prior to the Redomiciliation as “Frontline (Bermuda)” and the re-domiciled Cyprus entity as “Frontline (Cyprus).”
Our Company
We are Frontline Ltd., an international shipping company incorporated in Bermuda as an exempted company under the Bermuda Companies Act of 1981 (the “Companies Act”) on June 12, 1992 (Company No. EC-17460). Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number at that address is +(1) 441 295 6935.
We are engaged primarily in the ownership and operation of oil and product tankers. We operate through subsidiaries located in Bermuda, India, the Marshall Islands, Liberia, Norway, the United Kingdom and Singapore. We are also involved in the charter, purchase and sale of vessels.
As of October 25, 2022, the Company’s fleet consisted of 70 vessels, with an aggregate capacity of approximately 13.1 million dwt:
(i)	66 vessels owned by the Company (21 VLCCs, 27 Suezmax tankers, 18 LR2/Aframax tankers); and
(iii)	four vessels that are under the Company’s commercial management (two Suezmax tankers and two Aframax tankers).
Our Fleet
Set forth below is summary information concerning our fleet as of October 25, 2022.
Vessel	Built	Approximate Dwt.	Flag	Type of Employment(1)

Tonnage Owned
VLCCs

Front Kathrine	2009	298,000	MI	Spot market
Front Queen	2009	298,000	MI	Spot market
Front Eminence	2009	321,000	MI	Spot market
Front Endurance	2009	321,000	MI	Spot market
Front Cecilie	2010	297,000	MI	Spot market
Front Signe	2010	297,000	MI	Spot market
Front Duke	2016	299,000	MI	Spot market
Front Duchess	2017	299,000	MI	Spot market
Front Earl	2017	303,000	MI	Spot market
Front Prince	2017	301,000	MI	Spot market
Front Empire	2018	303,000	MI	Spot market
Front Princess	2018	302,000	MI	Spot market
Front Defender	2019	299,000	MI	Spot market
Front Discovery	2019	299,000	MI	Spot market
Front Dynamic	2020	299,000	MI	Spot market
Front Driva	2019	319,000	MI	Spot market
Front Nausta	2019	319,000	MI	Spot market
Front Alta	2022	300,000	MI	Spot market
Front Tweed	2022	300,000	MI	Spot market
Front Tana	2022	300,000	MI	Spot market
Front Gaula	2022	300,000	MI	Spot market

Vessel	Built	Approximate Dwt.	Flag	Type of Employment(1)

Suezmax Tankers
Front Ull	2014	157,000	MI	Spot market
Front Idun	2015	157,000	MI	Spot market
Front Thor	2010	157,000	MI	Spot market
Front Loki	2010	157,000	MI	Spot market
Front Odin	2010	157,000	MI	Spot market
Front Njord	2010	157,000	MI	Spot market
Front Balder	2009	156,000	MI	Spot market
Front Brage	2011	157,000	MI	Spot market
Front Crown	2016	157,000	MI	Spot market
Front Challenger	2016	157,000	MI	Spot market
Front Classic	2017	157,000	MI	Spot market
Front Clipper	2017	157,000	MI	Spot market
Front Crystal	2017	157,000	MI	Spot market
Front Coral	2017	158,000	MI	Spot market
Front Cosmos	2017	158,000	MI	Spot market
Front Cascade	2017	157,000	MI	Spot market
Front Sparta	2019	157,000	HK	Spot market
Front Samara	2019	157,000	HK	Spot market
Front Siena	2019	157,000	HK	Spot market
Front Singapore	2019	157,000	HK	Spot market
Front Seoul	2019	157,000	HK	Spot market
Front Santiago	2019	157,000	HK	Spot market
Front Savannah	2019	157,000	HK	Spot market
Front Suez	2019	157,000	HK	Spot market
Front Shanghai	2019	157,000	HK	Spot market
Front Silkeborg	2019	157,000	HK	Spot market
Front Cruiser	2020	157,000	MI	Spot market

LR2/Aframax Tankers
Front Ocelot	2016	110,000	MI	Spot market
Front Cheetah	2016	110,000	MI	Spot market
Front Lynx	2016	110,000	MI	Spot market
Front Cougar	2016	110,000	MI	Spot market
Front Leopard	2016	110,000	MI	Spot market
Front Jaguar	2016	110,000	MI	Spot market
Front Altair	2016	110,000	MI	Spot market
Front Antares	2017	110,000	MI	Spot market
Front Vega	2017	110,000	MI	Spot market
Front Sirius	2017	110,000	MI	Spot market
Front Castor	2017	110,000	MI	Spot market
Front Pollux	2017	110,000	MI	Spot market
Front Capella	2017	110,000	MI	Spot market
Front Polaris	2018	110,000	MI	Spot market
Front Fusion	2021	110,000	MI	Spot market
Front Future	2021	110,000	MI	Spot market
Front Favour(2)	2021	110,000	MI	Time charter
Front Feature(3)	2021	110,000	MI	Time charter

1.	Time Charter includes those contracts with durations in excess of six months.
2.	In September 2022, the Company entered into a fixed rate time charter to a third party on a three-year time charter.
3.	In August 2022, the Company entered into a fixed rate time charter to a third party on a three-year time charter.
Key to Flags:
MI – Marshall Islands, HK – Hong Kong.

Recent Developments
On May 28, 2022, the Company announced that it agreed to acquire in privately negotiated share exchange transactions with certain shareholders of Euronav a total of 5,955,705 shares in Euronav, representing 2.95% of the outstanding shares in Euronav, in exchange for a total of 8,337,986 ordinary shares of Frontline, which is equivalent to 1.4 ordinary shares of Frontline for every one share of Euronav. Frontline received the $0.06 dividend that was paid on June 8, 2022 by Euronav in respect of these 5,955,705 shares.
On June 10, 2022, the Company announced that it agreed to acquire in privately negotiated transactions with certain shareholders of Euronav a total of 7,708,908 shares in Euronav, representing 3.82% of the outstanding shares in Euronav, in exchange for a total of 10,753,924 shares in Frontline, which is equivalent to 1.395 shares of Frontline for every one share of Euronav. In connection with the above-referenced privately negotiated share exchange transactions, Frontline has entered into a share lending arrangement with Hemen to facilitate settlement of such transactions. Pursuant to such arrangement, Hemen delivered an aggregate of 19,091,910 Frontline shares to the exchanging Euronav holders and Frontline agreed to issue to Hemen the same number of restricted shares of Frontline in full satisfaction of the share lending arrangement. In August 2022, Frontline issued 19,091,910 shares to Hemen in full settlement of the share lending arrangement. Following this issuance, Frontline has a total of 222,622,889 shares issued and outstanding.
In August 2022, the Company entered into a fixed rate time charter-out contract for one LR2/Aframax tanker to a third party on a three-year time charter, at a daily base rate of $31,500.
In August 2022, the Company took delivery of the VLCC newbuilding, Front Tana, from Hyundai Heavy Industries (“HHI”) and drew down $65.0 million under its senior secured term loan facility of up to $65.0 million with ING Bank to partially finance the delivery.
In September 2022, Mr. Jens Martin Jensen resigned as a Director of the Company.
In September 2022, the Company entered into a fixed rate time-charter contract for one LR2/Aframax tanker to a third party on a three-year time charter, at a daily base rate of $34,500.
In October 2022, the Company appointed Mr. Marios Demetriades as a Director of the Company. Please see “Management.”
On October 11, 2022, the Company received the notification of non-objection to the completion of the economic concentration between Frontline and Euronav from the General Authority for Competition of Saudi Arabia. Under the Combination Agreement, the Combination (as defined below) will not be consummated until receipt of the necessary clearance decisions, consents, waivers, or non-objection certificates, or expiry or early termination of any applicable waiting periods from the Ministry of Economy in France as well.
In October 2022, the Company took delivery of the VLCC newbuilding, Front Gaula, from HHI and drew down $65.0 million under its senior secured term loan facility of up to $65.0 million with ABN AMRO Bank N.V. to partially finance the delivery.
Borrowing Activities
In July 2022, the Company entered into a senior secured term loan facility in an amount of up to $252.4 million with a number of banks to refinance an existing term loan facility with total balloon payments of $233.4 million due in the first quarter of 2023. The new facility has a tenor of 5 years, carries an interest rate of SOFR plus a margin of 180 basis points, and has an amortization profile of approximately 18 years commencing on the delivery date from the yard. The existing facility carried an interest rate of LIBOR plus a margin of 190 basis points. The facility was fully drawn down in August 2022 and $223.9 million of the refinanced facility has been recorded in long-term debt as of June 30, 2022.

The Combination Agreement
Entry into a Definitive Combination Agreement and Plan of Merger
On July 10, 2022, Frontline entered into a definitive combination agreement for a stock-for-stock combination with Euronav based on an exchange ratio of 1.45 Frontline-shares for every 1.0 Euronav-share (the “Combination”), which was unanimously approved by all the members of Frontline’s Board of Directors and by all members of Euronav’s Supervisory Board.
On the terms and subject to the conditions set forth in the Combination Agreement, Frontline will relocate from Bermuda to Cyprus by way of Frontline being discontinued out of Bermuda and continuing its existence in Cyprus as a Cyprus public limited liability company (the Redomiciliation referenced in the registration statement on Form F-4, of which this Proxy Statement/Prospectus forms a part), Frontline shall after the completion of the Redomiciliation make a voluntary conditional exchange offer for all outstanding shares of Euronav at an exchange ratio of 1.45 Frontline shares for 1.0 Euronav share (the “Consideration Shares”), and Frontline and Euronav shall initiate a process whereby Euronav merges into Frontline (the “Merger”) with Frontline as the surviving entity (the “Combined Group”). Assuming all Euronav shares are tendered in the Tender Offer, the Tender Offer will result in Euronav shareholders, excluding both Frontline and Famatown, owning approximately 48% of the issued share capital of the Combined Group and Frontline shareholders, including Famatown, owning approximately 52%.
This transaction is subject to customary conditions precedent, certain of which are described herein, including the completion of the Redomiciliation and certain other important conditions in relation to the Tender Offer and the Merger. The Redomiciliation is not conditioned on the completion of the Tender Offer, the Merger or the Combination Transactions.
Certain conditions to the Combination Agreement
The Redomiciliation Completion shall be conditional upon the following Redomiciliation Conditions and applicable law: (a) Frontline becoming a tax resident in Cyprus; (b) the approval of the Redomiciliation Proposal by the Special General Meeting having been received; (c) the issuance of the Temporary Redomiciliation Certificate from the Cyprus Companies’ Registry; and (d) the fulfilment of all requirements under applicable law to ensure continued listing of Frontline on the NYSE and the OSE, including but not limited to: (i) the registration statement on Form F-4, of which this Proxy Statement/Prospectus forms a part, becoming effective under the Securities Act; and (ii) the Frontline (Cyprus) shares being approved for listing on NYSE, subject to the Redomiciliation Completion.
Completion of the Tender Offer is subject to customary closing conditions, including, among others specified in the Combination Agreement, (i) the Redomiciliation having occurred, (ii) the approval of the listing of the Consideration Shares on Euronext Brussels, NYSE and OSE subject to completion of the Tender Offer, (iii) the receipt of required regulatory approvals (noting that on October 11, 2022, the Company received the notification of non-objection to the completion of the economic concentration between Frontline and Euronav from the General Authority for Competition of Saudi Arabia), (iv) Frontline owning post Tender Offer at least 50% +1 of all the outstanding shares in Euronav (excluding treasury shares unable to be tendered) and (v) the absence of any material adverse change as set forth under the Combination Agreement.
Completion of the Merger is subject to customary closing conditions, including, among others specified in the Combination Agreement, the approval of the shareholders of Frontline and Euronav at the respective shareholders meeting convened for the purpose of voting to approve the Merger.
Frontline shareholders are not being asked in this registration statement to vote on the Tender Offer and Merger, which will be contemplated in a separate registration statement and other documents filed with the SEC.

Undertakings by certain shareholders in Frontline
Hemen and other entities related to it own and beneficially own an aggregate of 35.6% of Frontline’s ordinary shares.  Famatown and other entities related to it own and beneficially own an aggregate of 19% of Euronav’s ordinary shares. Hemen and Famatown and other entities related to them have agreed to take necessary corporate resolutions and at shareholders meetings of Frontline and Euronav use the voting rights attached to their shares to vote in favor of any resolution necessary to consummate the transactions outlined in the Combination Agreement, including the Redomiciliation.
Board of Directors and Executive Management
Our Board of Directors will continue as our Board of Directors upon effectiveness of the Redomiciliation. Our current Board is composed of John Fredriksen, James O’Shaughnessy, Ola Lorentzon, Ole B. Hjertaker, Steen Jakobsen and Marios Demetriades. If and when the Tender Offer is closed, unless Frontline holds 75% or more of Euronav’s outstanding shares (excluding treasury shares held by Euronav unable to be tendered in the Tender Offer) upon completion of the Tender Offer, the period between completion of the Tender Offer and the completion of the Merger or the completion of the squeeze-out or 30 months from the last tender offer settlement, whichever is earlier, a one-tier board comprising a maximum of seven directors will be implemented by Frontline, with the following appointment and nomination rights: three of the current independent directors of Euronav will be appointed to the Frontline’s board as independent directors, Hemen will have the right to nominate (i)  three non-independent directors as long as its shareholding in Frontline is greater than or equal to 20% of the shares outstanding in Frontline, (ii) two non-independent directors if its shareholding in Frontline is lower than 20% of the shares outstanding in Frontline but greater than or equal to 15% of the shares outstanding in Frontline, and (iii) one non-independent director if its shareholding in Frontline is lower than 15% of the shares outstanding in Frontline but greater than or equal to 7.5% of the shares outstanding in Frontline (but shall have no nomination or appointment right if its shareholding in Frontline is lower than 7.5%), and one new independent director, who will also serve as chairman of Frontline, will be identified by Euronav and Hemen jointly, whereby Frontline’s Nomination Committee shall – in its public recommendation – confirm that such composition is to be retained for at least 30 months in Frontline’s corporate interest and to set out respective reasoning for such composition and the importance and relevance of at least each of the current independent directors of Euronav for Frontline’s board of directors.
After completion of the Tender Offer, if Frontline holds 75% or more of Euronav’s outstanding shares (excluding treasury shares held by Euronav unable to be tendered in the Tender Offer), or after completion of the Merger or completion of the squeeze-out, a one-tier board comprising a maximum of seven directors will be implemented by Frontline for a period ending 54 months after completion of the Tender Offer or completion of the merger if no Tender Offer took place prior thereto, with the following appointment and nomination rights: three of the current independent directors of Euronav will be appointed to Frontline’s board as independent directors, Hemen will have the right to nominate (i) two non-independent directors as long as its shareholding in Frontline is greater than or equal to 15% of the shares outstanding in Frontline, and (ii) one non-independent director if its shareholding in Frontline is lower than 15% of the shares outstanding in Frontline but greater than or equal to 7.5% of the shares outstanding in Frontline (but shall have no nomination or appointment right if its shareholding in Frontline is lower than 7.5%) and two new independent directors, including the chairman of the board of Frontline, will be identified by Euronav and Hemen jointly.
Mr. Hugo De Stoop, the Chief Executive Officer of Euronav, will be appointed as Chief Executive Officer of Frontline upon completion of the Tender Offer.

Termination
The Combination Agreement provides for certain termination rights for both Frontline and Euronav, including the automatic termination in case completion of the Merger has not taken place before the date falling three years after completion of the Tender Offer.
No Solicitation; Withdrawal of Board of Directors Recommendation
The Combination Agreement provides that, during the period from the date of the Combination Agreement until the completion of the Tender Offer, or until the earlier termination of the Combination Agreement in accordance with its terms each of Frontline and Euronav will be subject to certain restrictions on its ability to solicit, seek, initiate or encourage the making of any inquiry, expression of interest, proposal or offer relating to certain alternative acquisition proposals from third parties, subject to customary exceptions. Each of Frontline and Euronav will also be, subject to certain exceptions, restricted in its ability to withdraw, condition or amend the recommendation of its Board of Directors.
The foregoing description of the Combination Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Combination Agreement, a copy of which is annexed hereto as Exhibit 2.1.
INFORMATION ABOUT EURONAV NV
Euronav is an independent tanker company engaged in the ocean transportation and storage of crude oil. The company is headquartered in Antwerp, Belgium, and has offices throughout Europe and Asia. Euronav is listed on Euronext Brussels and on the NYSE under the symbol “EURN.” Euronav employs its fleet both on the spot and period market. VLCCs on the spot market are traded in the Tankers International pool of which Euronav is one of the major partners. Euronav’s owned and operated fleet consists of two V-Plus vessels, 40 VLCCs (with further three under construction), 24 Suezmaxes (of which two vessels time chartered in) with a further three under construction and 2 FSO vessels.
THE REDOMICILIATION
General
We intend to change our jurisdiction of incorporation from Bermuda to Cyprus, and we refer to this change as the “Redomiciliation.”
Upon the issuance of the Temporary Redomiciliation Certificate by the Cyprus Companies’ Registry, we will be domesticated and continue as a Cyprus company with the name “Frontline Plc.”. Under Bermuda and Cyprus law, the Redomiciliation into Cyprus is deemed effective upon the issuance of the Temporary Redomiciliation Certificate by the Cyprus Companies’ Registry and the Company will be deemed to be a Cypriot company, subject to the Cypriot Companies Law from such date. After the Redomiciliation becomes effective, we will deliver a copy of the Temporary Redomiciliation Certificate to the Registrar in Bermuda. For more information please see the section entitled “The Redomiciliation.”
Comparison of Shareholder Rights
The Redomiciliation will change our jurisdiction of incorporation from Bermuda to Cyprus and, as a result, our constitutional documents will change and will be governed by Cyprus rather than Bermuda law. There are differences between the governing corporate law of Bermuda and Cyprus. We describe these and other changes in more detail under “The Redomiciliation—Shareholder Rights” below. However, our business, assets and liabilities on a consolidated basis, as well as our Board of Directors and executive officers, will be the same upon completion of the Redomiciliation as they are prior to the Redomiciliation.

Redomiciliation Share Conversion
Under our Memorandum of Association, our authorized share capital consists of 500,000,000 ordinary shares, par value $1.00 per share. The number of ordinary shares issued and outstanding as of October 25, 2022 is 222,622,889.
In the Redomiciliation, each ordinary share of Frontline (Bermuda) that is issued and outstanding immediately prior to the effective time of the Redomiciliation will automatically convert by operation of law into one ordinary share in the share capital of Frontline (Cyprus), at the same nominal value. It is not necessary for shareholders of Frontline (Bermuda) who currently hold share certificates to exchange their existing share certificates for certificates of ordinary shares of Frontline (Cyprus). See “The Redomiciliation—Redomiciliation Share Conversion” below.
In addition, at the Special General Meeting of shareholders described herein, we are asking our shareholders to approve, among other things, an increase of Frontline’s authorized share capital from $500,000,000 (divided into 500,000,000 ordinary shares, par value $1.00), to $600,000,000 (divided into 600,000,000 ordinary shares, par value $1.00), by the creation of an additional 100,000,000 ordinary shares, par value $1.00, with such newly created ordinary shares to be of the same category and have the same rights and to rank pari passu with the existing ordinary shares in all respects.
Effects and Advantages of the Redomiciliation
Our Board of Directors believes that there are advantages of the Redomiciliation. As a well-established shipping and ship management center, Cyprus is expected to provide many benefits to the Company, including but not limited to recruitment of experienced commercial and administrative and management personnel, a comprehensive tonnage tax regime, approved by the European Union, and a geographically advantageous position between our key market time zones. In addition, the completion of the Redomiciliation is a condition of launching and closing the Tender Offer and the Merger. Please see “The Redomiciliation—Effects and Advantages of the Redomiciliation.”
Material Tax Consequences of the Redomiciliation
We do not believe that we or our shareholders will be subject to taxation in Bermuda or Cyprus as a result of the Redomiciliation. Specifically, in relation to Cyprus tax law provisions, no taxing circumstances arise at the time of the Redomiciliation of Frontline (Cyprus) and, consequently, no tax liabilities arise as a result of any provision under Cyprus tax law. However, the provisions of Cyprus tax law shall apply on the assessment of the incomes of Frontline (Cyprus), which may result in a higher tax rate being applied to taxable profits, depending on the nature of such profits and/or income. Similarly, the provisions of the Cyprus tax law and double tax treaties shall generally apply in relation to the distributions of profits by the company to its shareholders.
We expect the Redomiciliation to qualify as a tax-free “reorganization” for purposes of U.S. federal income tax matters and, as such, we expect that neither we nor U.S. Holders will be subject to U.S. federal income taxation as a result of the Redomiciliation. See “Taxation.”

RISK FACTORS
Any investment in our securities involves a high degree of risk, including the risks described below. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Forward-Looking Statements.”
Risk Factor Summary
We are engaged in the seaborne transportation of crude oil and oil products. Some of the risks summarized below and discussed in greater detail in the following pages relate principally to the industry in which we operate, shipping generally, and to our business. Other risks relate principally to the ownership of our securities. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results and ability to pay dividends on our shares, or the trading price of our shares.
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Upon the completion of the Redomiciliation, your rights as a shareholder of Frontline will arise under Cyprus law and the Company’s constitutional documents and we will be required to adopt new constitutional documents in accordance with Cyprus law.

•	The Redomiciliation may result in adverse tax consequences for you.
•	There is no assurance when or if the Tender Offer or the Merger will be completed.
•	The Combined Group may not realize all of the anticipated benefits of the Merger.
•	If the tanker industry, which historically has been cyclical and volatile, declines in the future, our revenue, earnings and available cash flow may be adversely affected.
•	Any decrease in shipments of crude oil may adversely affect our financial performance.
•	An over-supply of tanker capacity may lead to reductions in charter rates, vessel values and profitability.
•	A shift in consumer demand from oil towards other energy sources or changes to trade patterns for crude oil or refined oil products may have a material adverse effect on our business.
•	Technological innovation and quality and efficiency requirements from our customers could reduce our charterhire income and the value of our vessels.
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We rely on our and our ship managers’ information systems to conduct our business, and failure to protect these systems against security breaches could adversely affect our business and results of operations, including on our vessels. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

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Increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.

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Risks involved with operating ocean-going vessels could result in the loss of life or harm to our seafarers, environmental accidents or affect our business and reputation, which could have a material adverse effect on our results of operations and financial condition.

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If economic conditions throughout the world deteriorate or become more volatile, it could impede our operations. Political instability, terrorist or other attacks, war, international hostilities and public health threats can affect the tanker industry, which may adversely affect our business.

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If our vessels call at ports located in countries or territories that are the subject of sanctions or embargoes imposed by the U.S., the European Union, the United Nations or other governments, it could lead to monetary fines or penalties and adversely affect our reputation and the market for our ordinary shares.

•	Compliance with safety and other vessel requirements imposed by classification societies may be costly and could reduce our net cash flows and net income.
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We are subject to complex laws and regulations, including environmental laws and regulations that can increase our liability and adversely affect our business, results of operations and financial condition.

•	We are dependent on the spot market and any decrease in spot charter rates in the future may adversely affect our earnings and our ability to pay dividends.
•	Changes in the price of fuel, or bunkers, may adversely affect our profits.
•	The operation of tankers involves certain unique operational risks.
•	Because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels which may adversely affect our earnings or could cause us to incur impairment charges.
•	We may be unable to successfully compete with other vessel operators for charters, which could adversely affect our results of operations and financial position.
•	We may be unable to comply with the covenants contained in our loan agreements, which could affect our ability to conduct business.
•	Failure to comply with the U.S. Foreign Corrupt Practices Act and other anti-corruption laws could result in fines, criminal penalties and an adverse effect on our business.
•	We may not be able to obtain financing on terms acceptable to us or at all, which may negatively impact our business.
•	We may be required to record a further goodwill impairment loss, which could have a material adverse effect on our results of operations and financial position.
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If we do not set aside funds and are unable to borrow or raise funds for vessel replacement at the end of a vessel’s useful life our revenue will decline, which would adversely affect our business, results of operations, financial condition and ability to pay dividends.

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Certain of our directors, executive officers and major shareholders may have interests that are different from the interests of our other shareholders, including Hemen, which may be able to exercise significant influence over us.

•	We may be unable to attract and retain key management personnel in the tanker industry, which may negatively impact the effectiveness of our management and our results of operation.
•	We may not have adequate insurance to compensate us if our vessels are damaged or lost.
•	Because our offices and most of our assets are outside the United States, you may not be able to bring suit against us, or enforce a judgment obtained against us in the United States.
•	United States tax authorities could treat the Company as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to United States shareholders.
•	We may not qualify for an exemption under Section 883 of the Code, and may therefore have to pay tax on United States source income, which would reduce our earnings.
•	The price of our ordinary shares historically has been volatile.
•	Future sales of our ordinary shares could have an adverse effect on our share price.

Risks Relating to the Change in Our Place of Incorporation
Currently, your rights as a shareholder of Frontline arise under Bermuda law as well as our existing Bermuda Current Constitution and Amended and Restated Bye-Laws. Upon effectiveness of the Redomiciliation, your rights as a shareholder of Frontline will arise under Cyprus law and the new Frontline Cyprus Amended and Restated Charter and we will be required to adopt new constitutional documents in the form of the Frontline Cyprus Amended and Restated Charter in accordance with Cyprus law.
Upon effectiveness of the Redomiciliation, the rights of shareholders of Frontline (Bermuda) will arise under Cyprus law and the Frontline Cyprus Amended and Restated Charter. The Frontline Cyprus Amended and Restated Charter, as approved at the Special General Meeting, will be effective from the date the Temporary Redomiciliation Certificate is issued by the Cyprus Companies' Registry. The Company’s Current Constitution and Amended and Restated Bye-Laws, as amended by the Discontinuation Amendment, as approved at the Special General Meeting, will be abolished by operation of law on the date the Temporary Certificate of Redomiciliation is issued and replaced in their entirety with the Frontline Cyprus Amended and Restated Charter.  The Frontline Cyprus Amended and Restated Charter and Cyprus law contain provisions that differ in some respects from those in our current constitutional documents and Bermuda law. In view of the differences between Cyprus law and Bermuda law, some of your rights as a shareholder of Frontline (Cyprus) could differ materially from the rights you currently possess as a shareholder of Frontline (Bermuda). The Frontline Cyprus Amended and Restated Charter will be substantially the same as our Current Constitution, subject to changes to conform to the Cyprus Companies Law (noting that the Frontline Cyprus Amended and Restated Charter will contain certain additional interim governance provisions pursuant to the Combination Agreement). See “Bermuda and Cyprus Corporate Law" where we describe material provisions under the law of Bermuda and the law of Cyprus relating to your rights as a shareholder. The form of Frontline Cyprus Amended and Restated Charter of Frontline (Cyprus) is filed as Annex B to the registration statement of which this Proxy Statement/Prospectus is a part.
After the Redomiciliation, Frontline (Cyprus) will be partly subject to the mandatory take-over provisions as set out in the Norwegian Securities Trading Act chapter 6, and partly to the provisions set out in the Public Takeover Bids for the Acquisition of Securities of Companies and Related Matters Law (Law 41(I)/2007) as amended by law 47(I)/2009 and 7(Ι)/2015 of Cyprus.
The threshold at which the mandatory bid obligations are triggered, including possible exemptions from the obligation to present a bid (including possible exemptions for subsequent sale of shares), is subject to Cyprus law, pursuant to which a mandatory takeover bid is required where a person indirectly or directly acquires (together with persons acting in concert with the aforementioned person) a percentage of 30% or more of the existing voting rights in the Company.
Reaching this threshold, the shareholder shall make an unconditional general offer for the purchase of the remaining shares in Frontline (Cyprus). The obligation to make an unconditional offer also applies where a shareholder, directly or indirectly, already holds 30% or more but less than 50%, of the voting rights in Frontline (Cyprus) (i.e. that the shareholder held such amount of shares prior to listing or have inherited such shares) and such shareholder intends to increase the said percentage.

    If the shareholder holds more than 50% of the voting rights, the Cyprus authorities might, subject to application from the relevant shareholder, exempt such shareholder from the bidding obligation, if the proposed acquisition does not affect the rights of the minority shareholders of Frontline (Cyprus).
The takeover supervisory authority with respect to the threshold is the Cyprus Securities and Exchange Commission.
Questions concerning consolidation of shareholdings in relation to the threshold at which the mandatory bid obligation is triggered are subject to Cyprus law. The bidding process, including questions concerning the compensation offered in connection with the bid, in particular the bid price, the bid procedure, information on the bidder’s decision to present a bid, the content of the offer document and the publication of the bid, is subject to Norwegian law, i.e. the Norwegian Securities Trading Act. The takeover supervisory authority with respect to these issues is Oslo Børs, and the offer is subject to approval by Oslo Børs before submission to the shareholders. Where an agreement on acquisition of shares triggers the bid obligation, the shareholder shall without delay notify the takeover supervisory authority and Frontline (Cyprus) accordingly. The notification shall state whether a bid will be made to buy the remaining shares in Frontline (Cyprus). The takeover supervisory authority shall make the notification available to the public.
The bid shall be made without undue delay and at the latest four weeks after the mandatory bid obligation was triggered, and shall encompass all the remaining shares of Frontline (Cyprus). The bid price must be at least as high as the highest price paid or agreed to be paid by the offeror in the six-month period prior to the date the above threshold was exceeded, but equal to the market price if the market price was clearly higher when the threshold was exceeded. In the event that the acquirer thereafter, but prior to the expiration of the bid period acquires, or agrees to acquire, additional shares at a higher price, the acquirer is obliged to restate its bid at that higher price. The bid shall state a time limit for shareholders to accept the bid, not to be shorter than four weeks or longer than six weeks.
The offeror is required to make an offer document complying with Norwegian law, and such document requires approval by the takeover supervisory authority (Oslo Børs) before the bid is made public.
In the mandatory bid, all shares of Frontline (Cyprus) must be treated equally. The mandatory bid must be made in cash or contain a cash alternative at least equal in value to any non-cash offer.
The Redomiciliation may result in adverse tax consequences for you.
The Redomiciliation will be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code, in which the holders of Frontline ordinary shares will be deemed to exchange their shares for equivalent shares of a Cyprus corporation. U.S. holders will not recognize taxable gain or loss as a result of the Redomiciliation for U.S. federal income tax purposes. U.S. holders should consult their own tax advisors regarding the Redomiciliation, including with respect to the taxability of dividends received by shareholders from a Cyprus company.

Risks Relating to the Tender Offer or the Merger
There is no assurance when or if the Tender Offer or the Merger will be completed.
Completion of the Tender Offer is subject to customary closing conditions, including, among others specified in the Combination Agreement, (i) the Redomiciliation having occurred, (ii) the approval of the listing of the Consideration Shares on Euronext Brussels, NYSE and OSE subject to completion of the Tender Offer, (iii) the receipt of required regulatory approvals (noting that on October 11, 2022, the Company received the notification of non-objection to the completion of the economic concentration between Frontline and Euronav from the General Authority for Competition of Saudi Arabia), (iv) Frontline owning post Tender Offer at least 50% +1 of all the outstanding shares in Euronav (excluding treasury shares unable to be tendered) and (v) the absence of any material adverse change as set forth under the Combination Agreement.
The completion of the Merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Combination Agreement, including, among others, the completion of the Redomiciliation. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the Merger. Each party’s obligation to complete the Merger is also subject to the accuracy of the representations and warranties of the other party (subject to certain qualifications and exceptions) and the performance in all material respects of the other party’s covenants under the Combination Agreement.
As a result of these conditions, in addition to complexities related to the exchange process and settlement, there is no assurance that the Tender Offer or the Merger will be completed on the terms or timeline currently contemplated, or at all.
Failure to complete the Tender Offer or Merger would prevent Frontline and Euronav from realizing the anticipated benefits of the Tender Offer or Merger, respectively. Each company would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. Any delay in completing the Tender Offer or Merger may significantly reduce the benefits that Frontline and Euronav expect to achieve if they successfully complete the Tender Offer and/or Merger within the expected timeframe and integrate their respective businesses.
The Combined Group may not realize all of the anticipated benefits of the Tender Offer and Merger.
Frontline believes that the Tender Offer and Merger will provide benefits to the Combined Group, including, but not limited to, creating a leading independent large crude tanker operator with an anticipated market capitalization of more than $4 billion, based on market values of Frontline and Euronav as of July 8, 2022 (as adjusted for the shares in Euronav currently held by Frontline); shaping a new era of sustainable shipping with best-in-class decarbonisation targets through leveraging the companies’ extensive and complementary platforms and capabilities; and enhancing performance through incremental synergies. However, there is a risk that some or all of the expected benefits of the Tender Offer and Merger may fail to materialize, or may not occur within the time periods anticipated. The realization of such benefits may be affected by a number of factors, many of which are beyond the control of Frontline, including but not limited to the strength or weakness of the economy and competitive factors in the areas where Frontline and Euronav do business, the effects of competition in the markets in which Frontline and Euronav operate, and the impact of changes in the laws and regulations regulating the seaborne transportation or refined petroleum products industries or affecting domestic or foreign operations. The challenge of coordinating previously separate businesses makes evaluating the business and future financial prospects of the Combined Group following the Tender Offer and Merger difficult. Frontline and Euronav have operated and, until completion of the Tender Offer and Merger, will continue to operate, independently. The success of the Tender Offer and Merger, including anticipated benefits and cost savings, will depend, in part, on the ability to successfully integrate the operations of both companies in a manner that results in various benefits, including, among other things, an expanded market reach and operating efficiencies, and that does not materially disrupt existing relationships nor result in decreased revenues or dividends. The past financial performance of each of Frontline and Euronav may not be indicative of their future financial performance. Realization of the anticipated benefits in the Tender Offer and Merger will depend, in part, on the Combined Group’s ability to successfully integrate Frontline and Euronav businesses. The Combined Group will be required to devote significant management attention and resources to integrating its business practices and support functions. The diversion of management’s attention and any delays or difficulties encountered in connection with the Tender Offer and Merger and the coordination of the two companies’ operations could have an adverse effect on the business, financial results, financial condition or the share price of the Combined Group following the Tender Offer and Merger. The coordination process may also result in additional and unforeseen expenses.
Failure to realize all of the anticipated benefits of the Tender Offer and Merger may impact the financial performance of the Combined Group, the price of Frontline’s ordinary shares and the ability of Frontline to pay dividends, if any, on its ordinary shares. The declaration of dividends by Frontline, if any, will be at the discretion of its Board of Directors in accordance with Frontline’s dividend policy.

Certain tax risks relating to the Tender Offer and the Merger
Frontline and Euronav intend for the Merger to qualify as a tax-free reorganization for U.S. federal income tax purposes. Neither Frontline nor Euronav has sought, and neither will seek, any ruling from the Internal Revenue Service regarding the Merger. As a condition to closing, Seward & Kissel LLP will deliver an opinion to the effect that the Merger will constitute a tax-free reorganization for U.S. federal income tax purposes. There can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position that the Merger fails to qualify as a tax-free reorganization for U.S. federal income tax purposes. If the Merger were to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes, shareholders of Euronav could be subject to tax on gains, if any, realized upon the exchange of Euronav ordinary shares for Frontline ordinary shares. Conversely, if consistent with the intention of Frontline and Euronav, the Merger qualifies as a tax-free reorganization, shareholders of Euronav will not be permitted to recognize a loss, if any, realized upon the exchange of Euronav ordinary shares for Frontline ordinary shares.
In addition, failure to complete the Merger may result in adverse tax consequences to Euronav shareholders that tendered shares pursuant to the Tender Offer. In the event of a failure to complete the Merger, Euronav shareholders that are U.S. persons will be required to recognized gain or loss to the extent of the difference between (x) the value of the Frontline shares received pursuant to the Tender Offer at the time of the exchange and (y) the U.S. persons’ adjusted U.S. federal income tax bases in their Euronav shares. Euronav shareholders should consult their own tax advisors in relation to the Tender Offer and the Merger.
Risks Related to Our Industry
If the tanker industry, which historically has been cyclical and volatile, declines in the future, our revenues, earnings and available cash flow may be adversely affected.
Historically, the tanker industry has been highly cyclical, with volatility in profitability, charter rates and asset values resulting from changes in the supply of, and demand for, tanker capacity and changes in the supply of and demand for oil and oil products. These factors may adversely affect the rates payable and the amounts we receive in respect of our vessels. Our ability to re-charter our vessels on the expiration or termination of their current spot and time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, economic conditions in the tanker market and we cannot guarantee that any renewal or Amended and Restated Charters we enter into will be sufficient to allow us to operate our vessels profitably. Our revenues are affected by our strategy to employ some of our vessels on time charters, which have a fixed income for a pre-set period of time as opposed to trading ships in the spot market where their earnings are heavily impacted by the supply and demand balance. If we are not able to obtain new contracts in direct continuation with existing charters or for newly acquired vessels, or if new contracts are entered into at charter rates substantially below the existing charter rates or on terms otherwise less favorable compared to existing contracts terms, our revenues and profitability could be adversely affected.
The factors that may influence demand for tanker capacity include:
•	Supply of and demand for oil and oil products;
•	global and regional economic and political conditions, including developments in international trade, national oil reserves policies, fluctuations in industrial and agricultural production;
•	national policies regarding strategic oil inventories (including if strategic reserves are set at a lower level in the future as oil decreases in the energy mix);
•	regional availability of refining capacity and inventories compared to geographies of oil production regions;

•	changes in seaborne and other transportation patterns, including changes in the distances over which tanker cargoes are transported by sea;
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increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•	currency exchange rates, most importantly versus USD;
•	weather and acts of God and natural disasters;
•	competition from alternative sources of energy and from other shipping companies and other modes of transport;
•	international sanctions, embargoes, import and export restrictions, nationalizations, piracy, terrorist attacks and armed conflicts, including the recent conflict between Russia and Ukraine;
•
legal and regulatory changes including regulations adopted by supranational authorities and/or industry bodies, such as safety and environmental regulations and requirements by major oil companies; and

•	diseases and viruses, affecting livestock and humans, including pandemics, such as the COVID-19 outbreak.
The factors that influence the supply of tanker capacity include:
•	current and expected purchase orders for tankers;
•	the number and size of newbuilding orders and deliveries, as may be impacted by the availability of financing for new vessels and shipping activity;
•	the number of shipyards and ability of shipyards to deliver vessels;
•	any potential delays in the delivery of newbuilding vessels and/or cancellations of newbuilding orders;
•	availability of financing for new vessels and shipping activity;
•	the degree of recycling of older vessels, depending, amongst other things, on recycling rates and international recycling regulations;
•	the number of vessel casualties;
•	technological advances in tanker design and capacity;
•	tanker freight rates, which are affected by factors that may affect the rate of newbuilding, swapping and laying up of tankers;
•	port and canal congestion;
•	slow-steaming of vessels;
•	the price of steel and vessel equipment;

•	the number of conversions of tankers to other uses or conversions of other vessels to tankers;
•	the number of tankers that are out of service, namely those that are laid-up, dry docked, awaiting repairs or otherwise not available for hire;
•
business disruptions, including supply chain disruptions and congestion, due to natural or other disasters or otherwise, such as the ongoing COVID-19 pandemic, and any lockdown measures imposed by governments in regions whose economic conditions have a direct correlation demand for tanker products, including China;

•	changes in government and industry environmental and other regulations that may limit the useful lives of tankers;
•	changes in national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage;
•	environmental concerns and uncertainty around new regulations in relation to, amongst others, new technologies which may delay the ordering of new vessels; and
•	government subsidies of shipbuilding.
In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance costs, insurance coverage costs, and the efficiency and age profile of the existing tanker fleet. The factors affecting the supply and demand for tankers have been volatile and are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable, including those discussed above. Market conditions were volatile in 2021 and continued volatility may reduce demand for transportation of oil over longer distances and increase the supply of tankers to carry that oil, which may have a material adverse effect on our business, financial condition, results of operations, cash flows, ability to pay dividends and existing contractual obligations.
Any decrease in shipments of crude oil may adversely affect our financial performance.
The demand for our oil tankers derives primarily from demand for Arabian Gulf, West African, North Sea, Caribbean, Russian and US Shale crude oil, which, in turn, primarily depends on the economies of the world’s industrial countries and competition from alternative energy sources. Any decrease in shipments of crude oil or change in trade patterns from the above-mentioned geographical areas would have a material adverse effect on our financial performance. Among the factors which could lead to such a decrease are:
•	increased crude oil production from other areas;
•	increased refining capacity in the Arabian Gulf or West Africa;
•	increased use of existing and future crude oil pipelines in the Arabian Gulf or West Africa;
•	a decision by oil-producing nations to increase their crude oil prices or to further decrease or limit their crude oil production;
•	armed conflict between Ukraine and Russia and the resultant sanctions;
•	armed conflict in the Arabian Gulf and West Africa and political or other factors; and
•	the development, availability and the costs of nuclear power, natural gas, coal and other alternative sources of energy.
In addition, volatile economic conditions affecting world economies may result in reduced consumption of oil products and a decreased demand for our vessels and lower charter rates, which could have a material adverse effect on our earnings and our ability to pay dividends.

An over-supply of tanker capacity may lead to reductions in charter rates, vessel values and profitability.
In recent years, shipyards have produced a large number of new tankers. If the capacity of new vessels delivered exceeds the capacity of tankers being scrapped and converted to non-trading tankers, tanker capacity will increase. If the supply of tanker capacity increases and the demand for tanker capacity does not increase correspondingly, charter rates could materially decline. A reduction in charter rates and the value of our vessels may have a material adverse effect on our results of operations, our ability to pay dividends and our compliance with current or future covenants in any of our agreements.
A shift in consumer demand from oil towards other energy sources or changes to trade patterns for crude oil or refined oil products may have a material adverse effect on our business.
A significant portion of our earnings are related to the oil industry. A shift in or disruption of consumer demand from oil towards other energy sources such as electricity, natural gas, liquified natural gas, hydrogen or ammonia will potentially affect the demand for our vessels. A shift from the use of internal combustion engine vehicles may also reduce the demand for oil. These factors could have a material adverse effect on our future performance, results of operations, cash flows and financial position
“Peak oil” is the year when the maximum rate of extraction of oil is reached. Recent forecasts of “peak oil” range from 2019 to the 2040s, depending on economics and how governments respond to global warming. Irrespective of “peak oil”, the continuing shift in consumer demand from oil towards other energy resources such as wind energy, solar energy, hydrogen energy or nuclear energy, which shift appears to be accelerating as a result of the COVID-19 situation, as well shift in government commitments and support for energy transition programs, may have a material adverse effect on our future performance, results of operations, cash flows and financial position.
Seaborne trading and distribution patterns are primarily influenced by the relative advantage of the various sources of production, locations of consumption, pricing differentials and seasonality. Changes to the trade patterns of crude oil or refined oil products may have a significant negative or positive impact on the ton-mile and therefore the demand for our tankers. This could have a material adverse effect on our future performance, results of operations, cash flows and financial position.
Technological innovation and quality and efficiency requirements from our customers could reduce our charterhire income and the value of our vessels.
Our customers, in particular those in the oil industry, have a high and increasing focus on quality and compliance standards with their suppliers across the entire supply chain, including the shipping and transportation segment. Our continued compliance with these standards and quality requirements is vital for our operations. The charterhire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new tankers are built that are more efficient or more flexible or have longer physical lives than our vessels or utilize more environmentally sustainable propulsion technologies, competition from these more technologically advanced vessels could adversely affect the amount of charterhire payments we receive for our vessels and the resale value of our vessels could significantly decrease. Similarly, technologically advanced vessels may be needed to comply with future environmental laws, the investment in which along with the foregoing could have a material adverse effect on our results of operations, charterhire payments and resale value of vessels. This could have an adverse effect on our results of operations, cash flows, financial condition and ability to pay dividends.

We rely on our and our ship managers’ information systems to conduct our business, and failure to protect these systems against security breaches could adversely affect our business and results of operations, including on our vessels. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.
We rely on our computer systems and network infrastructure across our operations, including on our vessels. The safety and security of our vessels and efficient operation of our business, including processing, transmitting and storing electronic and financial information, are dependent on computer hardware and software systems, which are increasingly vulnerable to security breaches and other disruptions. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.
Our vessels rely on information systems for a significant part of their operations, including navigation, provision of services, propulsion, machinery management, power control, communications and cargo management. We have in place safety and security measures on our vessels and onshore operations to secure our vessels against cyber-security attacks and any disruption to their information systems. However, these measures and technology may not adequately prevent security breaches despite our continuous efforts to upgrade and address the latest known threats. A disruption to the information system of any of our vessels could lead to, among other things, wrong routing, collision, grounding and propulsion failure.
Beyond our vessels, we rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. The technology and other controls and processes designed to secure our confidential and proprietary information, detect and remedy any unauthorized access to that information were designed to obtain reasonable, but not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately. Such controls may in the future fail to prevent or detect, unauthorized access to our confidential and proprietary information. In addition, the foregoing events could result in violations of applicable privacy and other laws. If confidential information is inappropriately accessed and used by a third party or an employee for illegal purposes, we may be responsible to the affected individuals for any losses they may have incurred as a result of misappropriation. In such an instance, we may also be subject to regulatory action, investigation or liable to a governmental authority for fines or penalties associated with a lapse in the integrity and security of our information systems. Furthermore, from May 25, 2018, data breaches on personal data, as defined in the General Data Protection Regulation 2016/679 (EU), could lead to administrative fines up to €20 million or up to 4% of the total worldwide annual turnover of the company, whichever is higher.
Our operations, including our vessels, and business administration could be targeted by individuals or groups seeking to sabotage or disrupt such systems and networks, or to steal data, and these systems may be damaged, shutdown or cease to function properly (whether by planned upgrades, force majeure, telecommunications failures, hardware or software break-ins or viruses, other cyber-security incidents or otherwise). For example, the information systems of our vessels may be subject to threats from hostile cyber or physical attacks, phishing attacks, human errors of omission or commission, structural failures of resources we control, including hardware and software, and accidents and other failures beyond our control. The threats to our information systems are constantly evolving, and have become increasingly complex and sophisticated. Furthermore, such threats change frequently and are often not recognized or detected until after they have been launched, and therefore, we may be unable to anticipate these threats and may not become aware in a timely manner of such a security breach, which could exacerbate any damage we experience.
We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. A cyber-attack could result in significant expenses to investigate and repair security breaches or system damages and could lead to litigation, fines, other remedial action, heightened regulatory scrutiny and diminished customer confidence. In addition, our remediation efforts may not be successful and we may not have adequate insurance to cover these losses.
The unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could have a material adverse effect on our business, results of operations, cash flows and financial condition.
Moreover, cyber-attacks against the Ukrainian government and other countries in the region have been reported in connection with the recent conflicts between Russia and Ukraine. To the extent such attacks have collateral effects on global critical infrastructure or financial institutions, such developments could adversely affect our business, operating results and financial condition. At this time, it is difficult to assess the likelihood of such threat and any potential impact at this time.

Increasing scrutiny and changing expectations from investors, lenders and other market participants with respect to our Environmental, Social and Governance (“ESG”) policies may impose additional costs on us or expose us to additional risks.
Companies across all industries are facing increasing scrutiny relating to their ESG policies. Investor advocacy groups, certain institutional investors, investment funds, lenders and other market participants are increasingly focused on ESG practices and in recent years have placed increasing importance on the implications and social cost of their investments. The increased focus and activism related to ESG and similar matters may hinder access to capital, as investors and lenders may decide to reallocate capital or to not commit capital as a result of their assessment of a company’s ESG practices. Companies which do not adapt to or comply with investor, lender or other industry shareholder expectations and standards, which are evolving, or which are perceived to have not responded appropriately to the growing concern for ESG issues, regardless of whether there is a legal requirement to do so, may suffer from reputational damage, costs related to litigation, and the business, financial condition, and/or stock price of such a company could be materially and adversely affected.
We may face increasing pressures from investors, lenders and other market participants, who are increasingly focused on climate change, to prioritize sustainable energy practices, reduce our carbon footprint and promote sustainability. As a result, we may be required to implement more stringent ESG procedures or standards so that our existing and future investors and lenders remain invested in us and make further investments in us, especially given the highly focused and specific trade of crude oil transportation in which we are engaged. Such ESG corporate transformation calls for an increased resource allocation to serve the necessary changes in that sector, increasing costs and capital expenditure. If we do not meet these standards, our business and/or our ability to access capital could be harmed.
Additionally, certain investors and lenders may exclude oil transport companies, such as us, from their investing portfolios altogether due to ESG factors. These limitations in both the debt and equity capital markets may affect our ability to grow as our plans for growth may include accessing the equity and debt capital markets. If those markets are unavailable, or if we are unable to access alternative means of financing on acceptable terms, or at all, we may be unable to implement our business strategy, which would have a material adverse effect on our financial condition and results of operations and impair our ability to service our indebtedness. Further, it is likely that we will incur additional costs and require additional resources to monitor, report and comply with wide ranging ESG requirements. The occurrence of any of the foregoing could have a material adverse effect on our business and financial condition.
Risks Related to Shipping Generally
Risks involved with operating ocean-going vessels could result in the loss of life or harm to our seafarers, environmental accidents or affect our business and reputation, which could have a material adverse effect on our results of operations and financial condition.
The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:
•	loss of life or harm to seafarers;
•	a marine disaster;
•	environmental accidents;
•	cargo and property losses or damage; and
•	business interruptions caused by mechanical failure, human error, war, terrorism, piracy, political action in various countries, labor strikes, or adverse weather conditions.

Any of these circumstances or events could increase our costs or lower our revenues. The involvement of our vessels in an accident or oil spill or other environmental disaster may harm our reputation as a safe and reliable tanker operator. In June 2019 an explosion occurred on the Front Altair shortly after the vessel had passed through the Strait of Hormuz in the Persian Gulf. The 23 crew members onboard the Front Altair were unharmed after being rescued by a cargo vessel. The Company deployed emergency responders in a timely manner, who extinguished the fire on the vessel within hours of the incident and took precautions to limit any pollution. The vessel remained afloat and was successfully towed for repairs which were completed in November 2019. We procure insurance for our fleet against those risks that we believe the shipping industry commonly insures, which include hull and machinery insurance, protection and indemnity insurance covering environmental damage and pollution insurance, freight, demurrage and defense insurance which provides coverage to shipowners and operators for legal and other costs incurred in relation to disputes that are uninsured and war risk insurance. The total cost of repairs and related services to the Company in the year ended December 31, 2019 in connection with the Front Altair incident was $2.3 million, excluding amounts paid directly by our insurers, all of which has been recovered under our insurance policies. In addition the Company has recovered $3.7 million under its loss of hire insurance. This incident did not have a material impact on the Company’s results of operations or cash flows.
If economic conditions throughout the world deteriorate or become more volatile, it could impede our operations.
There has historically been a strong link between the development of the world economy and demand for energy, including oil and gas. An extended period of deterioration in the outlook for the world economy could reduce the overall demand for oil and gas and for our services. While market conditions have improved, continued adverse and developing economic and governmental factors, together with the concurrent volatility in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition and cash flows, and could cause the price of our ordinary shares to decline.
Our ability to secure funding is dependent on well-functioning capital markets and on an appetite to provide funding to the shipping industry. At present, capital markets are well-functioning and funding is available for the shipping industry. However, if global economic conditions worsen or lenders for any reason decide not to provide debt financing to us, we may not be able to secure additional financing to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due, or we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise. Relatedly, certain banks have reduced or ceased lending for oil cargoes, which could have an adverse economic impact on our customers.
If there is an economic slowdown in the Asia Pacific region, especially in China, it may have a negative effect on us of the recent slowdown in the rest of the world. In recent history, China has had one of the world’s fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The growth rate of China’s GDP for the year ended December 31, 2021, however, was approximately 8.1%, up from the growth rate of 2.3% for the year ended December 31, 2020. Following the emergence of the COVID-19, China experienced reduced industrial activity with temporary closures of factories and other facilities, labor shortages and restrictions on travel. As such, China and other countries in the Asia Pacific region may experience slowed or even negative economic growth in the future. Our financial condition and results of operations, as well as our future prospects, would likely be impeded by an economic downturn in any of these countries.
In addition, President Xi Jinping committed his country to achieving carbon neutrality by 2060 at the UN General Assembly despite that carbon emissions are currently a prominent part of China’s economic and industrial structure as it relies heavily on nonrenewable energy sources, generally lacks energy efficiency, and has a rapidly growing energy demand. Depending on how China attempts to achieve carbon neutrality by 2060, including through the reduction in the use of oil, an overall increase in the use of nonrenewable energy as part of the energy consumption mix and through other means, any reduction in the demand for oil and oil products and our tanker vessels could have a material adverse effect on our business, cash flows and results of operations.

Further, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, leaders in the United States have indicated that the United States may seek to implement more protective trade measures. The results of the 2020 presidential election in the United States have created significant uncertainty about the future relationship between the United States, China and other exporting countries, including with respect to trade policies, treaties, government regulations and tariffs. For example, in March 2018, former President Trump announced tariffs on imported steel and aluminum into the United States that could have a negative impact on international trade generally and in January 2019, the United States announced sanctions against Venezuela, which may have an effect on its oil output and in turn affect global oil supply. However, it is not yet clear how the United States administration under President Biden may deviate from the former administration’s protectionist foreign trade policies. Protectionist developments, or the perception that they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (a) the cost of goods exported from regions globally, (b) the length of time required to transport goods and (c) the risks associated with exporting goods. Such increases may significantly affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs, which could have an adverse impact on the shipping industry, and therefore, our charterers and their business, operating results and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could have a material adverse effect on our business, results of operations, financial condition and our ability to pay any cash distributions to our shareholders.
We face risks attendant to changes in economic environments, changes in interest rates and instability in the banking and securities markets around the world, among other factors. We cannot predict how long the current market conditions will last. These recent and developing economic and governmental factors may have a material adverse effect on our results of operations and financial condition and may cause the price of our ordinary shares to decline.
Prospective investors should consider the potential impact, uncertainty and risk associated with the development in the wider global economy. Further economic downturn in any of these countries could have a material effect on our future performance, results of operations, cash flows and financial position.
Political instability, terrorist or other attacks, war, international hostilities and public health threats can affect the tanker industry, which may adversely affect our business.
We conduct most of our operations outside of the United States, and our business, results of operations, cash flows, financial condition and available cash may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political conflicts.
Currently, the world economy faces a number of challenges, including trade tensions between the United States and China, stabilizing growth in China, geopolitical events, such as Brexit, continuing threat of terrorist attacks around the world, continuing instability and conflicts and other recent occurrences in the Middle East, Ukraine, and in other geographic areas and countries, as well as the public health concerns stemming from the ongoing COVID-19 outbreak.
In the past, political instability has also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region and most recently in the Black Sea in connection with the recent conflicts between Russian and Ukraine. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our future performance, results of operation, cash flows and financial position.

Beginning in February of 2022, President Biden and several European leaders announced various economic sanctions against Russia in connection with the aforementioned conflicts in the Ukraine region, which may adversely impact our business. On March 8, 2022, President Biden issued an executive order prohibiting the import of certain Russian energy products into the United States, including crude oil, petroleum, petroleum fuels, oils, liquefied natural gas and coal. Additionally, a recent executive order prohibits all new investments in Russia by U.S. persons. Our business could also be adversely impacted by trade tariffs, trade embargoes or other economic sanctions that limit trading activities by the United States or other countries against countries in the Middle East, Asia or elsewhere as a result of terrorist attacks, hostilities or diplomatic or political pressures. Any violations of sanctions by our charter parties, any extension or worsening of the conflict in these regions, as well as any significant sanctions resulting from the conflicts that affect, among other things, the performance of our charter party agreements specifically or the tanker industry more generally, may have a material adverse impact on our future performance, results of operations, cash flows and financial position.
In addition, public health threats, such as COVID-19, influenza and other highly communicable diseases or viruses, outbreaks of which have from time to time occurred in various parts of the world in which we operate, including China, Japan and South Korea, which may even become pandemics, such as the COVID-19 virus, could lead to a significant decrease of demand for the transportation of crude oil. Such events may also adversely impact our operations, including timely rotation of our crews, the timing of completion of any outstanding or future newbuilding projects or repair works in drydock, as well as the operations of our customers. Delayed rotation of crew may adversely affect the mental and physical health of our crew and the safe operation of our vessels as a consequence.
Our financial results and operations have been and may continue to be adversely affected by the ongoing outbreak of COVID-19, and related governmental responses thereto.
In response to the outbreak of COVID-19 in late 2019, governments and governmental agencies around the world took numerous actions, including travel bans, quarantines, and other emergency public health measures, and a number of countries implemented lockdown measures which resulted in a significant reduction in global economic activity and extreme volatility in the global financial markets. By 2021, however. many of these measures were relaxed. Nonetheless, we cannot predict whether and to what degree emergency public health and other measures will be reinstituted in the event of any resurgence in the COVID-19 virus or any variants or subvariants thereof. If the COVID-19 pandemic continues on a prolonged basis or becomes more severe, the adverse impact on the global economy and the rate environment for tankers and other cargo vessels may deteriorate further and our operations and cash flows may be negatively impacted. Relatively weak global economic conditions during periods of volatility have and may continue to have a number of adverse consequences for tankers and other shipping sectors, including, among other things:
•	low charter rates, particularly for vessels employed on short-term time charters or in the spot market;
•	decreases in the market value of tankers and limited second-hand market for the sale of vessels;
•	limited financing for vessels;
•	loan covenant defaults; and
•	declaration of bankruptcy by certain vessel operators, vessel owners, shipyards and charterers.
The COVID-19 pandemic and measures to contain its spread have negatively impacted regional and global economies and trade patterns in markets in which we operate, the way we operate our business, and the businesses of our charterers and suppliers. These negative impacts could continue or worsen, even after the pandemic diminishes or ends. Companies, including us, have also taken precautions, such as requiring employees to work remotely and imposing travel restrictions, while some other businesses have been required to close entirely. Moreover, we face significant risks to our personnel and operations due to the COVID-19 pandemic. Our crews face risk of exposure to COVID-19 as a result of travel to ports in which cases of COVID-19 have been reported. Our shore-based personnel likewise face risk of such exposure, as we maintain offices in areas that have been impacted by the spread of COVID-19.

Measures against COVID-19 in a number of countries have restricted crew rotations on our vessels, which may continue or become more severe. As a result, in 2021, we experienced and may continue to experience disruptions to our normal vessel operations caused by increased deviation time associated with positioning our vessels to countries in which we can undertake a crew rotation in compliance with such measures. Delays in crew rotations have led to issues with crew fatigue and may continue to do so, which may result in delays or other operational issues. We have had and expect to continue to have increased expenses due to incremental fuel consumption and days in which our vessels are unable to earn revenue in order to deviate to certain ports on which we would ordinarily not call during a typical voyage. We may also incur additional expenses associated with testing, personal protective equipment, quarantines, and travel expenses such as airfare costs in order to perform crew rotations in the current environment. In 2021, delays in crew rotations have also caused us to incur additional costs related to crew bonuses paid to retain the existing crew members on board and may continue to do so. We estimate that the Company incurred additional crew and other related expenses of $5.5 million in 2021 as a result of the COVID-19 pandemic (2020: $3.2 million).
The COVID-19 pandemic and measures in place against the spread of the virus have led to a highly difficult environment in which to dispose of vessels given difficulty to physically inspect vessels. The impact of COVID-19 has also resulted in reduced industrial activity globally, and more specifically in China, with temporary closures of factories and other facilities, labor shortages and restrictions on travel. We believe these disruptions along with other seasonal and market factors, including lower demand for some of the cargoes we carry, have contributed to lower tanker rates in 2021. See Item 5 of our 2021 Annual Report for further details of the impact of reduced rates on the Company.
Epidemics may also affect personnel operating payment systems through which we receive revenues from the chartering of our vessels or pay for our expenses, resulting in delays in payments. We continue to focus on our employees’ well-being, whilst making sure that their operations continue undisrupted and at the same time, adapting to the new ways of operating. As such employees are encouraged or in certain cases required to operate remotely which significantly increases the risk of cyber security attacks.
The occurrence or continued occurrence of any of the foregoing events or other epidemics or an increase in the severity or duration of the COVID-19 or other epidemics could have a material adverse effect on our business, results of operations, cash flows, financial condition, value of our vessels, and ability to pay dividends.
If our vessels may call at ports located in countries or territories that are the subject of sanctions or embargoes imposed by the U.S. government, the European Union, the United Nations or other governmental authorities, it could lead to monetary fines or penalties and adversely affect our reputation and the market for our ordinary shares.
None of our vessels called on ports located in countries or territories that are the subject of country-wide or territory-wide sanctions or embargoes imposed by the U.S. government or other applicable governmental authorities (“Sanctioned Jurisdictions”) in 2021 and through the date of this Proxy Statement/Prospectus in violation of applicable sanctions or embargo laws. While we intend to maintain compliance with all applicable sanctions and embargo laws during 2022 and thereafter, and we endeavor to take precautions reasonably designed to mitigate such risks, it is possible that, in the future, our vessels may call on ports located in Sanctioned Jurisdictions on charterers’ instructions and/or without our consent. If such activities result in a violation of sanctions or embargo laws, we could be subject to monetary fines, penalties, or other sanctions, and our reputation and the market for our ordinary shares could be adversely affected.
The applicable sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or expanded over time. Current or future counterparties of ours may be affiliated with persons or entities that are or may be in the future the subject of sanctions imposed by the United States, EU and/or other international bodies. If we determine that such sanctions require us to terminate existing or future contracts to which we, or our subsidiaries, are party or if we are found to be in violation of such applicable sanctions, our results of operations may be adversely affected or we may suffer reputational harm.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations in 2021 and through the date of this Proxy Statement/Prospectus, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries or territories identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common stock may adversely affect the price at which our common stock trades. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in countries or territories that we operate in.
Compliance with safety and other vessel requirements imposed by classification societies may be costly and could reduce our net cash flows and net income.
The hull and machinery of every commercial vessel must be certified as being “in class” by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. All of our vessels are certified as being “in class” by all the applicable Classification Societies (e.g., American Bureau of Shipping, Lloyd’s Register of Shipping or DNV GL).
A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. We expect our vessels to be on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every two and a half to five years for inspection of its underwater parts.
Compliance with the above requirements may result in significant expense. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable and uninsurable, which could cause us to be in violation of certain covenants in our loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.
We are subject to complex laws and regulations, including environmental laws and regulations that can increase our liability and adversely affect our business, results of operations and financial condition.
Our operations will be subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. Compliance with such laws and regulations, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. Compliance with such laws and regulations may require us to obtain certain permits or authorizations prior to commencing operations. Failure to obtain such permits or authorizations could materially impact our business results of operations, financial conditions and ability to pay dividends by delaying or limiting our ability to accept charterers. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents.

A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental requirements can also affect the resale value or useful lives of our vessels, could require a reduction in cargo capacity, ship modifications or operational changes or restrictions, could lead to decreased availability of insurance coverage for environmental matters or could result in the denial of access to certain jurisdictional waters or ports or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including clean-up obligations and natural resource damages liability, in the event that there is a release of hazardous materials from our vessels or otherwise in connection with our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability, without regard to whether we were negligent or at fault. We could also become subject to personal injury or property damage claims relating to the release of hazardous substances associated with our existing or historic operations. Violations of, or liabilities under, environmental requirements can result in substantial penalties, fines and other sanctions, including, in certain instances, seizure or detention of our vessels, and could harm our reputation with current or potential charterers of our tankers. We will be required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, financial condition, results of operations and cash flows.
In addition, many environmental requirements are designed to reduce the risk of pollution, such as from oil spills, and our compliance with these requirements could be costly. To comply with these and other regulations, including: (i) the sulfur emission requirements of Annex VI of the International Convention for the Prevention of Marine Pollution from Ships, or “MARPOL”, which instituted a global 0.5% (lowered from 3.5% as of January 1, 2020) sulfur cap on marine fuel consumed by a vessel, unless the vessel is equipped with a scrubber, and (ii) the International Convention for the Control and Management of Ships’ Ballast Water and Sediments of the International Maritime Organization, or IMO, which requires vessels to install expensive ballast water treatment systems, or BWTS, we may be required to incur additional costs to meet new maintenance and inspection requirements, develop contingency plans for potential spills, and obtain insurance coverage. The increased demand for low sulfur fuels may increase the costs of fuel for our vessels that do not have scrubbers. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of doing business and which may materially and adversely affect our operations.
Effective January 1, 2020, the IMO, implemented a new regulation for a 0.50% global sulfur cap on marine fuels for vessels without scrubbers (the “IMO 2020 Regulations”). Under this new global cap, vessels are required to use marine fuels with a sulfur content of no more than 0.50% against the former regulations specifying a maximum of 3.50% sulfur in an effort to reduce the emission of sulfur oxide into the atmosphere.
We have incurred increased costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require, among others, the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial condition. Low sulfur fuel is more expensive than standard marine fuel containing 3.5% sulfur content and may become more expensive or difficult to obtain as a result of increased demand. If the cost differential between low sulfur fuel and high sulfur fuel is significantly higher than anticipated, or if low sulfur fuel is not available at ports on certain trading routes, it may not be feasible or competitive to operate our vessels on certain trading routes without installing scrubbers or without incurring deviation time to obtain compliant fuel. Scrubbers may not be available to be installed on such vessels at a favorable cost or at all if we seek them at a later date. Further, there is risk that if the fuel spread between high sulfur fuel oil and low sulfur fuel oil decreases, we may not be able to recover the investments we have made in our scrubbers with our expected timeframes or at all. As of September 30, 2022, 37 of the vessels owned by the Company are fitted with scrubbers, of which 17 vessels were delivered to the Company with scrubbers fitted, and three further scrubber installations are planned in 2022 and one further installation is planned for 2023. In addition, three newbuildings are to be fitted with scrubbers, of which one was delivered in October 2022. As of September 30, 2022, the Company has incurred $83.8 million since 2018 on the purchase and installation of scrubbers on 16 vessels, of which two were sold in 2021 and two were sold in 2022 and the leases on two vessels were terminated in 2022.

Furthermore, depending on the date of the International Oil Pollution Prevention, or IOPP, renewal survey, existing vessels constructed before September 8, 2017 must comply with the updated D-2 standard on or after September 8, 2019. For most vessels, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Ships constructed on or after September 8, 2017 are to comply with the D-2 standards on or after September 8, 2017. As of September 30, 2022, the Company has incurred $20.8 million since 2018 to comply with these regulations.
Furthermore, United States regulations are currently changing. Although the 2013 Vessel General Permit, or VGP program and the U.S. National Invasive Species Act, or NISA, are currently in effect to regulate ballast discharge, exchange and installation, the Vessel Incidental Discharge Act, or VIDA, which was signed into law on December 4, 2018, requires that the U.S. Environmental Protection Agency, or EPA, develop national standards of performance for approximately 30 discharges, similar to those found in the VGP within two years. On October 26, 2020, the EPA published a Notice of Proposed Rulemaking for Vessel Incidental Discharge National Standards of Performance under VIDA. By approximately 2022, the U.S. Coast Guard must develop corresponding implementation, compliance and enforcement regulations regarding ballast water. The new regulations could require the installation of new equipment, which may cause us to incur substantial costs.
We continue to evaluate different options in complying with IMO and other rules and regulations.
Please see “Environmental and Other Regulations in the Shipping Industry” for a discussion of the environmental and other regulations applicable to us.
If we fail to comply with international safety regulations, we may be subject to increased liability, which may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.
The operation of our vessels is affected by the requirements set forth in the IMO’s International Safety Management Code, (the “ISM Code”). The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. If we fail to comply with the ISM Code, we may be subject to increased liability, including the invalidation of existing insurance or a decrease of available insurance coverage for our affected vessels and such failure may result in a denial of access to, or detention in, certain ports. The U.S. Coast Guard and European Union authorities enforce compliance with the ISM and International Ship and Port Facility Security Code, or the ISPS Code, and prohibit non-compliant vessels from trading in U.S. and European Union ports. This could have a material adverse effect on our future performance, results of operations, cash flows and financial position. Given that the IMO continues to review and introduce new regulations, it is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.
Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates, and financial assurances with respect to our operations.
Please see “Environmental and Other Regulations in the Shipping Industry” for a discussion of the environmental and other regulations applicable to us.

Maritime claimants could arrest or attach one or more of our vessels, which could interrupt our cash flow.
Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien-holder may enforce its lien by “arresting” or “attaching” a vessel through judicial or foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings for the related off-hire period.
In addition, in jurisdictions where the “sister ship” theory of liability applies, such as South Africa, a claimant may arrest the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. In countries with “sister ship” liability laws, claims might be asserted against us or any of our vessels for liabilities of other vessels that we own
Governments could requisition our vessels during a period of war or emergency resulting in a loss of earnings.
A government of a vessel’s registry could requisition for title or seize one or more of our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. A government could also requisition one or more of our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.
Risks Related to Our Business
We are dependent on the spot market and any decrease in spot market rates in the future may adversely affect our earnings and our ability to pay dividends.
As of October 25, 2022, 64 of the 66 vessels which are owned by us were employed in the spot market or on short-term or variable rate time charters, and we are therefore exposed to fluctuations in spot market charter rates.
Although the number of vessels in our fleet that participate in the spot market will vary from time to time, we anticipate that a significant portion of our fleet will participate in this market. As a result, our financial performance will be significantly affected by conditions in the tanker spot market and only our vessels that operate under fixed-rate time charters may, during the period such vessels operate under such time charters, provide a fixed source of revenue to us.
Historically, the tanker market has been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. The spot market may fluctuate significantly based upon supply of and demand of vessels and cargoes. The successful operation of our vessels in the competitive spot market depends upon, among other things, obtaining profitable charters and minimizing, to the extent possible, time spent waiting for charters and time spent in ballast. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot market rates decline or stay at current depressed levels, then we may be unable to operate our vessels trading in the spot market profitably, meet our obligations, including payments on indebtedness, or to pay dividends in the future. Furthermore, as charter rates in the spot market are fixed for a single voyage, which may last up to several weeks, during periods in which charter rates are rising, we will generally experience delays in realizing the benefits from such increases.
Our ability to renew the charters on our vessels on the expiration or termination of our current charters, or on vessels that we may acquire in the future, or the charter rates payable under any Amended and Restated Charters and vessel values will depend upon, among other things, economic conditions in the sectors in which our vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the seaborne transportation of energy resources.

A drop in spot market rates may provide an incentive for some charterers to default on their charters, and the failure of our counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business.
We have entered into various contracts, including charter parties with our customers, which subject us to counterparty risks. The ability of each of the counterparties to perform its obligations under a contract with us or contracts entered into on our behalf will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the shipping sector, the overall financial condition of the counterparty, charter rates received for tankers and the supply and demand for commodities. Should a counterparty fail to honor its obligations under any such contracts, we could sustain significant losses that could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends. As of October 25, 2022, two of our vessels which are owned by us are currently on time charters with a fixed rate element. The time charters have a remaining duration of approximately three years.
Often, when we enter into a time charter, the rates under that charter are fixed for the term of the charter. If the spot market rates or short-term time charter rates in the tanker industry become significantly lower than the time charter equivalent rates that some of our charterers are obligated to pay us under our existing charters, the charterers may have incentive to default under that charter or attempt to renegotiate the charter. If our charterers fail to pay their obligations, we would have to attempt to re-charter our vessels, which if re-chartered at lower rates, may affect our ability to operate our vessels profitably and may affect our ability to comply with current or future covenants contained in our loan agreements.
Changes in the price of fuel, or bunkers, may adversely affect our profits.
For vessels on voyage charters, fuel oil, or bunkers, is a significant, if not the largest, expense. Changes in the price of fuel may adversely affect our profitability to the extent we have vessels on voyage charters. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, such as those in the Ukraine region, supply and demand for oil and gas, actions by the Organization of Petroleum Exporting Countries, or OPEC, and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Any future increase in the cost of fuel may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.
The operation of tankers involves certain unique operational risks.
The operation of tankers has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage, and a catastrophic spill could exceed the insurance coverage available. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in tankers.
Further, our vessels and their cargoes will be at risk of being damaged or lost because of events such as marine disasters, bad weather and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These hazards may result in death or injury to persons, loss of revenues or property, the payment of ransoms, environmental damage, higher insurance rates, damage to our customer relationships and market disruptions, delay or rerouting.
If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. We may have to pay drydocking costs that our insurance does not cover at all or in full. The loss of revenues while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect our business and financial condition. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility or our vessels may be forced to travel to a drydocking facility that is not conveniently located relative to our vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities may adversely affect our business and financial condition. Further, the total loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard our vessels, we may be unable to prevent any such damage, costs or loss which could negatively impact our business, financial condition, results of operations, cash flows and ability to pay dividends.

Because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels which may adversely affect our earnings or could cause us to incur impairment charges.
The fair market value of vessels may increase and decrease depending on but not limited to the following factors:
•	general economic and market conditions affecting the shipping industry;
•	the balance between supply of and demand for vessels of a certain size;
•	competition from other shipping companies;
•	the availability of other modes of transportation;
•	cost of newbuildings;
•	shipyard capacity;
•	governmental or other regulations;
•	changes in environmental and other regulations that may limit the useful lives of vessels;
•	distressed asset sales, including newbuilding contract sales below acquisition costs due to lack of financing;
•	types, sizes and ages of vessels;
•	prevailing level of charter rates;
•	the need to upgrade secondhand and previously owned vessels as a result of charterer requirements; and
•	technological advances in vessel design or equipment or otherwise.
During the period a vessel is subject to a charter, we might not be permitted to sell it to take advantage of increases in vessel values without the charterers’ agreement. If we sell a vessel at a time when ship prices have fallen, the sale may be at less than the vessel’s carrying amount on our financial statements, with the result that we could incur a loss and a reduction in earnings. In addition, if we determine at any time that a vessel’s future limited useful life and earnings require us to impair its value on our financial statements, that could result in a charge against our earnings and a reduction of our shareholders’ equity. It is possible that the market value of our vessels will decline in the future and could adversely affect our ability to comply with current or future financial covenants contained in our loan agreements or other financing arrangements. Any impairment charges incurred as a result of declines in charter rates and other market deterioration could negatively affect our business, financial condition, operating results or the trading price of our ordinary shares.
Conversely, if vessel values are elevated at a time when we wish to acquire additional vessels, the cost of acquisition may increase and this could adversely affect our business, results of operations, cash flow and financial condition.

We may be unable to successfully compete with other vessel operators for charters, which could adversely affect our results of operations and financial position.
The operation of tankers and transportation of crude and petroleum products is extremely competitive. Through our operating subsidiaries we compete with other vessel owners (including major oil companies as well as independent companies), and, to a lesser extent, owners of other size vessels. The tanker market is highly fragmented. It is possible that we could not obtain suitable employment for our vessels, which could adversely affect our results of operations and financial position.
Our fixed rate time charters may limit our ability to benefit from any improvement in charter rates, and at the same time, our revenues may be adversely affected if we do not successfully employ our vessels on the expiration of our charters.
As of October 25, 2022, two of our vessels which are owned by us are currently on time charters with a fixed rate element. The time charters have a remaining duration of approximately three years. While our fixed rate time charters generally provide more reliable revenues, they also limit the portion of our fleet available for spot market voyages during an upswing in the tanker industry cycle, when spot market voyages might be more profitable. By the same token, we cannot assure you that we will be able to successfully employ our vessels in the future or renew existing charters at rates sufficient to allow us to operate our business profitably or meet our obligations. A decline in charter or spot rates or a failure to successfully charter our vessels could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.
Purchasing and operating secondhand vessels may result in increased operating costs and vessels off-hire, which could adversely affect our earnings.
Our long-term business strategy also includes growth through the acquisition of secondhand vessels. Even following a physical inspection of secondhand vessels prior to purchase, we do not have the same knowledge about their condition and cost of any required (or anticipated) repairs than we would have had if these vessels had been built for and operated exclusively by us. Accordingly, we may not discover defects or other problems with such vessels prior to purchase. Any hidden defects, when detected may be expensive to repair, and if not detected, may result in accidents or other incidents for which we may become liable to third parties. Also, when purchasing secondhand vessels, we typically do not receive the benefit of any builder warranties if the vessels we buy are older than one year.
In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. As of September 30, 2022, the average age of our fleet is approximately 5 years. As our fleet ages we will incur increased costs. Older vessels are typically less fuel efficient than more recently constructed vessels due to improvements in engine and hull technology. Governmental regulations, safety and other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment to some of our vessels and may restrict the type of activities in which these vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives. As a result, regulations and standards could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay dividends.
Delays or defaults by the shipyards in the construction of our newbuildings could increase our expenses and diminish our net income and cash flows.
As of October 25, 2022, we had contracts for two newbuilding vessels. Vessel construction projects are generally subject to risks of delay that are inherent in any large construction project, which may be caused by numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. Significant delays could adversely affect our financial position, results of operations and cash flows. Additionally, failure to complete a project on time may result in the delay of revenue from that vessel, and we will continue to incur costs and expenses related to delayed vessels, such as supervision expense and interest expense for the issued and outstanding debt.

We may be unable to locate suitable vessels for acquisition which would adversely affect our ability to expand our fleet.
Changing market and regulatory conditions may limit the availability of suitable vessels because of customer preferences or because vessels are not or will not be compliant with existing or future rules, regulations and conventions. Additional vessels of the age and quality we desire may not be available for purchase at prices we are prepared to pay or at delivery times acceptable to us, and we may not be able to dispose of vessels at reasonable prices, if at all. If we are unable to purchase and dispose of vessels at reasonable prices in response to changing market and regulatory conditions, our business may be adversely affected.
As we expand our fleet, we may not be able to recruit suitable employees and crew for our vessels which may limit our growth and cause our financial performance to suffer.
As we expand our fleet, we will need to recruit suitable crew, shoreside, administrative and management personnel. We may not be able to continue to hire suitable employees as we expand our fleet of vessels. If we are unable to recruit suitable employees and crews, we may not be able to provide our services to customers, our growth may be limited and our financial performance may suffer.
Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and cause disruption of our business.
International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Under the U.S. Maritime Transportation Security Act of 2002, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities. These security procedures can result in delays in the loading, offloading or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, carriers. Future changes to the existing security procedures may be implemented that could affect the tanker sector. These changes have the potential to impose additional financial and legal obligations on carriers and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and have a negative effect on our business, revenues and customer relations.
Volatility of LIBOR and potential changes of the use of LIBOR as a benchmark could affect our profitability, earnings and cash flow.
As certain of our current financing agreements have, and our future financing arrangements may have, floating interest rates, typically based on LIBOR, movements in interest rates could negatively affect our financial performance. The publication of U.S. Dollar LIBOR for the one-week and two-month U.S. Dollar LIBOR tenors ceased on December 31, 2021, and the ICE Benchmark Administration (“IBA”), the administrator of LIBOR, with the support of the United States Federal Reserve and the United Kingdom’s Financial Conduct Authority, announced the publication of all other U.S. Dollar LIBOR tenors will cease on June 30, 2023. The United States Federal Reserve concurrently issued a statement advising banks to cease issuing U.S. Dollar LIBOR instruments after 2021. As such, any new loan agreements we enter into will not use LIBOR as an interest rate, and we will need to transition our existing loan agreements from U.S. Dollar LIBOR to an alternative reference rate prior to June 2023.
In response to the anticipated discontinuation of LIBOR, working groups are converging on alternative reference rates. The Alternative Reference Rate Committee, a committee convened by the Federal Reserve that includes major market participants, has proposed an alternative rate to replace U.S. Dollar LIBOR: the Secured Overnight Financing Rate, or “SOFR.” At this time, it is not possible to predict how markets will respond to SOFR or other alternative reference rates. The impact of such a transition from LIBOR to SOFR or another alternative reference rate could be significant for us.
In order to manage our exposure to interest rate fluctuations under LIBOR, SOFR or any other alternative rate, we have and may from time-to-time use interest rate derivatives to effectively fix some of our floating rate debt obligations. No assurance can however be given that the use of these derivative instruments, if any, may effectively protect us from adverse interest rate movements. The use of interest rate derivatives may affect our results through mark to market valuation of these derivatives. Also, adverse movements in interest rate derivatives may require us to post cash as collateral, which may impact our free cash position. Interest rate derivatives may also be impacted by the transition from LIBOR to SOFR or other alternative rates.
The discontinuation of LIBOR presents a number of risks to our business, including volatility in applicable interest rates among our financing agreements, potential increased borrowing costs for future financing agreements or unavailability of or difficulty in attaining financing, which could in turn have an adverse effect on our profitability, earnings and cash flow.

We may be unable to comply with the covenants contained in our loan agreement, which could affect our ability to conduct our business.
As of September 30, 2022, we had $2,349.3 million of outstanding debt. Certain of our debt facilities require us or our subsidiaries to maintain the following financial covenants; minimum value of vessels, value-adjusted equity, positive working capital, and a certain level of free cash.
Because some of these ratios are dependent on the market value of vessels, should vessel values materially decline in the future, we may be required to take action to reduce our debt, provide additional security or to act in a manner contrary to our business objectives to meet any such financial ratios and satisfy any such financial covenants. Events beyond our control, including changes in the economic and business conditions in the shipping markets in which we operate, may affect our ability to comply with these covenants. We cannot assure you that we will meet these ratios or satisfy our financial or other covenants or that our lenders will waive any failure to do so.
These financial and other covenants may adversely affect our ability to finance future operations or limit our ability to pursue certain business opportunities or take certain corporate actions. The covenants may also restrict our flexibility in planning for changes in our business and the industry and make us more vulnerable to economic downturns and adverse developments. A breach of any of the covenants in, or our inability to maintain the required financial ratios under the credit facilities would prevent us from borrowing additional money under our credit facilities and could result in a default under our credit facilities. If a default occurs under our credit facilities, the lenders could elect to declare the issued and outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of our assets.
Failure to comply with the U.S. Foreign Corrupt Practices Act and other anti-corruption laws could result in fines, criminal penalties and an adverse effect on our business.
We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA and other anti-bribery legislation. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management. Though we have implemented monitoring procedures and required policies, guidelines, contractual terms and audits, these measures may not prevent or detect failures by our agents or intermediaries regarding compliance.

As an exempted company incorporated under Bermuda law, our operations are subject to economic substance requirements.
The Economic Substance Act 2018 and the Economic Substance Regulations 2018 of Bermuda (the “Economic Substance Act” and the “Economic Substance Regulations”, respectively) became operative on December 31, 2018. The Economic Substance Act applies to every registered entity in Bermuda that engages in a relevant activity and requires that every such entity shall maintain a substantial economic presence in Bermuda. Relevant activities for the purposes of the Economic Substance Act are banking business, insurance business, fund management business, financing and leasing business, headquarters business, shipping business, distribution and service center business, intellectual property holding business and conducting business as a holding entity.
The Bermuda Economic Substance Act provides that a registered entity that carries on a relevant activity complies with economic substance requirements if (a) it is directed and managed in Bermuda, (b) its core income-generating activities (as may be prescribed) are undertaken in Bermuda with respect to the relevant activity, (c) it maintains adequate physical presence in Bermuda, (d) it has adequate full time employees in Bermuda with suitable qualifications and (e) it incurs adequate operating expenditure in Bermuda in relation to the relevant activity.
A registered entity that carries on a relevant activity is obliged under the Bermuda Economic Substance Act to file a declaration in the prescribed form with the Bermuda Registrar of Companies (the “Registrar”) on an annual basis.
If we fail to comply with our obligations under the Bermuda Economic Substance Act or any similar law applicable to us in any other jurisdictions, we could be subject to financial penalties and spontaneous disclosure of information to foreign tax officials in related jurisdictions and may be struck from the register of companies in Bermuda or such other jurisdiction. Any of these actions could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to Our Company
Incurrence of expenses or liabilities may reduce or eliminate cash distributions.
In December 2015, our Board of Directors approved implementing a dividend policy to distribute quarterly dividends to shareholders equal to or close to earnings per share adjusted for non-recurring items. No cash dividends were declared in 2021.We declared cash dividends of $0.15 per share in relation to the second quarter of 2022. The amount and timing of dividends will depend on our earnings, financial condition, cash position, Bermuda law affecting the payment of distributions and other factors. However, we could incur other expenses or contingent liabilities that would reduce or eliminate the cash available for distribution by us as dividends. In addition, the timing and amount of dividends, if any, is at the discretion of our Board of Directors. We cannot guarantee that our Board of Directors will declare dividends in the future; however, we may declare or pay cash dividends or other cash distributions not exceeding $0.15 per Frontline share during the period from the signing of the Combination Agreement until the earlier of the completion of the Tender Offer or termination of the Combination Agreement (the “Interim Period”), which has been declared in relation to the second quarter of 2022 as mentioned above, provided that if Frontline declares or pays cash dividends or other cash distributions in excess $0.15 per share with a record date prior to the expiry of the Interim Period then Frontline agrees to pay such excess amount multiplied by 1.45 in respect of each outstanding share in Euronav.

We may not be able to obtain financing on terms acceptable to us or at all, which may negatively impact our business.
We cannot guarantee that we will be able to obtain additional financing at all or on terms acceptable to us. If adequate funds are not available, we may have to reduce expenditures for investments in new and existing projects, which could hinder our growth, prevent us from realizing potential revenues from prior investments and have a negative impact on our cash flows and results of operations.

We may be required to record a further goodwill impairment loss, which could have a material adverse effect on our results of operations and financial position.
We are required to assess goodwill for impairment at least on an annual basis, or more frequently, if indicators are present or changes in circumstances suggest that impairment may exist. Our future operating performance may be affected by potential impairment charges related to goodwill. The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment at many points during the analysis. A description of our critical accounting policies and estimates can be found in “Item 5. Operating and Financial Review and Prospects”.
As of September 30, 2022, we had $112.5 million of goodwill on our balance sheet. Any goodwill impairment loss would negatively impact our results of operations and financial position.
The aging of our fleet may result in increased operating costs or loss of hire in the future, which could adversely affect our earnings.
In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. As of September 30, 2022, the average age of our tanker fleet, owned, leased or chartered-in by us, is approximately 5 years. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel-efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, including environmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. As our vessels age, market conditions might not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.
If we do not set aside funds and are unable to borrow or raise funds for vessel replacement at the end of a vessel’s useful life our revenue will decline, which would adversely affect our business, results of operations, financial condition and ability to pay dividends.
If we do not set aside funds and are unable to borrow or raise funds for vessel replacement, we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends would be adversely affected. Any funds set aside for vessel replacement will not be available for cash distributions and dividends.
Certain of our directors, executive officers and major shareholders may have interests that are different from the interests of our other shareholders, including Hemen, which may be able to exercise significant influence over us.
Certain of our directors, executive officers and major shareholders may have interests that are different from, or are in addition to, the interests of our other shareholders. In particular, Hemen and certain related companies whose shares are indirectly held by trusts settled by Mr. Fredriksen, our Director, for the benefit of his family beneficially own 79,321,042, or 35.6%, of our ordinary shares as of October 25, 2022.
Hemen is also a principal shareholder of a number of other large publicly traded companies involved in various sectors of the shipping and oil services industries, or the Hemen related companies. In addition, certain of our directors, including Mr. Lorentzon, Mr. Fredriksen, Mr. O’Shaughnessy and Mr. Jakobsen, also serve on the boards of one or more of the Hemen related companies, including but not limited to, Golden Ocean Group Limited, or Golden Ocean, SFL Corporation Ltd, or SFL, Archer Limited, Avance Gas Holding Ltd. and Flex LNG Ltd. There may be real or apparent conflicts of interest with respect to matters affecting Hemen and other Hemen related companies whose interests in some circumstances may be adverse to our interests.

For so long as Hemen owns a significant percentage of our outstanding ordinary shares, it may be able to exercise significant influence over us and will be able to strongly influence the outcome of shareholder votes on other matters, including the adoption or amendment of provisions in our articles of incorporation or bye-laws and approval of possible mergers, amalgamations, control transactions and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, merger, amalgamations, consolidation, takeover or other business combination. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our ordinary shares. Hemen may not necessarily act in accordance with the best interests of other shareholders. The interests of Hemen may not coincide with the interests of other holders of our ordinary shares. To the extent that conflicts of interests may arise, Hemen may vote in a manner adverse to us or to you or other holders of our securities.
As referenced above, Hemen and other entities related to it own and beneficially own an aggregate of 35.6% of Frontline’s ordinary shares.  Famatown and other entities related to it own and beneficially own an aggregate of 19% of Euronav’s ordinary shares. Hemen and Famatown and other entities related to them have agreed to take necessary corporate resolutions and at shareholders meetings of Frontline and Euronav use the voting rights attached to their shares to vote in favor of any resolution necessary to consummate the transactions outlined in the Combination Agreement, including the Redomiciliation.
We may be unable to attract and retain key management personnel in the tanker industry, which may negatively impact the effectiveness of our management and our results of operation.
Our success depends to a significant extent upon the abilities and efforts of our senior executives and Mr. Fredriksen, for the management of our activities and strategic guidance. While we believe that we have an experienced management team, the loss or unavailability of one or more of our senior executives and Mr. Fredriksen, for any extended period of time could have an adverse effect on our business and results of operations.
If labor interruptions are not resolved in a timely manner, they could have a material adverse effect on our business, results of operations, cash flows, financial condition and available cash.
As of September 30, 2022, we employed approximately 76 people in our offices in Bermuda, the United Kingdom, Singapore, Norway and China. We contract with independent ship managers to manage and operate our vessels, including the crewing of those vessels. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out as we expect and could have a material adverse effect on our business, results of operations, cash flows, financial condition and available cash.
We may not have adequate insurance to compensate us if our vessels are damaged or lost.
We procure insurance for our fleet against those risks that we believe the shipping industry commonly insures. These insurances include hull and machinery insurance; protection and indemnity insurance, which include environmental damage and pollution insurance coverage; freight, demurrage and defense insurance, which provides cover to shipowners and operators for legal and other costs incurred in relation to disputes that are uninsured; and war risk insurance. We can give no assurance that we will be adequately insured against all risks and we cannot guarantee that any particular claim will be paid, even if we have previously recorded a receivable or revenue in respect of such claim. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions, which may increase our costs or lower our revenues.
We cannot assure you that we will be able to obtain adequate insurance coverage for our vessels in the future or renew such policies on the same or commercially reasonable terms, or at all. For example, more stringent environmental regulations have in the past led to increased costs for, and in the future, may result in the lack of availability of, protection and indemnity insurance against risks of environmental damage or pollution. Any uninsured or underinsured loss could harm our business, results of operations, cash flows, financial condition and ability to pay dividends. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our vessels failing to maintain certification with applicable maritime self-regulatory organizations. Further, we cannot assure you that our insurance policies will cover all losses that we incur, or that disputes over insurance claims will not arise with our insurance carriers. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. In addition, our insurance policies may be subject to limitations and exclusions, which may increase our costs or lower our revenues, which may have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

We may be subject to calls because we obtain some of our insurance through protection and indemnity associations.
We may be subject to increased premium payments, or calls, if the value of our claim records, the claim records of our fleet managers, and/or the claim records of other members of the protection and indemnity associations through which we receive insurance coverage for tort liability (including pollution-related liability) significantly exceed projected claims. In addition, our protection and indemnity associations may not have enough resources to cover claims made against them. Our payment of these calls could result in significant expense to us, which could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.
Because our offices and most of our assets are outside the United States, you may not be able to bring suit against us, or enforce a judgment obtained against us in the United States.
Our executive offices, administrative activities and the majority of our assets are located outside the United States. In addition, our directors and officers are not residents of the United States. As a result, it may be more difficult for investors to effect service of process within the United States upon us, or to enforce both in the United States and outside the United States judgments against us in any action, including actions predicated upon the civil liability provisions of the federal securities laws of the United States.
A judgment obtained in any court of the United States (in this paragraph, a “Judgment”) would not automatically be enforced by the courts of Cyprus. In order to enforce a Judgment in Cyprus, a new legal process must be initiated before a court of competent jurisdiction in Cyprus. A summary judgment may be available and in deciding whether to issue such summary judgment, the Cypriot courts may have regard to the following considerations:
(i) that the Judgment was not obtained or alleged to have been obtained by fraud;
(ii) the process and decision of the relevant court of the United States was not contrary to natural or constitutional justice under the laws of Cyprus and the enforcement of the Judgment would not be contrary to public policy as understood by the Cypriot courts or constitute the enforcement of a judgment of a penal or taxation nature;
(iii) the Judgment is final and conclusive and is for a debt or a definite sum of money;
(iv) the jurisdiction of the relevant court of the United States has been exercised in circumstances which, as a matter of Cypriot law, a Cypriot court will recognize as justifying enforcement of the Judgment;
(v) the procedural rules of the relevant court of the United States in relation to the obtaining of the Judgment have been observed; and
(vi) the Judgment is not inconsistent with a judgment of a Cypriot court in respect of the same matter.
The Cyprus Court will not examine the merits of the case. If the action is successful, the claimant can proceed with the following enforcement methods provided the company has assets in Cyprus: (i) writ of execution of movables, (ii) writ for sale of immovable property, (iii) registration of encumbrance over immovable property, (iv) garnishee/third party debt order, and (v) injunction and other orders encumbering the interests of the company as judgement debtor. Alternatively, the judgement creditor has the option of delivering a statutory demand for payment of the liquidated judgement amount within 21 days. In case of failure to comply, the judgement creditor has the right to file a winding up petition to the Court.

United States tax authorities could treat the Company as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to United States shareholders.
A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to certain distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
Based on our current and proposed method of operation, we do not believe that we are, have been or will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering and voyage chartering activities as services income, rather than rental income. Accordingly, we believe that our income from these activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute assets that produce, or are held for the production of, “passive income.”
Although there is no direct legal authority under the PFIC rules addressing our method of operation there is substantial legal authority supporting our position consisting of case law and United States Internal Revenue Service, or the IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.
If the IRS were to find that we are or have been a PFIC for any taxable year, our United States shareholders will face adverse United States federal income tax consequences. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986, as amended, or the Code (which election could itself have adverse consequences for such shareholders, as discussed below under “Taxation-United States Federal Income Tax Considerations”), such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our ordinary shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our ordinary shares. See “Taxation-United States Federal Income Tax Considerations-Passive Foreign Investment Company Status and Significant Tax Consequences” for a more comprehensive discussion of the United States federal income tax consequences to United States shareholders if we are treated as a PFIC.

We may not qualify for an exemption under Section 883 of the Code, and may therefore have to pay tax on United States source income, which would reduce our earnings.
Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.
We believe we qualify for this statutory tax exemption for the 2021 taxable year.
However, we may not qualify for exemption under Section 883 in future taxable years. There are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and become subject to United States federal income tax on our United States source shipping income. For example, if Hemen, who we believe to be a non-qualified shareholder, were to, in combination with other non-qualified shareholders with a 5% or greater interest in our ordinary shares, come to own 50% or more of our outstanding ordinary shares for more than half the days during the taxable year, we would not qualify for exemption under Section 883 for such taxable year. Due to the factual nature of the issues involved, there can be no assurances on our tax-exempt status or that of any of our subsidiaries.
If we are not entitled to exemption under Section 883 of the Code for any taxable year, we could be subject during those years to an effective 2% United States federal income tax on gross shipping income derived during such a year that is attributable to the transport of cargoes to or from the United States. The imposition of this tax would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.
Risks Related to an Investment in Our Securities
The price of our ordinary shares historically has been volatile.
The trading price and volume of our ordinary shares has been and may continue to be subject to large fluctuations. The market price and volume of our ordinary shares may increase or decrease in response to a number of events and factors, including:
•	investor reaction to our business strategy;
•	our continued compliance with the listing standards of the NYSE and the OSE;
•	trends in our industry and the markets in which we operate;
•	changes in the market price of the services we provide;
•	the introduction of new technologies or products by us or by our competitors;
•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
•	operating results that vary from the expectations of securities analysts and investors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, financings or capital commitments;
•	our ability or inability to raise additional capital and the terms on which we raise it;

•	regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to our industry;
•	significant changes in the performance of the stock markets in general;
•	sales of our ordinary shares by us or our stockholders;
•	general economic and competitive conditions;
•	changes in key management personnel; and
•
other events or factors, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues, including health epidemics or pandemics, such as the ongoing COVID-19 pandemic, adverse weather and climate conditions that could disrupt our operations or result in political or economic instability.

This volatility may adversely affect the prices of our ordinary shares regardless of our operating performance. To the extent that the price of our ordinary shares declines, our ability to raise funds through the issuance of equity or otherwise use our ordinary shares as consideration will be reduced. These factors may limit our ability to implement our operating and growth plans.
Future sales of our ordinary shares could have an adverse effect on our share price.
In order to finance our future operations and growth, we may have to incur substantial additional indebtedness and possibly issue additional equity securities. Future ordinary share issuances, directly or indirectly through convertible or exchangeable securities, options or warrants, will generally dilute the ownership interests of our existing ordinary shareholders, including their relative voting rights and could require substantially more cash to maintain the then existing level, if any, of our dividend payments to our ordinary shareholders, as to which no assurance can be given. Preferred shares, if issued, will generally have a preference on dividend payments, which could prohibit or otherwise reduce our ability to pay dividends to our ordinary shareholders. Our debt will be senior in all respects to our ordinary shareholders, will generally include financial and operating covenants with which we will be required to comply and will include acceleration provisions upon defaults thereunder, including our failure to make any debt service payments, and possibly under other debt. Because our decision to issue equity securities or incur debt in the future will depend on a variety of factors, including market conditions and other matters that are beyond our control, we cannot predict or estimate the timing, amount or form of our capital raising activities in the future. Such activities could, however, cause the price of our ordinary shares to decline significantly.

SPECIAL GENERAL MEETING OF FRONTLINE SHAREHOLDERS
The Frontline Special General Meeting
Frontline is furnishing this Proxy Statement/Prospectus to you as part of the solicitation of proxies by its Board of Directors for use at the Special General Meeting to be held on December 20, 2022, and at any adjournment or postponement thereof. This Proxy Statement/Prospectus is first being furnished to Frontline’s shareholders on or about December 6, 2022. This Proxy Statement/Prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special General Meeting.
Date, Time and Place of Special General Meeting
The Special General Meeting will be held on December 20, 2022, at 8:00 a.m. local time, at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, Bermuda, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.
Purpose of Special General Meeting
At the Special General Meeting, Frontline will ask the Frontline shareholders to vote in favor of the following proposals:
(1) The Increase of Authorized Share Capital Proposal – a proposal to approve an increase of Frontline’s authorized share capital from $500,000,000 (divided into 500,000,000 ordinary shares, par value $1.00), to $600,000,000 (divided into 600,000,000 ordinary shares, par value $1.00), by the creation of an additional 100,000,000 ordinary shares, par value $1.00, with such newly created ordinary shares to be of the same category and have the same rights and to rank pari passu with the existing ordinary shares in all respects;

(2) The Redomiciliation Proposal - a proposal to:
(a)
re-domicile Frontline by way of discontinuation out of Bermuda and continue as a public company limited by shares incorporated in the Republic of Cyprus (“Cyprus”) under the name of Frontline Plc (the “Redomiciliation”);

(b)
approve an amendment to the Company’s current Amended and Restated Bye-Laws, to include a provision allowing for the Company’s redomiciliation out of Bermuda as required under the laws of Cyprus, attached to this Proxy Statement/Prospectus as Annex A (the “Discontinuation Amendment”);

(c)
adopt, upon the Redomiciliation taking effect by issuance of the Temporary Redomiciliation Certificate, the Amended and Restated Memorandum and Articles of Association governed by the laws of Cyprus, attached to this proxy statement/prospectus (the “Proxy Statement/Prospectus”) as Annex B (the “Frontline Cyprus Amended and Restated Charter”), in place of Frontline’s Memorandum of Association and Frontline’s current Amended and Restated Bye-Laws including as amended by the proposed Discontinuation Amendment (the “Current Constitution”) which will abolish and replace the Current Constitution upon the Redomiciliation;

(d)
approve Frontline’s appointment of Marios Saveriades and/or Constantinos Saveriades, both of K.C. Saveriades & Co. LLC of Limassol, Cyprus as the authorized representative(s) in Cyprus to effect the Redomiciliation and sign all necessary applications and statutory declarations;

(e)
approve: (i) 8, John Kennedy Street, Iris House, Off. 740B, 3106 Limassol, Cyprus as the registered address of Frontline Plc; (ii) the resignations of James Ayers and Marios Saveriades as secretary and assistant secretary of Frontline (Bermuda), respectively, and the appointment of Marios Saveriades as Secretary of Frontline; (iii) the appointment of PricewaterhouseCoopers Ltd. Cyprus as local statutory auditors of Frontline Plc; and (iv) the continuation of the current directors of Frontline (Bermuda), namely John Fredriksen, James O’Shaughnessy, Ola Lorentzon, Steen Jakobsen, Ole B. Hjertaker and Marios Demetriades, as the directors of Frontline Plc; and

(3) The Adjournment Proposal - a proposal to adjourn the Special General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special General Meeting, there are not sufficient votes to approve one or more proposals presented at the Special General Meeting.
None of the Increase of Authorized Share Capital Proposal, the Redomiciliation Proposal and the Adjournment Proposal are conditioned upon (a) the approval of any other proposal set forth in this Proxy Statement/Prospectus or (b) the successful completion of the Combination Transactions, including the Tender Offer or the Merger.
Frontline shareholders are not being asked in this registration statement to consider or vote on the previously announced Combination Transactions with Euronav, which will be contemplated in a separate registration statement and other documents filed with the SEC and other offering documents required by applicable laws.
Recommendation of Frontline Board of Directors
Frontline’s Board of Directors believes that the Increase of Authorized Share Capital Proposal, Redomiciliation Proposal and Adjournment Proposal to be presented at the Special General Meeting is in the best interests of Frontline and its shareholders and unanimously recommends that its shareholders vote “FOR” all of the proposals.

Record Date and Voting
You will be entitled to vote or direct votes to be cast at the Special General Meeting if you owned ordinary shares at the close of business on November 7, 2022, which is the record date for the Special General Meeting. You are entitled to one vote for each ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 222,622,889 ordinary shares outstanding.

Voting Your Shares
Each ordinary share that you hold in your name entitles you to one vote on the proposals for the Special General Meeting. Your one or more proxy cards show the number of ordinary shares that you hold.
If you are a holder of record, there are two ways to vote your ordinary shares at the Special General Meeting:
•
You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable Special General Meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted, as recommended by Frontline’s Board of Directors. With respect to proposals for the Special General Meeting, that means: “FOR” the Increase of Authorized Share Capital Proposal, “FOR” the Redomiciliation Proposal and “FOR” the Adjournment Proposal.

•
You can attend the Special General Meeting and vote in person. You will be given a ballot when you arrive. However, if your ordinary shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your ordinary shares.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your ordinary shares, you may contact Frontline’s secretary at the address listed below:

Frontline Ltd.
Attn: James Ayers, secretary
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08, Bermuda

+1 (441) 295-6935

Quorum and Vote Required for Proposals
A quorum of Frontline’s shareholders is necessary for a validly constituted meeting. A quorum will be present at the Special General Meeting if at least two Frontline shareholders as of the record date entitled to vote at the Special General Meeting (whatever the number of shares held by them), are present, in person or by proxy, provided however that if Frontline shall have only one shareholder, such shareholder, present in person or by proxy, shall constitute a quorum. Special General Meeting.
The approval of the Increase of Authorized Share Capital Proposal, Redomiciliation Proposal and Adjournment Proposal requires the affirmative vote of more than 50% of the votes cast by the holders of the ordinary shares of Frontline as of the record date present, in person or by proxy, and voting at the Special General Meeting. Accordingly, a shareholder’s failure to vote by proxy or to vote in person at the Special General Meeting, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the proposals.
The Increase of Authorized Share Capital Proposal and the Adjournment Proposal are not conditioned upon the approval of the Redomiciliation Proposal and the Redomiciliation Proposal is not conditioned upon the approval of the Increase of Authorized Share Capital Proposal and the Adjournment Proposal.

Abstentions and Broker Non-Votes
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Frontline believes the proposals presented to its shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”
Abstentions will be counted for purposes of determining the presence of a quorum at the Special General Meeting. Abstentions and broker non-votes will have no effect on the outcome of any vote on the proposals.
Revocability of Proxies
If you have submitted a proxy to vote your ordinary shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Frontline’s secretary at the address listed below, prior to the date of the Special General Meeting or by voting in person at the Special General Meeting. Attendance at the Special General Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to Frontline’s secretary at the address listed below.

Frontline Ltd.
Attn: James Ayers, secretary
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08, Bermuda
+1 (441) 295-6935
Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to holders of Frontline’s ordinary shares or warrants in connection with the Redomiciliation.
Share Ownership

As of the record date, Hemen and other entities related to it own and beneficially own an aggregate of 35.6% of Frontline’s ordinary shares.  Famatown and other entities related to it own and beneficially own an aggregate of 19% of Euronav’s ordinary shares. Hemen and Famatown and other entities related to them have agreed to take necessary corporate resolutions and at shareholders meetings of Frontline and Euronav use the voting rights attached to their shares to vote in favor of any resolution necessary to consummate the transactions outlined in the Combination Agreement, including the Redomiciliation.

THE REDOMICILIATION
General
Pursuant to section 132(G) of the Companies Act, as amended, a Bermuda exempted company can make an application to be continued in a jurisdiction outside Bermuda. The jurisdiction into which a company is to be continued must be either an appointed jurisdiction or a jurisdiction approved by the Bermuda Minister of Finance upon application by a company for the purposes of its discontinuance. As Cyprus is not currently an appointed jurisdiction for purposes of discontinuance from Bermuda, we have applied for and been granted ministerial approval in respect of Cyprus as the jurisdiction to which Frontline is to be continued in accordance with section 132G(2)(e)(ii) of the Companies Act.
A meeting of the Board of Directors of the Company must be held to approve the discontinuance and a general meeting of the members must be convened to authorise the continuation of the Company in the foreign jurisdiction.
In connection with the Redomiciliation, we have applied for, and received, approval of the Company name in Cyprus from the Cyprus Companies’ Registry, and we expect to take the following additional steps: (i) draft the Amended and Restated Charter of the Company as per the requirements of Cyprus law, in the Greek language and to be additionally translated into English; (ii) obtain a certificate of good standing from Bermuda with apostille, in the English language and to be translated into Greek by a sworn translator;  (iii) obtain a confirmation of notice provided to the applicable Bermudan authorities on Bermuda of initial incorporation for registration as company continuing in Cyprus with apostille (we expect the Registrar will issue a Certificate of Discontinuance after it receives the Temporary Redomiciliation Certificate issued by the Cyprus Companies’ Registry); (iv) obtain shareholders’ resolution with apostille by which the shareholders of Frontline (Bermuda) validly resolve pursuant to Bermuda law: (a) to re-domicile Frontline (Bermuda) by way of discontinuation out of Bermuda and continue as a company incorporated in the Republic of Cyprus (b) to transfer the registered address to Cyprus; (c) to adopt the name under which the Company will continue in Cyprus; (d) to abolish the Current Constitution and Amended and Restated Bye-Laws of the Company including as amended by the Discontinuation Amendment and approve the replacement of the same by the adoption of the Frontline Cyprus Amended and Restated Charter which will become effective upon issuance of the Temporary Redomiciliation Certificate and which will be filed with the Cyprus Companies’ Registry as part of the application for the Redomiciliation; (v) obtain confirmation on any consent from employees or creditors if needed under Bermuda law (understood not to be needed under Bermuda law); (vi) obtain statutory declarations signed by all directors of Frontline (Bermuda) or a director duly authorized by the board of directors of Frontline (Bermuda) stating that the Company is solvent and able to meet all of its liabilities and obligations and that the discontinuance would not adversely affect the interests or rights of bona fide creditors and shareholders; (vii) obtain a statutory declaration by a duly authorized director of Frontline (Bermuda) or by a person to whom the representation of the company has been assigned confirming (a) the name of the company in Bermuda and the name under which its will continue to exist in Cyprus, (b) the jurisdiction in which  the company has been incorporated and its date of incorporation, (c) the resolution or equivalent document deciding that Frontline will be incorporated as continuing in Cyprus, (d) that Frontline has given official notice to the Bermuda authorities of its intention to be registered as continuing in the Republic (accompanied by a receipt of such official notification), and (e) no administrative or criminal proceedings have been commenced against the company for the contravention of Bermuda law; (viii) obtain a statutory declaration by a duly authorized director of Frontline (Bermuda) or by a person to whom the representation of the company has been assigned which confirms the solvency of the company and that there are no circumstances which could affect in a negative and substantial manner the solvency of the company in a period of 12 months from the date of submission of the application for continuation of the company in Cyprus; (ix) obtain irrevocable deed polls signed by all directors of Frontline (Bermuda) and by a director on behalf of Frontline (Bermuda) in respect of the service of legal process; (x) obtain a sworn statement from the directors or a director authorized by the board of directors of Frontline (Bermuda) that inter alia there are no administrative or criminal proceedings have been initiated against the Company for infringement of the laws of Bermuda; (xi) obtain the latest prospectus of the Company pursuant to Section 354D(2)(a) of the Cyprus Companies Law; (xii) obtain the approval of continued listing on the NYSE and OSE; (xiii) obtain sworn affidavits of a director or equivalent authorized person of Frontline (Bermuda), confirming certain information on the Company and solvency of the Company, and attaching items (iv), (v); and (xiv) file with the Registrar a notice of discontinuance attaching information required under section 132H(1) of the Companies Act. If the Company carries on activities which require a license or authorization is required in both Cyprus and Bermuda, the Company must provide the Cypriot Registrar with the consent from the authority competent to provide such license/approval, prior to the Redomiciliation. It must also obtain any licenses which are required in Cyprus. Once all necessary documentation is obtained or produced and the Redomiciliation application is submitted to the Cyprus Companies’ Registry, if the Cyprus Companies’ Registry is satisfied with the same, the Temporary Redomiciliation Certificate will be issued by the Cyprus Companies’ Registry within circa ten days. Thereafter, an original and apostilled Final Deletion Certificate from Bermuda (which is the Certificate of Discontinuance issued by the Registrar) must be filed with the Cyprus Companies’ Registry within six months of issuance of the Temporary Redomiciliation Certificate (with the possibility of a three-month extension for good cause) and circa one to two weeks following submission, a final redomiciliation certificate will be issued by the Cyprus Companies Registry. The Cyprus final redomiciliation certificate will become effective upon submission of the Final Deletion Certificate from Bermuda. The Redomiciliation must become effective at the same time in both jurisdictions.

Upon the issuance of the Temporary Redomiciliation Certificate by the Cyprus Companies’ Registry, we will be domesticated and continue as a Cyprus company with the name “Frontline Plc.” Under Bermuda and Cyprus law, the Redomiciliation into Cyprus is deemed effective upon the issuance of the Temporary Redomiciliation Certificate by the Cyprus Companies’ Registry and the Company will be deemed to be a Cypriot company, subject to the Cypriot Companies Law from such date. After the Redomiciliation becomes effective, we will deliver a copy of the Temporary Redomiciliation Certificate to the Registrar in Bermuda.
The Redomiciliation Completion shall be conditional upon the following Redomiciliation Conditions and applicable law: (a) Frontline becoming a tax resident in Cyprus; (b) the approval of the Redomiciliation Proposal by the Special General Meeting having been received; (c) the issuance of the Temporary Redomiciliation Certificate from the Cyprus Companies’ Registry; and (d) the fulfilment of all requirements under applicable law to ensure continued listing of Frontline on the NYSE or the OSE, including but not limited to: (i) the registration statement on Form F-4, of which this Proxy Statement/Prospectus forms a part, becoming effective under the Securities Act of 1933; and (ii) the Frontline (Cyprus) shares being approved for listing on NYSE, subject to the Redomiciliation Completion. Subject to the Redomiciliation Conditions being satisfied or waived in accordance with the Combination Agreement, the Redomiciliation Completion shall take place upon a temporary re-domiciliation certificate being issued by the Cyprus Companies’ Registry.
At the Redomiciliation Completion, Frontline shall: (a) deliver to Euronav documentation evidencing the fulfilment of the Redomiciliation Conditions insofar as it relates to the approvals/consents/licenses/permits to be obtained by Frontline; (b) deliver to Euronav a copy of the Temporary Redomiciliation Certificate issued by the Cyprus Companies’ Registry; and (c) deliver to Euronav evidence, satisfactory to Euronav acting reasonably, that Frontline is deemed tax resident in Cyprus.
After the Redomiciliation Completion, Frontline shall file any post-effective amendments in respect of Frontline’s registration statements as necessary with the SEC to allow Frontline (Cyprus) to continue to utilize such registration statements.
Within 30 days of the issuance of a Temporary Re-domiciliation Certificate by the Cyprus Companies’ Registry, Frontline shall deliver to Euronav: (a) a copy of the Certificate of Discontinuance issued by the Registrar in respect of Frontline’s discontinuance; and (b) deliver to Euronav a copy of the final certificate of continuation into Cyprus issued by the Cyprus Companies’ Registry.
 The Redomiciliation is not conditioned on the completion of the Tender Offer, the Merger or the Combination Transactions.
Interests of Certain of Frontline’s Directors, Executive Officers and Major Shareholders in the Redomiciliation.
When you consider the recommendation of Frontline’s Board of Directors in favor of approval of the Redomiciliation Proposal, you should keep in mind that certain of Frontline’s directors, executive officers and major shareholders may have interests in the Redomiciliation that are different from, or in addition to, your interests as a shareholder.
Reference is made to the Combination Agreement that Frontline entered into on July 10, 2022 with Euronav. On the terms and subject to the conditions set forth in the Combination Agreement, Frontline has agreed after the completion of the Redomiciliation make a voluntary conditional exchange offer (the “Tender Offer”) for all outstanding shares of Euronav at an exchange ratio of 1.45 Frontline shares for 1.0 Euronav share, and Frontline and Euronav shall initiate a process whereby Euronav merges into Frontline with Frontline as the surviving entity (the “Merger”).
While the Redomiciliation is not conditioned upon the successful completion of the Merger or the Tender Offer or the Combination Transactions, the completion of the Tender Offer is subject to customary closing conditions, including, among others specified in the Combination Agreement, the Redomiciliation having occurred.
As referenced above, Hemen and other entities related to it own and beneficially own an aggregate of 35.6% of Frontline’s ordinary shares.  Famatown and other entities related to it own and beneficially own an aggregate of 19% of Euronav’s ordinary shares. Hemen and Famatown and other entities related to them have agreed to take necessary corporate resolutions and at shareholders meetings of Frontline and Euronav use the voting rights attached to their shares to vote in favor of any resolution necessary to consummate the transactions outlined in the Combination Agreement, including the Redomiciliation.

Background for the Redomiciliation
Our senior management and Board of Directors believes that the Redomiciliation will, among other things, provide legal, administrative, and other similar efficiencies. In addition, the completion of the Redomiciliation is a condition of launching and closing the Tender Offer and the Merger. For the purpose of the Redomiciliation, Frontline will adopt the Frontline Cyprus Amended and Restated Charter which will be filed with the Cyprus Companies’ Registry as part of the Redomiciliation application and which will take effect upon the issuance of the Temporary Redomiciliation Certificate from the Cyprus Companies’ Registry. The Frontline Cyprus Amended and Restated Charter provides Frontline’s shareholders with the same or substantially the same rights as prior to the Redomiciliation, subject to changes to conform to the Cyprus Companies Law (noting that the Frontline Cyprus Amended and Restated Charter will contain certain additional interim governance provisions pursuant to the Combination Agreement).
Our Board of Directors considered several possible new jurisdictions for the Company’s domicile and concluded that a Cyprus domicile would best serve the Company’s goals and interests.
Effects and Advantages of the Redomiciliation
Our Board of Directors believes that there are advantages of the Redomiciliation. As a well-established shipping and ship management center, Cyprus is expected to provide many benefits to the Company, including but not limited to recruitment of experienced commercial and administrative and management personnel, a comprehensive tonnage tax regime, approved by the European Union, and a geographically advantageous position between our key market time zones. In addition, the completion of the Redomiciliation is a condition of launching and closing the Tender Offer and the Merger. Please see “The Redomiciliation—Effects and Advantages of the Redomiciliation.”
Additionally, pursuant to the Cyprus Companies Law Cap. 113, the Frontline Cyprus Amended and Restated Charter, which we will adopt at the Special General Meeting, will be rendered effective immediately upon issue of the Temporary Redomiciliation Certificate by the Cyprus Companies’ Registry.
The effective date of the discontinuance from Bermuda pursuant to section 132H of the Companies Act, as amended, is the date that our continuance in Cyprus is effective pursuant to the laws of Cyprus and such discontinuance and continuance shall not be deemed to: (a) create a new legal entity or (b) prejudice or affect the continuity of the body corporate which was formerly Frontline (Bermuda).
From the date of Redomiciliation, the Company continues as a body corporate for all purposes as if incorporated and registered as a limited liability company under and subject to the law of Cyprus. The Company then has: (a) the capacity to perform all the functions of a public limited liability company; (b) the capacity to sue and to be sued; (c) perpetual succession; and (d) the power to acquire, hold and dispose of property.
As a matter of Cyprus law, the registration of the Company in Cyprus shall be void and without legal effect pursuant to the Cyprus Companies Law if it is done with the aim of: (a) creating a new legal entity; (b) causing harm or affecting the continuation of the Company as a body corporate; (c)  affecting the property of the Company and the manner in which the Company shall retain all of its property, rights, debts and obligations; (d) rendering defective any legal or other proceedings that were commenced or are about to be commenced against the Company; or (e) acquitting or preventing any conviction, decision, opinion, order debt, debenture or obligation which is pending or which will become pending or any reason that exists against the Company or against any shareholder, director, officer or persons to whom the management or representation of the Company has been assigned.
Accordingly, although the Redomiciliation will effect a change in our jurisdiction of incorporation, and other changes of a legal nature, including our adoption of new constitutional documents, which will become effective immediately upon issue of the Temporary Redomiciliation Certificate, which are described in this Proxy Statement/Prospectus, the business, assets and liabilities of Frontline and its subsidiaries on a consolidated basis, as well as our principal locations and fiscal year, will be the same upon effectiveness of the Redomiciliation as they are currently before the Redomiciliation.

No Change in Management or Our Board of Directors Immediately After Effectiveness of the Redomiciliation
Our executive officers will remain the same upon effectiveness of the Redomiciliation. Our current executive officers are Lars H. Barstad (Chief Executive Officer of Frontline Management AS and our principal executive officer), and Inger M. Klemp (Chief Financial Officer of Frontline Management AS and our principal financial officer).
Our Board of Directors will continue as our Board of Directors upon effectiveness of the Redomiciliation. Our current Board is composed of John Fredriksen, James O’Shaughnessy, Ola Lorentzon, Ole B. Hjertaker, Steen Jakobsen and Marios Demetriades.
In addition, none of the members or the chairperson of our committees, including our Audit Committee, will change upon effectiveness of the Redomiciliation.
Redomiciliation Share Conversion
In the Redomiciliation, each of our currently outstanding ordinary shares will automatically continue to be outstanding by operation of law, on a one-for-one basis, as ordinary shares of Frontline (Cyprus) with the same nominal value. Consequently, upon effectiveness of the Redomiciliation, each holder of our ordinary shares will instead hold ordinary shares of Frontline (Cyprus) of the same nominal value, representing the same proportional equity interest in Frontline as that shareholder held in Frontline (Bermuda) and representing the same class of shares. The number of ordinary shares of Frontline (Cyprus) outstanding immediately after the Redomiciliation will be the same as the number of ordinary shares of Frontline (Bermuda) outstanding immediately prior to the Redomiciliation.
Frontline (Cyprus) will not issue new share certificates to Frontline (Cyprus) shareholders who currently hold any of our share certificates, except as set forth below. A shareholder who currently holds any of our share certificates will receive a new share certificate only upon any future transaction in Frontline (Cyprus) ordinary shares that requires the transfer agent to issue share certificates in exchange for existing share certificates. It is not necessary for shareholders of Frontline (Bermuda) to exchange their existing share certificates for share certificates of Frontline (Cyprus). Until surrendered and exchanged, each certificate evidencing Frontline (Bermuda) ordinary shares will be deemed for all purposes of the Company to evidence the identical number of ordinary shares of Frontline (Cyprus). Holders of uncertificated ordinary shares of Frontline (Bermuda) immediately prior to the Redomiciliation will continue as holders of uncertificated ordinary shares of Frontline (Cyprus) upon effectiveness of the Redomiciliation, provided that the holders of uncertificated shares are duly registered as holders of shares in Frontline’s register of members. After the Redomiciliation to Cyprus, share certificates will not be issued for holders of uncertificated shares.
Shareholder Rights
After the effectiveness of the Redomiciliation, the rights of shareholders of Frontline (Cyprus) will arise and be governed under Cyprus law and the Frontline Cyprus Amended and Restated Charter. The Frontline Cyprus Amended and Restated Charter, if approved at the Special General Meeting, will become effective upon issue of the Temporary Redomiciliation Certificate. The Frontline Cyprus Amended and Restated Charter and Cyprus law may contain provisions that differ in some respects from those in our Current Constitution and Bermuda law and, therefore, some of your rights as a shareholder of Frontline (Cyprus) could differ from the rights you currently possess as a shareholder of Frontline (Bermuda). The Frontline Cyprus Amended and Restated Charter will be substantially the same as our Current Constitution, subject to changes to conform to the Cyprus Companies Law (noting that the Frontline Cyprus Amended and Restated Charter will contain certain additional interim governance provisions pursuant to the Combination Agreement). See “Comparison of Bermuda and Cyprus Corporate Law” where we describe material provisions under the law of Bermuda and the law of the Cyprus relating to your rights as a shareholder.

Material Tax Consequences of the Redomiciliation
We do not believe that we or our shareholders will be subject to taxation in Bermuda or Cyprus as a result   of the Redomiciliation. Specifically, in relation to Cyprus tax law provisions, no taxing circumstances arise at the time of the Redomiciliation of Frontline (Cyprus) and, consequently, no tax liabilities arise as a result of any provision under Cyprus tax law. However, the provisions of Cyprus tax law shall apply on the assessment of the incomes of Frontline (Cyprus), which may result in a higher tax rate being applied to taxable profits, depending on the nature of such profits and/or income. Similarly, the provisions of the Cyprus tax law and double tax treaties shall generally apply in relation to the distributions of profits by the company to its shareholders.
We expect the Redomiciliation to qualify as a tax-free “reorganization” for purposes of U.S. federal income tax matters and, as such, we expect that neither we nor U.S. Holders will be subject to U.S. federal income taxation as a result of the Redomiciliation. See “Taxation.”

PROPOSALS TO BE CONSIDERED BY FRONTLINE’S SHAREHOLDERS

PROPOSAL NO. 1 - THE INCREASE OF AUTHORIZED SHARE CAPITAL PROPOSAL
Increase of Authorized Share Capital Proposal
Frontline shareholders are being asked to consider and vote on the Increase of Authorized Share Capital Proposal to approve an increase of Frontline’s authorized share capital from $500,000,000 (divided into 500,000,000 ordinary shares, par value $1.00), to $600,000,000 (divided into 600,000,000 ordinary shares, par value $1.00), by the creation of an additional 100,000,000 ordinary shares, par value $1.00, with such newly created ordinary shares to be of the same category and have the same rights and to rank pari passu with the existing ordinary shares in all respects.
The proposed increase in the authorized share capital been recommended by Frontline’s Board of Directors to ensure that an adequate number of ordinary shares are available for future use. Frontline’s Board of Directors believes that the proposed increase will make available a sufficient number of authorized ordinary shares for future issuances, including financings, corporate mergers and acquisitions, use in employee benefit plans, stock splits, stock dividends or other corporate purposes. The availability of additional ordinary shares will provide Frontline with greater flexibility in taking any of these actions and would allow it to issue ordinary shares or securities convertible into ordinary shares without the delay or expense of obtaining shareholder approval, except to the extent required by state law or the requirements of the NYSE and OSE or any other applicable exchange or quotation system for particular transactions.  Frontline (Bermuda) currently has no plans for the increased authorized share capital.
If and only if the Redomiciliation Proposal (described herein) is approved by Frontline’s shareholders and the Redomiciliation is completed following the satisfaction or waiver of the Redomiciliation Conditions, as described above, Frontline (Cyprus) has agreed to make a Tender Offer for all outstanding shares of Euronav for the Consideration Shares, with the intention that Frontline and Euronav will merge following the Tender Offer.  The authorized and unissued share capital of Frontline (Cyprus) will be used to settle the Combination Transactions with Euronav, which will be contemplated in a separate registration statement and other documents filed with the SEC and other offering documents required by applicable laws.
Vote Required for Approval
The approval of the Increase of Authorized Share Capital Proposal requires the affirmative vote of more than 50% of the votes cast by the holders of the ordinary shares of Frontline as of the record date present, in person or by proxy, and voting at the Special General Meeting. The Increase of Authorized Share Capital Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of the Board of Directors
FRONTLINE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FRONTLINE’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCREASE OF AUTHORIZED SHARE CAPITAL PROPOSAL.

PROPOSAL NO. 2 - THE REDOMICILIATION PROPOSAL
The Redomiciliation
As discussed in this Proxy Statement/Prospectus, Frontline shareholders are being asked to consider and vote on the Redomiciliation Proposal to:
(a)
re-domicile Frontline by way of discontinuation out of Bermuda and continue as a public company limited by shares incorporated in the Republic of Cyprus (“Cyprus”) under the name of Frontline Plc (the “Redomiciliation”);

(b)
approve an amendment to the Company’s current Amended and Restated Bye-Laws, to include a provision allowing for the Company’s redomiciliation out of Bermuda as required under the under the laws of Cyprus, attached to this Proxy Statement/Prospectus as Annex A (the “Discontinuation Amendment”);

(c)
adopt, upon the Redomiciliation taking effect by issuance of the Temporary Redomiciliation Certificate, the Amended and Restated Memorandum and Articles of Association governed by the laws of Cyprus, attached to this proxy statement/prospectus (the “Proxy Statement/Prospectus”) as Annex B (the “Amended and Restated Charter”), in place of Frontline’s Memorandum of Association and Frontline’s current Amended and Restated Bye-Laws including as amended by the proposed Discontinuation Amendment (the “Current Constitution”) which will abolish and replace the Current Constitution upon the Redomiciliation;

(d)
approve Frontline’s appointment of Marios Saveriades and/or Constantinos Saveriades, both of K.C. Saveriades & Co. LLC of Limassol, Cyprus as the authorized representative(s) in Cyprus to effect the Redomiciliation and sign all necessary applications and statutory declarations; and

(e)
approve: (i) 8, John Kennedy Street, Iris House, Off. 740B, 3106 Limassol, Cyprus as the registered address of Frontline Plc; (ii) the resignations of James Ayers and Marios Saveriades as secretary and assistant secretary of Frontline (Bermuda), respectively, and the appointment of Marios Saveriades as Secretary of Frontline; (iii) the appointment of PricewaterhouseCoopers Ltd. Cyprus as local statutory auditors of Frontline Plc; and (iv) the continuation of the current directors of Frontline (Bermuda), namely John Fredriksen, James O’Shaughnessy, Ola Lorentzon, Steen Jakobsen, Ole B. Hjertaker and Marios Demetriades, as the directors of Frontline Plc.

The Discontinuation Amendment, which includes language that will amend the Company’s current Amended and Restated Bye-laws to include a provision allowing for the Redomiciliation as required under the laws of Cyprus, is attached to this Proxy Statement/Prospectus as Annex A. The ability to redomicile a Bermuda exempted company, by way of discontinuation out of Bermuda to another jurisdiction is expressly provided for in Section 132G of the Companies Act and will be included in the Company’s the Discontinuation Amendment to Frontline’s current Amended and Restated Bye-laws (subject to obtaining the requisite shareholder approval).
You should read carefully this Proxy Statement/Prospectus in its entirety for more detailed information concerning the Redomiciliation, especially the section entitled “Taxation” beginning on page 97 and “The Redomiciliation” beginning on page 55. In particular, you are directed to the proposed Discontinuation Amendment, a copy of which is attached to this proxy statement/prospectus as Annex A.
Vote Required for Approval
The approval of the Redomiciliation Proposal requires the affirmative vote of more than 50% of the votes cast by the holders of the ordinary shares of Frontline as of the record date present, in person or by proxy, and voting at the Special General Meeting. The Redomiciliation Proposal is not conditioned upon the Increase of Authorized Share Capital Proposal and the Adjournment Proposal.
Recommendation of the Board of Directors
FRONTLINE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FRONTLINE’S
SHAREHOLDERS VOTE “FOR” THE REDOMICILIATION PROPOSAL. WHEN YOU CONSIDER THE RECOMMENDATION OF FRONTLINE’S BOARD OF DIRECTORS, YOU SHOULD KEEP IN MIND THAT CERTAIN OF FRONTLINE’S DIRECTORS, EXECUTIVE OFFICERS AND MAJOR SHAREHOLDERS MAY HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM, OR IN ADDITION TO, YOUR INTERESTS AS A SHAREHOLDER, WHICH ARE DESCRIBED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

PROPOSAL NO. 3 - THE ADJOURNMENT PROPOSAL
Adjournment Proposal
The Adjournment Proposal, if adopted, will allow Frontline’s Board of Directors to adjourn the Special General Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Frontline’s shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special General Meeting to approve one or more of the proposals presented at the Special General Meeting. In no event will Frontline’s Board of Directors adjourn the Special General Meeting or consummate the Redomiciliation beyond the date by which it may properly do so under Frontline’s Current Constitution and Bermuda law.
If the Adjournment Proposal is not approved by Frontline’s shareholders, Frontline’s Board of Directors may not be able to adjourn the Special General Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special General Meeting to approve the Redomiciliation.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of more than 50% of the votes cast by the holders of the ordinary shares of Frontline as of the record date present, in person or by proxy, and voting at the Special General Meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of the Board of Directors
FRONTLINE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FRONTLINE’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
We are incorporating by reference Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2021 and December 31, 2020 under “Item 5—Operating and Financial Review and Prospects—A. Operating Results,” included in our 2021 Annual Report and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2022 included in our Report on Form 6-K filed with the SEC on September 9, 2022.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are incorporating by reference “Item 11 – Quantitative and Qualitative Disclosures about Market Risk” included in our 2021 Annual Report and “Quantitative and Qualitative Disclosures about Market Risk” in our Report on Form 6-K filed with the SEC on September 9, 2022.

BUSINESS
Our Company
We are Frontline Ltd., an international shipping company incorporated in Bermuda as an exempted company under the Companies Act on June 12, 1992 (Company No. EC-17460). Our registered and principal executive offices are located at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda, and our telephone number at that address is +(1) 441 295 6935.
We are engaged primarily in the ownership and operation of oil and product tankers. We operate through subsidiaries located in Bermuda, India, the Marshall Islands, Liberia, Norway, the United Kingdom and Singapore. We are also involved in the charter, purchase and sale of vessels.
The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s internet site is www.sec.gov. The address of the Company's internet site is www.frontline.bm. The information on our website is not incorporated by reference into this registration statement.
As of October 25, 2022, our fleet consisted of 70 vessels, with an aggregate capacity of approximately 13.1 million dwt:
(i) 66 vessels owned by the Company (21 VLCCs, 27 Suezmax tankers, 18 LR2/Aframax tankers); and
(ii) four vessels that are under the Company’s commercial management (two Suezmax tankers and two Aframax tankers).
Our vessels operate worldwide and therefore management does not evaluate performance by geographical region as this information is not meaningful.
We own various vessel owning and operating subsidiaries. Our operations take place substantially outside of the United States. Our subsidiaries, therefore, own and operate vessels that may be affected by changes in foreign governments and other economic and political conditions. We are engaged in transporting crude oil and its related refined petroleum products and our vessels operate in the spot and time charter markets. Our VLCCs are specifically designed for the transportation of crude oil and, due to their size, are primarily used to transport crude oil from the Middle East Gulf to the Far East, Northern Europe, the Caribbean and the Louisiana Offshore Oil Port, or LOOP. Our Suezmax tankers are similarly designed for worldwide trading, but the trade for these vessels is mainly in the Atlantic Basin, Middle East and Southeast Asia. Our LR2/ Aframax tankers are designed to be flexible, able to transport primarily refined products, but also fuel and crude oil from smaller ports limited by draft restrictions. The vessels will normally trade between the larger refinery centers around the world, being the Gulf of Mexico, Middle East, Rotterdam and Singapore.
We are committed to providing quality transportation services to all of our customers and to developing and maintaining long-term relationships with the major charterers of tankers. Increasing global environmental concerns have created a demand in the petroleum products/crude oil seaborne transportation industry for vessels that are able to conform to the stringent environmental standards currently being imposed throughout the world.
The tanker industry is highly cyclical, experiencing volatility in profitability, vessel values and freight rates. Freight rates are strongly influenced by the supply of tanker vessels and the demand for oil transportation. Refer to "Item 5. Operating and Financial Review and Prospects-Overview" of our 2021 Annual Report for a discussion of the tanker market in 2020 and 2021.
Similar to structures commonly used by other shipping companies, our vessels are all owned by, or chartered to, separate subsidiaries or associated companies. Frontline Management AS and Frontline Management (Bermuda) Limited, both wholly owned subsidiaries, which we refer to collectively as Frontline Management, support us in the implementation of our decisions. Frontline Management is responsible for the commercial management of our ship owning subsidiaries, including chartering and insurance. Each of our vessels is registered under the Marshall Islands or Hong Kong flag.

Our Fleet
The following table sets forth certain information regarding the fleet that we operated as of October 25, 2022.
Vessel	Built	Approximate Dwt.	Flag	Type of Employment(1)

Tonnage Owned
VLCCs

Front Kathrine	2009	298,000	MI	Spot market
Front Queen	2009	298,000	MI	Spot market
Front Eminence	2009	321,000	MI	Spot market
Front Endurance	2009	321,000	MI	Spot market
Front Cecilie	2010	297,000	MI	Spot market
Front Signe	2010	297,000	MI	Spot market
Front Duke	2016	299,000	MI	Spot market
Front Duchess	2017	299,000	MI	Spot market
Front Earl	2017	303,000	MI	Spot market
Front Prince	2017	301,000	MI	Spot market
Front Empire	2018	303,000	MI	Spot market
Front Princess	2018	302,000	MI	Spot market
Front Defender	2019	299,000	MI	Spot market
Front Discovery	2019	299,000	MI	Spot market
Front Dynamic	2020	299,000	MI	Spot market
Front Driva	2019	319,000	MI	Spot market
Front Nausta	2019	319,000	MI	Spot market
Front Alta	2022	300,000	MI	Spot market
Front Tweed	2022	300,000	MI	Spot market
Front Tana	2022	300,000	MI	Spot market
Front Gaula	2022	300,000	MI	Spot market

Suezmax Tankers
Front Ull	2014	157,000	MI	Spot market
Front Idun	2015	157,000	MI	Spot market
Front Thor	2010	157,000	MI	Spot market
Front Loki	2010	157,000	MI	Spot market
Front Odin	2010	157,000	MI	Spot market
Front Njord	2010	157,000	MI	Spot market
Front Balder	2009	156,000	MI	Spot market
Front Brage	2011	157,000	MI	Spot market
Front Crown	2016	157,000	MI	Spot market
Front Challenger	2016	157,000	MI	Spot market
Front Classic	2017	157,000	MI	Spot market
Front Clipper	2017	157,000	MI	Spot market
Front Crystal	2017	157,000	MI	Spot market
Front Coral	2017	158,000	MI	Spot market
Front Cosmos	2017	158,000	MI	Spot market
Front Cascade	2017	157,000	MI	Spot market
Front Sparta	2019	157,000	HK	Spot market
Front Samara	2019	157,000	HK	Spot market
Front Siena	2019	157,000	HK	Spot market
Front Singapore	2019	157,000	HK	Spot market
Front Seoul	2019	157,000	HK	Spot market
Front Santiago	2019	157,000	HK	Spot market
Front Savannah	2019	157,000	HK	Spot market
Front Suez	2019	157,000	HK	Spot market
Front Shanghai	2019	157,000	HK	Spot market
Front Silkeborg	2019	157,000	HK	Spot market
Front Cruiser	2020	157,000	MI	Spot market

Vessel	Built	Approximate Dwt.	Flag	Type of Employment(1)

LR2/Aframax Tankers
Front Ocelot	2016	110,000	MI	Spot market
Front Cheetah	2016	110,000	MI	Spot market
Front Lynx	2016	110,000	MI	Spot market
Front Cougar	2016	110,000	MI	Spot market
Front Leopard	2016	110,000	MI	Spot market
Front Jaguar	2016	110,000	MI	Spot market
Front Altair	2016	110,000	MI	Spot market
Front Antares	2017	110,000	MI	Spot market
Front Vega	2017	110,000	MI	Spot market
Front Sirius	2017	110,000	MI	Spot market
Front Castor	2017	110,000	MI	Spot market
Front Pollux	2017	110,000	MI	Spot market
Front Capella	2017	110,000	MI	Spot market
Front Polaris	2018	110,000	MI	Spot market
Front Fusion	2021	110,000	MI	Spot market
Front Future	2021	110,000	MI	Spot market
Front Favour(2)	2021	110,000	MI	Time charter
Front Feature(3)	2021	110,000	MI	Time charter

1.	Time Charter includes those contracts with durations in excess of six months.
2.	In September 2022, the Company entered into a fixed rate time charter to a third party on a three-year time charter.
3.	In August 2022, the Company entered into a fixed rate time charter to a third party on a three-year time charter.
Key to Flags:
MI – Marshall Islands, HK – Hong Kong.

Strategy
Our principal focus is the transportation of crude oil and related refined petroleum cargoes for major oil companies and large oil trading companies. We seek to optimize our income and adjust our exposure through actively pursuing charter opportunities whether through spot charters, time charters, bareboat charters, sale and leasebacks, straight sales and purchases of vessels, newbuilding contracts and acquisitions.
We presently operate VLCCs, Suezmax and Aframax tankers in the crude oil tanker market and LR2 tankers in the refined product market. Our preferred strategy is to have some fixed charter income coverage for our fleet, predominantly through time charters, and trade the balance of the fleet on the spot market. We focus on minimizing time spent in ballast by "cross trading" our vessels, typically with voyages loading in the Middle East Gulf discharging in Northern Europe, followed by a trans-Atlantic voyage to the U.S. Gulf of Mexico and, finally, a voyage from either the Caribbean, US Gulf or West Africa to the Far East/Indian Ocean. We believe that operating a certain number of vessels in the spot market, enables us to capitalize on a potentially stronger spot market as well as to serve our main customers on a regular non term basis. We believe that the size of our fleet is important in negotiating terms with our major clients and charterers. We also believe that our large fleet enhances our ability to obtain competitive terms from suppliers, ship repairers and builders and to produce cost savings in chartering and operations.
Our business strategy is primarily based upon the following principles:
•	emphasizing operational safety and quality maintenance for all of our vessels and crews;
•	ensuring that the work environment on board and ashore always meet the highest standards complying with all safety and health regulations, labor conditions and respecting human rights;
•	complying with all current and proposed environmental regulations;
•	outsourcing technical management and crewing;
•	continuing to achieve competitive operational costs;
•	achieving high utilization of our vessels;
•	achieving competitive financing arrangements;
•	achieving a satisfactory mix of term charters, contracts of affreightment, or COAs, and spot voyages; and
•	developing and maintaining relationships with major oil companies and industrial charterers.
We continue to have a strategy of outsourcing, which includes the outsourcing of management, crewing and accounting services to a number of independent and competing suppliers. The technical management of our vessels is provided by independent ship management companies. Pursuant to management agreements, each of the independent ship management companies provides ship maintenance, crewing, technical support, shipyard supervision and related services to us. A central part of our strategy is to benchmark operational performance and cost level amongst our ship managers. Currently, our vessels are crewed with Russian, Ukrainian, Croatian, Romanian, Indian and Filipino officers and crews, or combinations of these nationalities.

Environmental, Social & Governance
Frontline relies on the SASB framework for our sector to ensure the proper monitoring of material ESG issues. The Company has published its 2021 ESG report, which may be found on its website at https://www.frontline.bm/about-frontline-ltd/environmental-social-governance-esg/. The information on our website is not incorporated by reference into this registration statement.
Identifying and addressing ESG risks and opportunities is at the core of Frontline’s business strategy, which in turn, guides our daily operations.
Frontline continues to invest in the expansion and modernization of our fleet as demonstrated by the delivery of four LR2 tanker newbuildings and two latest generation ECO-type VLCCs in 2021, the delivery of four ECO-type VLCCs in April, June, August and October 2022, respectively, and the upcoming delivery of one VLCC newbuilding in the remainder 2022 and one VLCC newbuilding in 2023. Our long-term focus on maintaining a modern, energy efficient fleet has positioned us well to mitigate the risks and capitalize on the opportunities provided by the ever-increasing environmental laws and regulations. As part of our energy efficiency project, “Decarbonization journey towards IMO 2030-2050”, we have fully digitalized our ship performance data into our digital monitoring platform, Veracity. Closely monitoring, managing, and reporting ESG related key performance indicators, or KPIs, including energy efficiency and health and safety metrics, is part of our daily operations. Based on our 2021 emissions data, our owned fleet would achieve an overall weighted average carbon intensity rating of ‘A’ (major superior performance level) under the ship rating system adopted by the IMO, outperforming the IMO’s and the Poseidon Principles’ decarbonization trajectories.
Our number one priority is the health and safety of our people, including the thousands of seafarers employed by the ship management companies we partner with. Safety first, no compromises. The COVID-19 pandemic has placed great demands on our people, none more so than our ship crew members, and we are extremely grateful for their hard work and dedication during this challenging time. Our seafarers have endured quarantine and extensive test-regimes to safeguard people and society. To address some of these challenges we have supported our ship managers with the implementation of well-being initiatives and have ensured that all seafarers have access to mental health support, rolling out a digital platform that gives seafarers access to a doctor, psychologist, and dietician at their discretion.
Frontline has a comprehensive compliance program led by our dedicated Compliance Officer which ensures we conduct our business in an honest and ethical manner. This includes robust policies and procedures, mitigating the risks of our industry and operations, annual risk assessments by external advisors, training for all employees, management and the Board of Directors, third party audits, internal systems and controls, remediation, and investigations, as well as quarterly reporting to the Audit Committee. As a result, Frontline can monitor and comprehend emerging challenges arising not only from laws, regulations, and public authorities, but also from the expectations of our key stakeholders, such as investors, banks and customers.
Seasonality
Historically, oil trade and, therefore, charter rates increased in the winter months and eased in the summer months as demand for oil and oil products in the Northern Hemisphere rose in colder weather and fell in warmer weather. The tanker industry, in general, has become less dependent on the seasonal transport of heating oil than a decade ago as new uses for oil and oil products have developed, spreading consumption more evenly over the year. This is most apparent from the higher seasonal demand during the summer months due to energy requirements for air conditioning and motor vehicles.

Customers
No single customer in the years ended December 31, 2021, December 31, 2020 and December 31, 2019, accounted for 10% or more of the Company's consolidated revenues.
Competition
The market for international seaborne crude and oil products transportation services is highly fragmented and competitive. Seaborne oil transportation services are generally provided by two main types of operators: major oil company captive fleets (both private and state-owned) and independent ship-owner fleets. In addition, several owners and operators pool their vessels together on an ongoing basis, and such pools are available to customers to the same extent as independently owned-and-operated fleets. Many major oil companies and other oil trading companies, the primary charterers of the vessels owned or controlled by us, also operate their own vessels and use such vessels not only to transport their own crude oil but also to transport crude oil for third party charterers in direct competition with independent owners and operators in the tanker charter market. Competition for charters is intense and is based upon price, location, size, age, condition and acceptability of the vessel and its manager. Competition is also affected by the availability of other size vessels to compete in the trades in which the Company engages. Charters are, to a large extent, brokered through international independent brokerage houses that specialize in finding the optimal ship for any particular cargo based on the aforementioned criteria. Brokers may be appointed by the cargo shipper or the ship owner.
Environmental and Other Regulations in the Shipping Industry
Government regulation and laws significantly affect the ownership and operation of our fleet. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.
A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the United States Coast Guard, or USCG, harbor master or equivalent), classification societies, flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or result in the temporary suspension of the operation of one or more of our vessels.
Increasing environmental concerns have created a demand for vessels that conform to stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations frequently change and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect our profitability.

The International Maritime Organization, or IMO, which is the United Nations' agency for maritime safety and the prevention of pollution by vessels, has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as “MARPOL,” the International Convention for the Safety of Life at Sea of 1974, or SOLAS Convention, and the International Convention on Load Lines of 1966, or LL Convention. MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms. MARPOL is applicable to drybulk, tanker and LNG carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried in bulk in liquid or in packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997; new emissions standards, titled IMO-2020, took effect on January 1, 2020.
In 2013, the IMO’s Marine Environmental Protection Committee, or the MEPC, adopted a resolution amending MARPOL Annex I Condition Assessment Scheme, or CAS. These amendments became effective on October 1, 2014, and require compliance with the 2011 International Code on the Enhanced Programme of Inspections during Surveys of Bulk Carriers and Oil Tankers, or “ESP Code,” which provides for enhanced inspection programs. We may need to make certain financial expenditures to comply with these amendments.
Air Emissions
In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution from vessels. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits “deliberate emissions” of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, as explained below. Emissions of “volatile organic compounds” from certain vessels, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls, or PCBs) are also prohibited. We believe that all our vessels are currently compliant in all material respects with these regulations.
The MEPC adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone depleting substances, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships.
On October 27, 2016, at its 70th session, the MEPC agreed to implement a global 0.5% m/m sulfur oxide emissions limit (reduced from 3.50%) starting from January 1, 2020. This limitation can be met by using low-sulfur compliant fuel oil, alternative fuels, or certain exhaust gas cleaning systems. Ships are now required to obtain bunker delivery notes and International Air Pollution Prevention, or IAPP Certificates from their flag states that specify sulfur content. Additionally, at MEPC 73, amendments to Annex VI to prohibit the carriage of bunkers above 0.5% sulfur on ships, with the exception of vessels fitted with exhaust gas cleaning equipment (“scrubbers”) which can carry fuel of higher sulfur content, were adopted and took effect March 1, 2020. These regulations subject ocean-going vessels to stringent emissions controls, and may cause us to incur substantial costs.

Sulfur content standards are even stricter within certain “Emission Control Areas,” or ECAs. As of January 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1% m/m. Amended Annex VI establishes procedures for designating new ECAs. Currently, the IMO has designated four ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area and United States Caribbean area. Ocean-going vessels in these areas will be subject to stringent emission controls and may cause us to incur additional costs. Other areas in China are subject to local regulations that impose stricter emission controls. In December 2021, the member states of the Convention for the Protection of the Mediterranean Sea Against Pollution (“Barcelona Convention”) agreed to support the designation of a new ECA in the Mediterranean. The group plans to submit a formal proposal to the IMO by the end of 2022 with the goal of having the ECA implemented by 2025. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA, or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.
Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for marine diesel engines, depending on their date of installation. At the MEPC meeting held from March to April 2014, amendments to Annex VI were adopted which address the date on which Tier III Nitrogen Oxide (NOx) standards in ECAs will go into effect. Under the amendments, Tier III NOx standards apply to ships that operate in the North American and U.S. Caribbean Sea ECAs designed for the control of NOx produced by vessels with a marine diesel engine installed and constructed on or after January 1, 2016. Tier III requirements could apply to areas that will be designated for Tier III NOx in the future. At MEPC 70 and MEPC 71, the MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxide for ships built on or after January 1, 2021. The EPA promulgated equivalent (and in some senses stricter) emissions standards in 2010. As a result of these designations or similar future designations, we may be required to incur additional operating or other costs.
As determined at the MEPC 70, the new Regulation 22A of MARPOL Annex VI became effective as of March 1, 2018 and requires ships above 5,000 gross tonnage to collect and report annual data on fuel oil consumption to an IMO database, with the first year of data collection having commenced on January 1, 2019. The IMO intends to use such data as the first step in its roadmap (through 2023) for developing its strategy to reduce greenhouse gas emissions from ships, as discussed further below.
As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. All ships are now required to develop and implement Ship Energy Efficiency Management Plans, or SEEMP, and new ships must be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index, or EEDI. Under these measures, by 2025, all new ships built will be 30% more energy efficient than those built in 2014. MEPC 75 adopted amendments to MARPOL Annex VI which brings forward the effective date of the EEDI’s “phase 3” requirements from January 1, 2025 to April 1, 2022 for several ship types, including gas carriers, general cargo ships, LNG carriers and oil tankers.
Additionally, MEPC 75 introduced draft amendments to Annex VI which impose new regulations to reduce greenhouse gas emissions from ships. These amendments introduce requirements to assess and measure the energy efficiency of all ships and set the required attainment values, with the goal of reducing the carbon intensity of international shipping. The requirements include (1) a technical requirement to reduce carbon intensity based on a new Energy Efficiency Existing Ship Index (“EEXI”), and (2) operational carbon intensity reduction requirements, based on a new operational carbon intensity indicator (“CII”). The attained EEXI is required to be calculated for ships of 400 gross tonnage and above, in accordance with different values set for ship types and categories. With respect to the CII, the draft amendments would require ships of 5,000 gross tonnage to document and verify their actual annual operational CII achieved against a determined required annual operational CII. Additionally, MEPC 75 proposed draft amendments requiring that, on or before January 1, 2023, all ships above 400 gross tonnage must have an approved SEEMP on board. For ships above 5,000 gross tonnage, the SEEMP would need to include certain mandatory content. MEPC 75 also approved draft amendments to MARPOL Annex I to prohibit the use and carriage for use as fuel of heavy fuel oil (“HFO”) by ships in Arctic waters on and after July 1, 2024. The draft amendments introduced at MEPC 75 were adopted at the MEPC 76 session on June 2021 and are expected to enter into force on November 1, 2022, with the requirements for EEXI and CII certification coming into effect from January 1, 2023. Any vessels that will not meet this new EEXI requirement will need to adopt energy-saving/emission reducing technology, through retrofits, to reach compliant levels. This creates a vast array of implications for the tanker industry going forward. Recycling of older ships could accelerate as the investments to comply with regulations are not feasible. One of the most efficient ways of reducing emissions is reducing power, this would in turn limit vessel speed and with that supply.

MEPC 77 adopted a non-binding resolution which urges Member States and ship operators to voluntarily use distillate or other cleaner alternative fuels or methods of propulsion that are safe for ships and could contribute to the reduction of Black Carbon emissions from ships when operating in or near the Arctic.
We have incurred increased costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial condition.
Safety Management System Requirements
The SOLAS Convention was amended to address the safe manning of vessels and emergency training drills. The Convention of Limitation of Liability for Maritime Claims, or LLMC, sets limitations of liability for a loss of life or personal injury claim or a property claim against ship owners. We believe that our vessels are in substantial compliance with SOLAS and LLMC standards.
Under Chapter IX of the SOLAS Convention or the ISM Code, our operations are also subject to environmental standards and requirements. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that we and our technical managers have developed for compliance with the ISM Code. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.
The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. Our managers have obtained applicable documents of compliance for their offices and safety management certificates for all of our vessels for which the certificates are required by the IMO. The document of compliance and safety management certificate are renewed as required.
Regulation II-1/3-10 of the SOLAS Convention governs ship construction and stipulates that ships over 150 meters in length must have adequate strength, integrity and stability to minimize risk of loss or pollution. Goal-based standards amendments in SOLAS regulation II-1/3-10 entered into force in 2012, with July 1, 2016 set for application to new oil tankers and bulk carriers. The SOLAS Convention regulation II-1/3-10 on goal-based ship construction standards for bulk carriers and oil tankers, which entered into force on January 1, 2012, requires that all oil tankers and bulk carriers of 150 meters in length and above, for which the building contract is placed on or after July 1, 2016, satisfy applicable structural requirements conforming to the functional requirements of the International Goal-based Ship Construction Standards for Bulk Carriers and Oil Tankers (GBS Standards).
Amendments to the SOLAS Convention Chapter VII apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code, or IMDG Code. Effective January 1, 2018, the IMDG Code includes (1) updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, (2) new marking, packing and classification requirements for dangerous goods, and (3) new mandatory training requirements. Amendments which took effect on January 1, 2020 also reflect the latest material from the UN Recommendations on the Transport of Dangerous Goods, including (1) new provisions regarding IMO type 9 tank, (2) new abbreviations for segregation groups, and (3) special provisions for carriage of lithium batteries and of vehicles powered by flammable liquid or gas. The upcoming amendments, which will come into force on June 1, 2022, include (1) addition of a definition of dosage rate, (2) additions to the list of high consequence dangerous goods, (3) new provisions for medical/clinical waste, (4) addition of various ISO standards for gas cylinders, (5) a new handling code, and (6) changes to stowage and segregation provisions.

The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, or SCTW. As of February 2017, all seafarers are required to meet the STCW standards and be in possession of a valid STCW certificate. Flag states that have ratified SOLAS and STCW generally employ the classification societies, which have incorporated SOLAS and STCW requirements into their class rules, to undertake surveys to confirm compliance.
The IMO's Maritime Safety Committee and MEPC, respectively, each adopted relevant parts of the International Code for Ships Operating in Polar Water (the “Polar Code”). The Polar Code, which entered into force on January 1, 2017, covers design, construction, equipment, operational, training, search and rescue as well as environmental protection matters relevant to ships operating in the waters surrounding the two poles. It also includes mandatory measures regarding safety and pollution prevention as well as recommendatory provisions. The Polar Code applies to new ships constructed after January 1, 2017, and after January 1, 2018, ships constructed before January 1, 2017 are required to meet the relevant requirements by the earlier of their first intermediate or renewal survey.
Furthermore, recent action by the IMO’s Maritime Safety Committee and United States agencies indicates that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. By IMO resolution, administrations are encouraged to ensure that cyber-risk management systems are incorporated by ship-owners and managers by their first annual Document of Compliance audit after January 1, 2021. In February 2021, the U.S. Coast Guard published guidance on addressing cyber risks in a vessel's safety management system. This might cause companies to create additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. The impact of future regulations is hard to predict at this time.
Pollution Control and Liability Requirements
The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments (the “BWM Convention”) in 2004. The BWM Convention entered into force on September 8, 2017. The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, and require all ships to carry a ballast water record book and an international ballast water management certificate.
On December 4, 2013, the IMO Assembly passed a resolution revising the application dates of the BWM Convention so that the dates are triggered by the entry into force date and not the dates originally in the BWM Convention. This, in effect, makes all vessels delivered before the entry into force date “existing vessels” and allows for the installation of ballast water management systems on such vessels at the first IOPP renewal survey following entry into force of the convention. The MEPC adopted updated guidelines for approval of ballast water management systems (G8) at MEPC 70. At MEPC 71, the schedule regarding the BWM Convention’s implementation dates was also discussed and amendments were introduced to extend the date existing vessels are subject to certain ballast water standards. Those changes were adopted at MEPC 72. Ships over 400 gross tons generally must comply with a “D-1 standard,” requiring the exchange of ballast water only in open seas and away from coastal waters. The “D-2 standard” specifies the maximum amount of viable organisms allowed to be discharged, and compliance dates vary depending on the IOPP renewal dates. Depending on the date of the IOPP renewal survey, existing vessels must comply with the D-2 standard on or after September 8, 2019. For most ships, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Ballast water management systems, which include systems that make use of chemical, biocides, organisms or biological mechanisms, or which alter the chemical or physical characteristics of the ballast water, must be approved in accordance with IMO Guidelines (Regulation D-3). As of October 13, 2019, MEPC 72’s amendments to the BWM Convention took effect, making the Code for Approval of Ballast Water Management Systems, which governs assessment of ballast water management systems, mandatory rather than permissive, and formalized an implementation schedule for the D-2 standard. Under these amendments, all ships must meet the D-2 standard by September 8, 2024. Costs of compliance with these regulations may be substantial. Additionally, in November 2020, MEPC 75 adopted amendments to the BWM Convention which would require a commissioning test of the ballast water management system for the initial survey or when performing an additional survey for retrofits. This analysis will not apply to ships that already have an installed BWM system certified under the BWM Convention. These amendments became effective on June 1, 2022.

Once mid-ocean ballast exchange and ballast water treatment requirements become mandatory under the BWM Convention, the cost of compliance could increase for ocean carriers and may have a material effect on our operations. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The U.S., for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements.
The IMO adopted the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended by different Protocols in 1976, 1984, and 1992, and amended in 2000, or the CLC. Under the CLC and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner may be strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain exceptions. The 1992 Protocol changed certain limits on liability expressed using the International Monetary Fund currency unit, the Special Drawing Rights. The limits on liability have since been amended so that the compensation limits on liability were raised. The right to limit liability is forfeited under the CLC where the spill is caused by the shipowner’s actual fault and under the 1992 Protocol where the spill is caused by the shipowner’s intentional or reckless act or omission where the shipowner knew pollution damage would probably result. The CLC requires ships over 2,000 tons covered by it to maintain insurance covering the liability of the owner in a sum equivalent to an owner’s liability for a single incident. We have protection and indemnity insurance for environmental incidents. P&I Clubs in the International Group issue the required Bunkers Convention “Blue Cards” to enable signatory states to issue certificates. All of our vessels are in possession of a CLC State issued certificate attesting that the required insurance coverage is in force.
The IMO also adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”) to impose strict liability on ship owners (including the registered owner, bareboat charterer, manager or operator) for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.
Ships are required to maintain a certificate attesting that they maintain adequate insurance to cover an incident. In jurisdictions, such as the United States where the CLC or the Bunker Convention has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or on a strict-liability basis.
Anti‑Fouling Requirements
In 2001, the IMO adopted the International Convention on the Control of Harmful Anti‑fouling Systems on Ships, or the “Anti‑fouling Convention.” The Anti‑fouling Convention, which entered into force on September 17, 2008, prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels. Vessels of over 400 gross tons engaged in international voyages will also be required to undergo an initial survey before the vessel is put into service or before an International Anti‑fouling System Certificate is issued for the first time; and subsequent surveys when the anti‑fouling systems are altered or replaced. We have obtained Anti‑fouling System Certificates for all of our vessels that are subject to the Anti‑fouling Convention.
In November 2020, MEPC 75 approved draft amendments to the Anti-fouling Convention to prohibit anti-fouling systems containing cybutryne, which would apply to ships from January 1, 2023, or, for ships already bearing such an anti-fouling system, at the next scheduled renewal of the system after that date, but no later than 60 months following the last application to the ship of such a system. In addition, the IAFS Certificate has been updated to address compliance options for anti-fouling systems to address cybutryne. Ships which are affected by this ban on cybutryne must receive an updated IAFS Certificate no later than two years after the entry into force of these amendments. Ships which are not affected (i.e. with anti-fouling systems which do not contain cybutryne) must receive an updated IAFS Certificate at the next Anti-fouling application to the vessel. These amendments were formally adopted at MEPC 76 in June 2021.
We have obtained Anti‑fouling System Certificates for all of our vessels that are subject to the Anti‑fouling Convention.

Compliance Enforcement
Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The USCG and European Union authorities have indicated that vessels not in compliance with the ISM Code by applicable deadlines will be prohibited from trading in U.S. and European Union ports, respectively. As of the date of this report, each of our vessels is ISM Code certified. However, there can be no assurance that such certificates will be maintained in the future. The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.
United States Regulations
The U.S. Oil Pollution Act of 1990 and the Comprehensive Environmental Response, Compensation and Liability Act
The U.S. Oil Pollution Act of 1990, or the OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade or operate within the U.S., its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S.’s territorial sea and its 200 nautical mile exclusive economic zone around the U.S. The U.S. has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, except in limited circumstances, whether on land or at sea. OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Both OPA and CERCLA impact our operations.
Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel). OPA defines these other damages broadly to include:
(i)	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;
(ii)	injury to, or economic losses resulting from, the destruction of real and personal property;
(iii)	loss of subsistence use of natural resources that are injured, destroyed or lost;
(iv)	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;
(v)	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and
(vi)
net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective November 12, 2019, the USCG adjusted the limits of OPA liability for a tank vessel, other than a single-hull tank vessel, over 3,000 gross tons liability to the greater of $2,300 per gross ton or $19,943,400 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party's gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident as required by law where the responsible party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing the same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.
OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We comply and plan to comply going forward with the USCG’s financial responsibility regulations by providing applicable certificates of financial responsibility.
The 2010 Deepwater Horizon oil spill in the Gulf of Mexico resulted in additional regulatory initiatives or statutes, including higher liability caps under OPA, new regulations regarding offshore oil and gas drilling, and a pilot inspection program for offshore facilities. However, several of these initiatives and regulations have been or may be revised. For example, the U.S. Bureau of Safety and Environmental Enforcement’s, or BSEE, revised Production Safety Systems Rule, or PSSR, effective December 27, 2018, modified and relaxed certain environmental and safety protections under the 2016 PSSR. Additionally, the BSEE amended the Well Control Rule, effective July 15, 2019, which rolled back certain reforms regarding the safety of drilling operations, and the former U.S. President Trump had proposed leasing new sections of U.S. waters to oil and gas companies for offshore drilling. In January 2021, U.S. President Biden signed an executive order temporarily blocking new leases for oil and gas drilling in federal waters. However, attorney generals from 13 states filed suit in March 2021 to lift the executive order, and in June 2021, a federal judge in Louisiana granted a preliminary injunction against the Biden administration, stating that the power to pause offshore oil and gas leases “lies solely with Congress.” With these rapid changes, compliance with any new requirements of OPA and future legislation or regulations applicable to the operation of our vessels could impact the cost of our operations and adversely affect our business.
OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills. Many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law. Moreover, some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, although in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining tanker owners’ responsibilities under these laws. The Company intends to comply with all applicable state regulations in the ports where the Company’s vessels call.
We currently maintain pollution liability coverage insurance in the amount of $1.0 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, it could have an adverse effect on our business and results of operation.

Other United States Environmental Initiatives
The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990), or CAA requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in each state. Although state-specific, SIPs may include regulations concerning emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. Our vessels operating in such regulated port areas with restricted cargoes are equipped with vapor recovery systems that satisfy these existing requirements.
The U.S. Clean Water Act, or CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In 2015, the EPA expanded the definition of “waters of the United States”, or WOTUS, thereby expanding federal authority under the CWA. Following litigation on the revised WOTUS rule, in December 2018, the EPA and Department of the Army proposed a revised, limited definition of WOTUS. In 2019 and 2020, the agencies repealed the prior WOTUS Rule and promulgated the Navigable Waters Protection Rule (“NWPR”) which significantly reduced the scope and oversight of EPA and the Department of the Army in traditionally non-navigable waterways. On August 30, 2021, a federal district court in Arizona vacated the NWPR and directed the agencies to replace the rule. On December 7, 2021, the EPA and the Department of the Army proposed a rule that would reinstate the pre-2015 definition, which was subject to public comment until February 7, 2022. On January 24, 2022, the U.S. Supreme Court granted certiorari for Sackett v. EPA, which will address the scope of WOTUS and may resolve this issue
The EPA and the USCG have also enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict our vessels from entering U.S. Waters. The EPA will regulate these ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters pursuant to the VIDA, which was signed into law on December 4, 2018 and replaces the 2013 VGP program (which authorizes discharges incidental to operations of commercial vessels and contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, stringent requirements for exhaust gas scrubbers, and requirements for the use of environmentally acceptable lubricants) and current Coast Guard ballast water management regulations adopted under NISA, such as mid-ocean ballast exchange programs and installation of approved USCG technology for all vessels equipped with ballast water tanks bound for U.S. ports or entering U.S. waters. VIDA establishes a new framework for the regulation of vessel incidental discharges under Clean Water Act (CWA), requires the EPA to develop performance standards for those discharges within two years of enactment, and requires the U.S. Coast Guard to develop implementation, compliance, and enforcement regulations within two years of EPA’s promulgation of standards. Under VIDA, all provisions of the 2013 VGP and USCG regulations regarding ballast water treatment remain in force and effect until the EPA and U.S. Coast Guard regulations are finalized. Non-military, non-recreational vessels greater than 79 feet in length must continue to comply with the requirements of the VGP, including submission of a Notice of Intent, or NOI or retention of a PARI form and submission of annual reports. We have submitted NOIs for our vessels where required. Compliance with the EPA, U.S. Coast Guard and state regulations could require the installation of BWTS on our vessels or the implementation of other port facility disposal procedures at potentially substantial cost, or may otherwise restrict our vessels from entering U.S. waters.

European Union Regulations
In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. Regulation (EU) 2015/757 of the European Parliament and of the Council of 29 April 2015 (amending EU Directive 2009/16/EC) governs the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, and, subject to some exclusions, requires companies with ships over 5,000 gross tonnage to monitor and report carbon dioxide emissions annually, which may cause us to incur additional expenses.
The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. Furthermore, the EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/33/EC (amending Directive 1999/32/EC) introduced requirements parallel to those in Annex VI relating to the sulfur content of marine fuels. In addition, the EU imposed a 0.1% maximum sulfur requirement for fuel used by ships at berth in the Baltic, the North Sea and the English Channel (the so called “SOx-Emission Control Area”). As of January 2020, EU member states must also ensure that ships in all EU waters, except the SOx-Emission Control Area, use fuels with a 0.5% maximum sulfur content.
On September 15, 2020, the European Parliament voted to include greenhouse gas emissions from the maritime sector in the European Union’s carbon market. On July 14, 2021, the European Parliament formally proposed its plan, which would involve gradually including the maritime sector from 2023 and phasing the sector in over a three-year period. This will require shipowners to buy permits to cover these emissions. Contingent on negotiations and a formal approval vote, these proposed regulations may not enter into force for another year or two.
International Labour Organization
The International Labour Organization, or the ILO, is a specialized agency of the UN that has adopted the Maritime Labor Convention 2006, or MLC 2006. A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with the MLC 2006 for all ships that are 500 gross tonnage or over and are either engaged in international voyages or flying the flag of a Member and operating from a port, or between ports, in another country. We believe that all our vessels are in substantial compliance with and are certified to meet MLC 2006.

Greenhouse Gas Regulation
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020. International negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships. The U.S. initially entered into the agreement, but on June 1, 2017, former U.S. President Trump announced that the United States intends to withdraw from the Paris Agreement, and the withdrawal became effective on November 4, 2020. On January 20, 2021, U.S. President Biden signed an executive order to rejoin the Paris Agreement, which the U.S. officially rejoined on February 19, 2021.
At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved. In accordance with this roadmap, in April 2018, nations at the MEPC 72 adopted an initial strategy to reduce greenhouse gas emissions from ships. The initial strategy identifies “levels of ambition” to reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships through implementation of further phases of the EEDI for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008 emission levels; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely. The initial strategy notes that technological innovation, alternative fuels and/or energy sources for international shipping will be integral to achieve the overall ambition. At MEPC 77, the Member States agreed to initiate the revision of the Initial IMO Strategy on Reduction of GHG emissions from ships, recognizing the need to strengthen the ambition during the revision process. A final draft Revised IMO GHG Strategy would be considered by MEPC 80 (scheduled to meet in spring 2023), with a view to adoption. Compliance with these regulations and other changes in laws, regulations and obligations relating to climate change affects the propulsion options in subsequent vessel designs and could increase our costs related to acquiring new vessels, operating and maintaining our existing vessels and require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions or administer and manage a greenhouse gas emissions program.
The EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states from 20% of 1990 levels by 2020. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol’s second period from 2013 to 2020. Starting in January 2018, large ships over 5,000 gross tonnage calling at EU ports are required to collect and publish data on carbon dioxide emissions and other information. As previously discussed, regulations relating to the inclusion of greenhouse gas emissions from the maritime sector in the European Union’s carbon market are also forthcoming.
In the United States, the EPA issued a finding that greenhouse gases endanger the public health and safety, adopted regulations to limit greenhouse gas emissions from certain mobile sources, and proposed regulations to limit greenhouse gas emissions from large stationary sources. However, in March 2017, former U.S. President Trump signed an executive order to review and possibly eliminate the EPA’s plan to cut greenhouse gas emissions, and in August 2019, the Administration announced plans to weaken regulations for methane emissions. On August 13, 2020, the EPA released rules rolling back standards to control methane and volatile organic compound emissions from new oil and gas facilities. However, U.S. President Biden recently directed the EPA to publish a proposed rule suspending, revising, or rescinding certain of these rules. On November 2, 2021, the EPA issued a proposed rule under the CAA designed to reduce methane emissions from oil and gas sources. The proposed rule would reduce 41 million tons of methane emissions between 2023 and 2035 and cut methane emissions in the oil and gas sector by approximately 74 percent compared to emissions from this sector in 2005. EPA also anticipates issuing a supplemental proposed rule in 2022 to include additional methane reduction measures following public input and anticipates issuing a final rule by the end of 2022. If these new regulations are finalized, they could affect our operations.
Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or certain weather events.
For more information on the Company's approach to ESG issues, see our 2021 ESG Report at our website www.frontline.bm under “Environmental, Social and Governance.” None of the information or contents of our 2021 ESG Report are incorporated into this registration statement.

Vessel Security Regulations
Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the U.S. Maritime Transportation Security Act of 2002, or MTSA. To implement certain portions of the MTSA, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities, some of which are regulated by the EPA.
Similarly, Chapter XI-2 of the SOLAS Convention imposes detailed security obligations on vessels and port authorities and mandates compliance with the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Ships operating without a valid certificate may be detained, expelled from, or refused entry at port until they obtain an ISSC. The various requirements, some of which are found in the SOLAS Convention, include, for example, on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status; on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore; the development of vessel security plans; ship identification number to be permanently marked on a vessel’s hull; a continuous synopsis record kept onboard showing a vessel's history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and compliance with flag state security certification requirements.
The USCG regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel’s compliance with the SOLAS Convention security requirements and the ISPS Code. Future security measures could have a significant financial impact on us. We intend to comply with the various security measures addressed by MTSA, the SOLAS Convention and the ISPS Code.
The cost of vessel security measures has also been affected by the escalation in the frequency of acts of piracy against ships, notably off the coast of Somalia, including the Gulf of Aden and Arabian Sea area. Substantial loss of revenue and other costs may be incurred as a result of detention of a vessel or additional security measures, and the risk of uninsured losses could significantly affect our business. Costs are incurred in taking additional security measures in accordance with Best Management Practices to Deter Piracy, notably those contained in the BMP5 industry standard.
Inspection by Classification Societies
The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified “in class” by a classification society which is a member of the International Association of Classification Societies, the IACS. The IACS has adopted harmonized Common Structural Rules, or the Rules, which apply to oil tankers and bulk carriers contracted for construction on or after July 1, 2015. The Rules attempt to create a level of consistency between IACS Societies. All of our vessels are certified as being “in class” by the applicable Classification Societies (e.g., American Bureau of Shipping., Lloyd's Register of Shipping or DNV GL).
A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every 30 to 36 months for inspection of the underwater parts of the vessel. If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.

Risk of Loss and Liability Insurance
The operation of any ocean-going vessel carries an inherent risk of catastrophic marine disasters and property losses caused by adverse weather conditions, mechanical failures, human error, war, terrorism and other circumstances or events. In addition, the transportation of crude oil is subject to the risk of spills, and business interruptions due to political circumstances in foreign countries, hostilities, labor strikes and boycotts. OPA has made liability insurance more expensive for ship owners and operators imposing potentially unlimited liability upon owners, operators and bareboat charterers for oil pollution incidents in the territorial waters of the United States. We believe that our current insurance coverage is adequate to protect us against the principal accident-related risks that we face in the conduct of our business.
Our protection and indemnity insurance, or P&I insurance, covers third party liabilities and other related expenses from, among other things, injury or death of crew, passengers and other third parties, claims arising from collisions, damage to cargo and other third party property and pollution arising from oil or other substances. Our current P&I insurance coverage for pollution is the maximum commercially available amount of $1.0 billion per vessel per incident and is provided by mutual protection and indemnity associations. Each of the vessels currently in our fleet is entered in a protection and indemnity association which is a member of the International Group of Protection & Indemnity Clubs. The 13 protection and indemnity associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to re-insure each association's liabilities. The International Group’s website states that the Pool provides a mechanism for sharing all claims in excess of US$ 10 million up to, currently, approximately US$ 3.1 billion. As a member of protection and indemnity associations, which are, in turn, members of the International Group, we are subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations and members of the pool of protection and indemnity associations comprising the International Group.
Our hull and machinery insurance covers actual or constructive total loss from covered risks of collision, fire, heavy weather, grounding and engine failure or damages from same. Our war risks insurance covers risks of confiscation, seizure, capture, vandalism, terrorism, sabotage and other war-related risks. Our loss-of-hire insurance covers loss of revenue for not less than $20,000 per day for Suezmax tankers and VLCCs for not less than 180 days resulting from an accident covered by the terms of our hull and machinery insurance for each of our vessels, with a 60 day deductible for all Suezmax tankers and VLCCs. Our LR2/Aframax product tankers are insured for not less than $20,000 for 90 days with a deductible of 14 days.

MANAGEMENT
A. DIRECTORS AND SENIOR MANAGEMENT

The following table sets forth information regarding our executive officers and directors and certain key officers of our wholly owned subsidiary, Frontline Management AS, who are responsible for overseeing our management.
Name	Age	Position
John Fredriksen	78	Director
James O’Shaughnessy	58	Director and Audit Committee Chairman
Ola Lorentzon	73	Chairman and Director
Ole B. Hjertaker	55	Director
Steen Jakobsen	57	Director
Marios Demetriades	51	Director
Lars H. Barstad	51	Chief Executive Officer of Frontline Management AS
Inger M. Klemp	58	Chief Financial Officer of Frontline Management AS

Certain biographical information about each of our directors and executive officers is set forth below.
John Fredriksen has served as a Director of the Company since November 3, 1997. Mr. Fredriksen was a director of Frontline 2012 at the date of the merger between Frontline and Frontline 2012. Mr. Fredriksen is also a Director of a related party Golden Ocean, a Bermuda company listed on Nasdaq and the OSE whose principal shareholder is Hemen.
James O’Shaughnessy has been a Director and member of the Audit Committee of the Company since September 2018. James O’Shaughnessy served as an Executive Vice President, Chief Accounting Officer and Corporate Controller of Axis Capital Holdings Limited since March 26, 2012. Prior to that Mr. O’Shaughnessy has served as Chief Financial Officer of Flagstone Reinsurance Holdings and as Chief Accounting Officer and Senior Vice President of Scottish Re Group Ltd., and Chief Financial Officer of XL Re Ltd. at XL Group plc. Mr. O’Shaughnessy received a Bachelor of Commerce degree from University College, Cork, Ireland and is a Chartered Director, Fellow of the Institute of Chartered Accountants of Ireland and an Associate Member of the Chartered Insurance Institute of the UK.
Ola Lorentzon has been Director of the Company since May 2015. Mr. Lorentzon was the Managing Director of Frontline Management AS, a subsidiary of the Company, from April 2000 until September 2003. Mr. Lorentzon has served as a director of FLEX LNG Ltd. since June 2017 and is also a director and Chairman of Golden Ocean and a director of Erik Thun AB. Mr. Lorentzon was appointed Chairman of the Company in May 2021.
Ole B. Hjertaker has been a director of SFL Corporation Ltd. (“SFL”) since October 2019. Mr. Hjertaker has served as Chief Executive Officer of SFL since 2009 and served as Chief Financial Officer from 2006 to 2009. Prior to joining SFL, Mr.  Hjertaker was employed in the Corporate Finance division of DNB Markets, a leading shipping and offshore bank. Mr.  Hjertaker has extensive corporate and investment banking experience, mainly within the Maritime and Transportation industries, and holds a Master of Science degree from the Norwegian School of Economics and Business Administration.

Steen Jakobsen has served as a director of Flex LNG Ltd. since March 2021. Mr. Jakobsen joined Saxo Bank in 2000 and serves as Chief Investment Officer.  Mr. Jakobsen was the founder of then Saxo Bank’s renowned Outrageous Predictions. Prior to joining Saxo Bank, he worked with Swiss Bank Corp, Citibank, Chase Manhattan, UBS and served as Global Head of Trading, FX and Options at Christiania (now Nordea). Mr. Jakobsen graduated from the University of Copenhagen in 1989 with a MSc in Economics.
Marios Demetriades has been a Director of the Company since October 2022.  Mr. Demetriades is an experienced financial services professional with significant experience as a Non-Executive Director in various listed and private companies in the Banking, Infrastructure and Shipping industries, namely as Non-Executive Director and Chairman of the audit and risk committees of Gordian Holdings Ltd.; Non-Executive Director and member of the audit and risk committees of FxPro Financial Services Ltd.; Non-Executive Director, Chairman of the audit committee and member of the risk and compliance committees of BnkPro Europe Ltd.; and Non-Executive Director and Deputy Chairman of ADS Maritime Holdings. He previously served as the Minister of Transport, Communications and Works for the Republic of Cyprus from 2014 to 2018 and held various positions in the Accounting, Investment and Banking sectors. He is a qualified Chartered Accountant and Chartered Financial Analyst holder and a member of the CFA Institute, the Institute of Chartered Accountants in England and Wales and the Institute of Certified Public Accountants of Cyprus (ICPAC). Mr. Demetriades is a Cypriot citizen and resides in Cyprus.
Lars H. Barstad has served as Chief Executive Officer of Frontline Management AS since October 2020, and as Commercial Director since 2015. Mr. Barstad has close to 17 years’ experience in the wider shipping and oil trading industry, firstly as Director of Imarex Pte Ltd (now Marex) in Singapore. He joined Glencore Ltd in 2007, working in London as head of FFA trading. In 2012 he moved to Noble Group Ltd, heading up their freight derivatives desk in London with a cross commodities mandate. Mr. Barstad holds a BSc in Financial Economics from BI Norwegian Business School.
Inger M. Klemp has served as Chief Financial Officer of Frontline Management AS since June 1, 2006 and served as principal financial officer of Frontline 2012 at the date of the merger between Frontline and Frontline 2012. Mrs. Klemp has served as a director of Independent Tankers Corporation Limited since February 2008 and has served as Chief Financial Officer of Golden Ocean from September 2007 to March 2015. Mrs. Klemp served as Vice President Finance from August 2001 until she was promoted in May 2006. Mrs. Klemp graduated as MSc in Business and Economics from the Norwegian School of Management (BI) in 1986. Prior to joining the Company, Mrs. Klemp was Assistant Director Finance in Color Group ASA and Group Financial Manager in Color Line ASA, an OSE listed company and before that was Assistant Vice President in Nordea Bank Norge ASA handling structuring and syndication of loan facilities in the international banking market and a lending officer of Danske Bank A/S.
B. COMPENSATION
During the year ended December 31, 2021, we paid aggregate cash compensation of approximately $1.1 million and an aggregate amount of approximately $0.1 million for pension and retirement benefits to our directors and executive officers (six persons) of that fiscal year.
C. BOARD PRACTICES
In accordance with our current Amended and Restated Bye-Laws the number of directors shall be such number not less than two as our shareholders by Ordinary Resolution (defined below) may from time to time determine and each director shall hold office until the next annual general meeting following his or her election or until his or her successor is elected. We currently have four directors.
We currently have an audit committee, which is responsible for overseeing the quality and integrity of our financial statements and our accounting, auditing and financial reporting practices, our compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance and our internal audit function. In 2018, James O’Shaughnessy was appointed to serve on the Audit Committee. James O’Shaughnessy is the chairperson of the Audit Committee and the Audit Committee Financial Expert.

In lieu of a compensation committee comprised of independent directors, our Board of Directors is responsible for establishing the executive officers’ compensation and benefits. In lieu of a nomination committee comprised of independent directors, our Board of Directors is responsible for identifying and recommending potential candidates to become board members and recommending directors for appointment to board committees.
Our officers are elected by the Board of Directors as soon as possible following each Annual General Meeting and shall hold office for such period and on such terms as the Board of Directors may determine. For more information on our Board of Directors, please see “Recent Developments—The Combination Agreement – Board of Directors and Executive Management.”
There are no service contracts between us and any of our directors providing for benefits upon termination of their employment or service.
As a foreign private issuer, we are exempt from certain requirements of the NYSE that are applicable to U.S. listed companies. For a listing and further discussion of how our corporate governance practices differ from those required of U.S. companies listed on the NYSE, please see “Item 16G. Corporate Governance” of our 2021 Annual Report or visit the corporate governance section of our website at www.frontline.bm. The information on our website is not incorporated by reference into this Proxy Statement/Prospectus.
D. EMPLOYEES
As of September 30, 2022, we employed approximately 76 people in our offices in Bermuda, London, Glasgow, Oslo, Singapore and China, compared to 79 employees in 2021 and 84 employees in 2020. We contract with independent ship managers to provide technical management services in respect of our vessels.
E. SHARE OWNERSHIP
As of October 25, 2022, the beneficial interests of our directors and officers in our ordinary shares were as follows:
Director or Officer	Ordinary shares of $1.00 each		Options to acquire ordinary shares which have vested	Percentage of ordinary shares outstanding
John Fredriksen*	198,000	*	—	Less than 1%
James O’Shaughnessy	—		—	—
Ola Lorentzon	24,000		—	Less than 1%
Ole B. Hjertaker	—			—
Steen Jakobsen	—		—	—
Marios Demetriades	—		—	—
Lars H. Barstad	—		—	—
Inger M. Klemp	300,000		—	Less than 1%

* Please see “Item 7. Major Shareholders and Related Party Transactions—A. Major Shareholders” in our 2021 Annual Report.

Share Option Scheme
In September 2009, the Board of Directors approved a share option plan, or the Frontline Scheme. The Frontline Scheme permitted the Board of Directors, at its discretion, to grant options to acquire shares in the Company to employees and directors of the Company or its subsidiaries. The subscription price for all options granted under the scheme is reduced by the amount of all dividends declared by the Company in the period from the date of grant until the date the option is exercised, provided the subscription price is never reduced below the par value of the share. The vesting periods of options granted under the plan will be specific to each grant. There is no maximum number of shares authorized for awards of equity share options and authorized, un-issued or treasury shares of the Company may be used to satisfy exercised options.
In July 2016, the Company granted 1,170,000 share options with an exercise price of $8.00 per share, reduced for dividends paid of $2.30 per share up until December 31, 2020, to directors and officers in accordance with the terms of the Frontline Scheme. One third of the options vest over one year, one third vest over two years and one third vest over three years. The options have a five-year term. In November 2018, the Company granted an additional 180,000 options, all of which were to employees and none were to directors and officers.
In January 2020, the Company issued 798,000 ordinary shares under its share option scheme to Robert Hvide Macleod, former Chief Executive Officer of Frontline Management AS, at a strike price of $7.30 per share.
In July 2021, the Company issued 339,000 ordinary shares under its share option scheme at a strike price of $5.70 per share. The shares were issued to John Fredriksen (198,000 ordinary shares), Inger M. Klemp (120,000 ordinary shares), and Ola Lorentzon (21,000 ordinary shares).
In December 2021, the Board of Directors approved the grant of 1,280,000 synthetic options to employees and board members according to the rules of the Company’s synthetic option scheme approved on December 7, 2021. The synthetic options have a five-year term expiring in December 2026. The vesting period is 12 months for the first 27.5% of options, 24 months for the next 27.5% of options and 36 months for the final 45% of options. The synthetic options will be settled in cash based on the difference between the market price of the Company’s shares and the exercise price on the date of exercise, and as such, have been classified as a liability.

RELATED PARTY TRANSACTIONS
We are incorporating by reference the information set forth under “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions” in our 2021 Annual Report and “Note 14. Related Party Transactions” in our Report on Form 6-K filed with the SEC on September 9, 2022.  Please also see “Recent Developments” in this Proxy Statement/Prospectus.

PRINCIPAL SHAREHOLDERS

The following table presents certain information as of October 25, 2022, regarding the ownership of our ordinary shares with respect to each shareholder whom we know to beneficially own more than 5% of our outstanding ordinary shares.

Owner	Number of shares	%	*
Hemen Holding Ltd.**	79,321,042	35.6%

*Based on issued share capital of 222,622,889.

** C.K. Limited is the trustee of two trusts (the “Trusts”) settled by Mr. John Fredriksen. The Trusts indirectly hold all of the shares of Hemen and Greenwich Holdings Limited, the sole shareholder of Hemen. Accordingly, C.K. Limited, as trustee, may be deemed to beneficially own the 79,321,042 Ordinary Shares of the Company that are owned by Hemen and beneficially owned by Greenwich Holdings Limited. The beneficiaries of the Trusts are members of Mr. Fredriksen’s family. Mr. Fredriksen is neither a beneficiary nor a trustee of either Trust. Therefore, Mr. Fredriksen has no economic interest in such 79,321,042 Ordinary Shares and Mr. Fredriksen disclaims any control over such 79,321,042 Ordinary Shares, save for any indirect influence he may have with C.K. Limited, as the trustee of the Trusts, in his capacity as the settlor of the Trusts.

DESCRIPTION OF SHARE CAPITAL
The following is a summary of the description of our share capital. The following summary does not contain all of the information that you may find useful. For more complete information, you should read the description of our share capital and the material terms of our Current Constitution, as amended, our Amended and Restated Bye-Laws filed as an exhibit to the registration statement, which this Proxy Statement/Prospectus is a part of, as updated by annual and other reports and documents we file with the SEC after the date of this Proxy Statement/Prospectus and that are incorporated by reference herein, together with the Current Constitution, as amended, our Amended and Restated Bye-Laws, as amended, copies of which have been filed as exhibits thereto. Please see the section of this Proxy Statement/Prospectus entitled “Where You Can Find Additional Information.”
Authorized Capitalization
Under our Memorandum of Association, our authorized share capital consists of 500,000,000 ordinary shares, par value $1.00 per share, of which 222,622,889 shares were issued and outstanding as of September 30, 2022.
In addition, at the Special General Meeting of shareholders described herein, we are asking our shareholders to approve, among other things, an increase of Frontline’s authorized share capital from $500,000,000 (divided into 500,000,000 ordinary shares, par value $1.00), to $600,000,000 (divided into 600,000,000 ordinary shares, par value $1.00), by the creation of an additional 100,000,000 ordinary shares, par value $1.00, with such newly created ordinary shares to be of the same category and have the same rights and to rank pari passu with the existing ordinary shares in all respects.
Reconciliation of the Number of Ordinary Shares Outstanding through October 25, 2022
Shares outstanding at December 31, 2018	169,821,192
Number of ordinary shares issued in connection with the 2018 ATM Program	11,037,273
Number of ordinary shares issued in connection with the Trafigura Acquisition	16,035,856
Shares outstanding at December 31, 2019	196,894,321
Number of ordinary shares issued in connection with our share option scheme	798,000
Shares outstanding at December 31, 2020	197,692,321
Number of ordinary shares issued in connection with the 2020 ATM Program	5,499,658
Number of ordinary shares issued in connection with our share option scheme	339,000
Shares outstanding at December 31, 2021	203,530,979
Shares outstanding at June 30, 2022	203,530,979
Number of ordinary shares issued in connection with share exchange transaction	19,091,910
Shares outstanding at October 25, 2022	222,622,889

2018 ATM Program
In July 2018, we entered into an equity distribution agreement with Morgan Stanley & Co. LLC (“Morgan Stanley”) for the offer and sale of up to $100.0 million of ordinary shares through an at-the-market offering program (the “2018 ATM Program”). In October 2019, the 2018 ATM Program was completed. In the year ended December 31, 2019, we issued 11,037,273 shares pursuant to the 2018 ATM Program.
Trafigura Acquisition
In August 2019, we entered into a Sale and Purchase Agreement with Trafigura Maritime Logistics to acquire 10 Trafigura Suezmax tankers (the “Trafigura Acquisition”). We issued 16,035,856 shares as a part of the consideration for the Trafigura Acquisition.

2020 ATM Program
In June 2020, we entered into an equity distribution agreement with Morgan Stanley for the offer and sale of up to $100.0 million of ordinary shares through an at-the-market offering program (the “2020 ATM Program”). In the year ended, December 31, 2020, we issued zero shares pursuant to the 2020 ATM Program. In the year ended December 31, 2021, we issued 5,499,658 shares pursuant to the 2020 ATM Program.
2016 Share Option Scheme
In the year ended December 31, 2020, we issued 798,000 ordinary shares under our 2016 share option scheme (the “2016 Share Option Scheme”) to Robert Hvide Macleod, former Chief Executive Officer of Frontline Management AS, at a strike share price of $7.30 per share.
In the year ended December 31, 2021, we issued 339,000 ordinary shares under our 2016 Share Option Scheme at a strike price of $5.70 per share. The shares were issued to John Fredriksen (198,000 ordinary shares), Inger M. Klemp (120,000 ordinary shares) and Ola Lorentzon (21,000 ordinary shares).
2022 share exchange transaction
As of June 30, 2022, the Company had acquired 13,664,613 shares in Euronav in privately negotiated transactions with certain shareholders of Euronav. The Euronav shares were acquired in exchange for 19,091,910 Frontline shares with an aggregate fair value of $175.5 million. The fair value of the Euronav shares was $163.0 million as of June 30, 2022.
In connection with the above-referenced privately negotiated share exchange transactions, Frontline entered into a share lending arrangement with Hemen to facilitate settlement of such transactions. Pursuant to such arrangement Hemen delivered an aggregate of 19,091,910 Frontline shares to the exchanging Euronav holders in June 2022 and Frontline agreed to issue to Hemen the same number of shares of Frontline Ltd. in full satisfaction of the share lending arrangement. This share issuance to Hemen was completed in August 2022.
Ordinary Shares
Each outstanding ordinary share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of ordinary shares are entitled to receive ratably cash dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our ordinary shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of ordinary shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of ordinary shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Preferred Shares
The material terms of any series of preferred shares that we may offer through a prospectus supplement will be described in that prospectus supplement. Bye-Law 4 of our Amended and Restated Bye-laws provides that any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may by Ordinary Resolution (defined below) determine. Bye-Law 7 of our Amended and Restated Bye-Laws provides that the Board of Directors may exercise all the powers of the Company to divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions. Bye-Law 9 provides that subject to the Companies Act, any preference shares may, with the sanction of an Ordinary Resolution, be issued on terms (a) that they are to be redeemed on the happening of a specified event or on a given date; and/or (b) that they are liable to be redeemed at the option of the Company; and/or (c) if authorized by the memorandum of association , that they are liable to be redeemed at the option of the holder. An Ordinary Resolution is defined in Bye-Law 1 of our Amended and Restated Bye-laws as a resolution passed by a simple majority of votes cast at a general meeting of the Company. Our Board of Directors may be authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares provided that the terms and manner of redemption of any preferred shares that are redeemable shall be either as the Company may in general meeting determine or, in the event that the Company in general meeting may have so authorized, as our Board of Directors or any committee thereof may by resolution determine before the issuance of such shares pursuant to Bye-Law 9. Our Board of Directors will authorize the issuance of preferred shares only for a proper purpose and in our best interests. At the time that any series of our preferred shares is authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, with the sanction of an Ordinary Resolution of our shareholders, cause us to issue preferred shares, which have voting, conversion and other rights that could adversely affect the holders of our ordinary shares or make it more difficult to effect a change in control. Our preferred shares, depending on the specific terms pursuant to which they are issued, could have the effect of diluting the share ownership of shareholders, including persons seeking to obtain control of us, thereby hindering a possible takeover attempt. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences, which would adversely affect the voting power and other rights of holders of our ordinary shares.
Listing
Our ordinary shares are listed on the NYSE and OSE under the symbol “FRO.”
Transfer Agent
The registrar and transfer agent for our ordinary shares is Computershare Trust Company, N.A.

Comparison of Bermuda to Cyprus Corporate Law
Upon the Redomiciliation becoming effective by issuance of the Temporary Continuation Certificate, the Frontline Cyprus Amended and Restated Charter, will replace our Current Constitution and Amended and Restated Bye-Laws, including as amended by the Discontinuation Amendment as our constitutional documents after the Redomiciliation. The Frontline Cyprus Amended and Restated Charter of Frontline (Cyprus), if approved at the Special General Meeting, shall become effective immediately upon issuance of the Temporary Redomiciliation Certificate. The forms of Discontinuation Amendment to the Amended and Restated Bye-laws and the Frontline Cyprus Amended and Restated Charter are filed as Annex A and Annex B, respectively, to the registration statement of which this Proxy Statement/Prospectus is a part.
Although we anticipate that the Frontline Cyprus Amended and Restated Charter under Cyprus law will comprise substantially the same rights and protections for our shareholders and creditors as those they currently have under Bermuda law and our Current Constitution, there will be some differences between our new constitutional documents and Cyprus law, on one hand, and our Current Constitution  and Bermuda law, on the other hand, that may affect the rights of shareholders. Set forth below is a comparison of select provisions of the corporate laws of Bermuda and of Cyprus showing the default positions in each jurisdiction that will govern the company and our shareholders to the extent not otherwise provided for in our constitutional documents.
Comparison of Bermuda and Cyprus Corporate Law

The following table provides a comparison between some statutory provisions of the Cyprus Companies Law and the Companies Act, as amended, relating to shareholders’ rights.

Bermuda	Cyprus

Amendment of Constitutional Documents

A company may, by resolution passed at a general meeting of shareholders of which due notice has been given, alter the provisions of its memorandum of association. (Companies Act § 12(1)).

The directors of a company may after its registration amend the bye-laws but any such amendment shall be submitted to a general meeting of the company, and shall become operative only to such extent as they are approved at such meeting. (Companies Act § 13(5)).

Pursuant to sections 7 and 12 of the Cyprus Companies Law, respectively, the Memorandum and Articles of Association of a Cyprus company may be amended by special resolution of the company (i.e., at least 75% of voting shares at a quorate meeting).

Authorized Capital Stock

Under the Companies Act, the authorized share capital of a company limited by shares is the amount of share capital divided into shares of a fixed amount stated in the company’s memorandum of association. (Companies Act § 7).

If authorized by the General Meeting, the directors of the company have the right to resolve upon the issue of shares up to the authorized share capital amount and any share capital increase is decided by the General Meeting with the decision taken by a majority of 2/3rd of the votes corresponding either to the represented securities or to the represented issued share capital. Where at least half of the issued share capital is represented, a simple majority shall be sufficient.

Director and Officer Limitation on Liability and Indemnification
The Companies Act permits a company to release its directors and officers from liability to the company and to indemnify its directors and officers and auditors from liability to the company or any of its subsidiaries, except in the case of liability for fraud or dishonesty. The release and indemnity provisions may be contained in a contract between the company and its directors, officers or creditors, or it may be set out in the bye-laws of the company. (Companies Act § 98).

The Cyprus Companies Law does not have limitation on the liability of directors (Cyprus Companies Law Section 197). However, as per the Cyprus Companies Law, the articles of association of a company may contain indemnity provisions by virtue of which the directors shall be indemnified and secured harmless out of the assets and profits of the company from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by reason of any contract entered into or any act done, concurred in, or omitted in about the execution of their duty except such (if any) as they shall incur or sustain by or through their own willful act, neglect or default. Such provisions must be included in the articles prior to the act or omission for which the directors or officer shall be indemnified in order them to have effect for the protection of the directors.

Director’s Fiduciary Duties

The Companies Act specifically requires that every officer of a company, which includes a director and secretary, in exercising his powers and discharging his duties must do so honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. (Companies Act § 97(1)).

A director must act in good faith and for the benefit and interest of the company, take reasonable care in the management and conduct of the company’s affairs and act in this context with the skill and care of a reasonably diligent person with similar skills and knowledge. A director cannot exceed the authority vested in him by the company (through its articles of association) or cause the company to do something which is outside its powers (as regulated by its memorandum of objects).

Such duties and obligations are derived from Cyprus common law.

Dividends

Under the Companies Act, a company may declare and pay a dividend, or make a distribution out of contributed surplus, provided there are reasonable grounds for believing that after any such payment (a) the company will be able to pay its liabilities as they become due and (b) the realizable value of its assets will be greater than its liabilities. (Companies Act § 54).

Under section 169A of the Cyprus Companies Law, except for cases of reduction of subscribed capital, a public company cannot make dividend distributions to its shareholders in case that at the date of expiration of the last financial year the net assets as presented in its annual accounts or as could arise as a result of such distribution are below the aggregate of the subscribed capital and the reserves, the distribution of which the law or the articles of association do not allow.

The amount of dividend distribution cannot exceed the amount of the results of the last financial year, increased by the profits brought forward at the end of the last financial year and sums drawn from reserves available for this purpose, reduced by the amount of losses brought forward from previous financial years and sums placed to reserves in accordance with the law or the articles of association.

Under section 169C of the Cyprus Companies Law, interim dividends can be distributed provided interim accounts shall be prepared in which the funds available for distribution are shown to be sufficient and the amount to be distributed cannot exceed the amount of profits made since the end of the last financial year the accounts of which have been finalized, increased by the profits which have been transferred from the last financial year and sums drawn from reserves available for this purpose and reduced by the losses of the previous financial years, and sums to be placed in reserve pursuant to the requirements of the law or the articles of association.

Directors

The maximum number of directors may be set by the shareholders at a general meeting or in accordance with the bye-laws. The maximum number of directors is usually fixed by the shareholders at the annual general meeting and may be fixed at a special general meeting. Only the shareholders may increase or decrease the number of directors’ seats last approved by the shareholders. If the maximum number of directors fixed by the shareholders has not been elected by the shareholders, the shareholders may authorize the board of directors to fill any vacancies. (Companies Act §91).

According to section 170 of the Cyprus Companies Law, the minimum number of directors in public companies is two. The articles of association may provide for a higher minimum number of directors or may provide that the number of directors is subject to increase or decrease (not below the statutory minimum) by resolution of the shareholders at annual or an extraordinary meeting. The shareholders have the power in accordance with section 178 of the Cyprus Companies Law to remove a director or directors by ordinary resolution. The articles of association may provide that a new director or directors can be appointed in replacement of any directors removed as aforementioned, by ordinary resolution. The articles of association may also provide that directors or the shareholders (by ordinary resolution) have the power to appoint a director in the event of a vacancy.

Dissenter’s Rights of Appraisal

In the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. (Companies Act § 106(6)).

In accordance with section 201 of the Cyprus Companies Law, in the event of a scheme or contract involving the transfer of shares of a Cypriot company to another company which, within four months after the making of the offer, has been approved by the holders of not less than 9/10th in value of the shares whose transfer is involved (other than shares already held at the date of the offer by, or on behalf of, the offering company or its subsidiary), any dissenting shareholder may apply to the Court for an order to maintain his shares in the transferor company in the event that the acquiring company gives to the dissenting shareholders a statutory notice for acquisition of their shares within two months after the expiration of the aforementioned four month period.

A Cypriot company with securities listed on a regulated market is also subject to the Cypriot law making provision for public takeover bids for the acquisition of securities of companies and related matters (the “Takeover Law”). The Takeover Law also contains provisions enabling a squeeze out of minority shareholders where the offeror holds voting securities in the company representing no less than 90% or where the offeror holds or has irrevocably agreed to acquire, following acceptance of a takeover bid, voting securities in the company representing no less than 90%. In the event of a compulsory acquisition (squeeze out) by a majority shareholder as aforementioned, the squeezed out shareholders may commence a legal action against the offeror within six months from the announcement of the of the payment of the consideration for the squeeze out, to dispute the cash consideration offered for the compulsory acquisition of their shares. This does not hinder the transfer of shares pursuant to the squeeze out (section 36 of the Takeover Law).

Shareholder Derivative Actions

Generally, class actions and derivative actions are not available to shareholders under Bermuda law. (See generally, Bermuda Companies Act).

Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the bye-laws.

Bermuda courts would further give consideration to acts that are alleged to constitute a fraud against the minority of shareholders, or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

Under Cypriot common law, a derivative action is possible by virtue of which a legal action can be initiated by the minority shareholders or those shareholders who are not de facto in control of the company, placing the company as the proper claimant in litigation for wrongs committed against it;

According to section 211(f) of the Cyprus Companies Law, a company may be wound up by the court if the court is of the opinion that it is just and equitable to do so. The “just and equitable” ground has been interpreted by the courts as to cover, inter alia, cases of oppressive conduct of the majority shareholder(s) over the minority. Alternatively, section 202 of the Cyprus Companies Law provides an alternative statutory remedy to winding-up in the case of oppression where (a) the affairs of the company are being conducted in a manner oppressive to some part of the shareholders; (b) the court would be justified in making a winding-up order on the ground that it is just and equitable; but (c) such order would unfairly prejudice that part of the members. In such a case, any member of the company complaining that the affairs of the company are being conducted in a manner oppressive to some part of the members may cause an application to the Court by petition for the purpose of bringing an end to the matters complained of.

Shareholder Meetings and Voting Rights

Shareholder meetings may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at a general meeting. (Companies Act §74(1)).

Special General Meetings may be convened by the board of directors whenever they see fit, and the meetings shall be called special general meetings. (Companies Act §71(1)).

May be held in or outside of Bermuda.

Notice:
•Notice of all general meetings shall specify the place, the day and hour of the meeting. (Companies Act §71(3)).

•Notice of special general meetings shall specify the place, the day, hour and general nature of the business to be considered at the meeting. (Companies Act §71(3)).

•Notwithstanding any provision in the bye-laws of a company, at least five days’ notice shall be given of a company meeting, other than an adjourned meeting. (Companies Act §75(1)).

The accidental omission to give notice to, or the non- of a notice of a meeting by any person entitled to receive notice does not invalidate the proceedings. (Companies Act §71(4)).

Generally, any action which may be done by resolution of a company in a general meeting may be done by resolution in writing. (Companies Act §77A).

Shareholders may act by written resolution to elect directors, but may not act by written resolution to remove directors. (Companies Act §77A(6)(b)).

Except as otherwise provided in the bye-laws of a company or the Companies Act, any action or resolution requiring the approval of the shareholders may be passed by a simple majority of votes cast (Companies Act §77(2)).

A shareholder may authorize another person or persons to act for him by proxy. (Companies Act §77(1)).

The bye-laws may specify the number to constitute a quorum for a general meeting of the Company. In the case of a company having only one member, one member present in person or by proxy constitutes the necessary quorum. (Companies Act § 71(5)).

The bye-laws may provide for cumulative voting in the election of directors. (Companies Act §77).

According to section 125 of the Cyprus Companies Law, every company shall in every year hold a general meeting as its annual general meeting in addition to any other meeting in that year and shall specify the meeting as such in the notices calling it. No more than 15 months should elapse between the date of one annual general meeting of a company and the next one.

A general meeting of the shareholders which is not an annual general meeting is an extraordinary general meeting. Pursuant to section 126 (2) of the Cyprus Companies Law, the directors of a company listed in a regulated market shall, on the requisition of members of the company holding (on the date of requisition) no less than 1/20th of the paid up capital of the company which carries the right to vote, convene an extraordinary general meeting.

A company listed in a regulated market shall ensure equal treatment for all shareholders who are in the same position with regard to the exercise of voting rights and participation in a general meeting (section 126A of the Cyprus Companies Law).

Notice:
•There shall be 21 days’ written notice of all annual general meetings.

•There shall be 21 days’ written notice for extraordinary general meetings for passing of special resolutions.

•In respect of a company listed on a regulated market, there shall be 21 days’ written notice of any general meeting other than an annual general meeting or a meeting for the passing of a special resolution, unless the company (a) offers technical facilitation to its members in order to vote through electronic means accessible to all voting members; and (b) in the immediately preceding annual general meeting or at a general meeting convened after that meeting, a special resolution is passed shortening the notice period for convening general meetings to 14 days, in which case, 14 days’ written notice will be required (section 127 of the Cyprus Companies Law).

Except as otherwise provided by the Cyprus Companies Law or in a company’s articles of association, any action or resolution requiring the approval of the shareholders may be passed by a simple majority of votes cast.

A shareholder or shareholders of a company listed in a regulated market holding at least 5% of the voting shares have the right to put items on the agenda of a general meeting of shareholders provided that each such item is accompanied by reasons which justify its inclusion, or a draft resolution to be adopted and/or table draft resolutions as an item on the agenda of any extraordinary general meeting for approval (section 127B of the Cyprus Companies Law).

For public companies and in so far as the articles of association of the company do not provide otherwise, three shareholders present at a meeting constitute a quorum (section 128(1)(c) of the Cyprus Companies Law).

A company listed in a regulated market may offer participation in a general meeting by electronic means including mechanisms for casting votes and real time transmission of the meeting (section 128B of the Cyprus Companies Law).

Any shareholder of a company shall have the right to appoint any other person as his proxy to attend and vote in his stead (section 130 of the Cyprus Companies Law).

The Cyprus Companies Law does not provide for passing resolutions in writing however this may be permitted by its articles of association.

Quorum and Action by the Board of Directors

The quorum at meetings of the directors is a matter that may be regulated in a company’s bye-laws. (Companies Act § 13(3)(xiv)).

Wherever in the Companies Act an obligation or duty is placed on a company or a company is authorised to do any act, then unless it is otherwise provided such obligation, duty or act may be carried out by the directors of the company. (Companies Act § 2(2)).

The Companies Act vests very wide powers on the directors of a company to manage the business of the company. (Companies Act § 91(1)).

TAXATION

The following discussion summarizes the material United States federal income tax and Bermuda and/or Cyprus tax consequences to United States Holders, as defined below, of ownership of ordinary shares and the Redomiciliation. This summary does not purport to deal with all aspects of United States federal income taxation and Bermuda and/or Cyprus taxation that may be relevant to an investor's decision to purchase ordinary shares, nor any tax consequences arising under the laws of any state, locality or other foreign jurisdiction.
United States Federal Income Tax Considerations
In the opinion of Seward & Kissel LLP, our United States counsel, the following are the material United States federal income tax consequences to us of our activities and to United States Holders of our ordinary shares. The following discussion of United States federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. Except as otherwise noted, this discussion is based on the assumption that we will not maintain an office or other fixed place of business within the United States.
The Redomicilation
The Redomiciliation will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code, in which the holders of Frontline ordinary shares will be deemed to exchange their shares for equivalent shares of a Cyprus corporation. U.S. holders will not recognize taxable gain or loss as a result of the Redomiciliation for U.S. federal income tax purposes.
Taxation of the Company's Shipping Income: In General
The Company anticipates that it will derive substantially all of its gross income from the use and operation of vessels in international commerce and that this income will principally consist of freights from the transportation of cargoes, charter hire from time or voyage charters and the performance of services directly related thereto, which the Company refers to as "shipping income."
Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States. Shipping income attributable to transportation that both begins and ends in the United States will be considered to be 100% derived from sources within the United States. The Company is not permitted by law to engage in transportation that gives rise to 100% United States source income.
Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to United States federal income tax.
Based upon the Company's current and anticipated shipping operations, the Company's vessels will operate in various parts of the world, including to or from United States ports. Unless exempt from United States federal income taxation under Section 883 of the Code, or Section 883, the Company will be subject to United States federal income taxation, in the manner discussed below, to the extent its shipping income is considered derived from sources within the United States.

Application of Section 883
Under the relevant provisions of Section 883, the Company will be exempt from United States federal income taxation on its United States source shipping income if:
•
it is organized in a "qualified foreign country" which is one that grants an equivalent exemption from taxation to corporations organized in the United States in respect of the shipping income for which exemption is being claimed under Section 883, and which the Company refers to as the "country of organization requirement"; and

•	it can satisfy any one of the following two ownership requirements for more than half the days during the taxable year:
•
the Company's stock is "primarily and regularly" traded on an established securities market located in the United States or a qualified foreign country, which the Company refers to as the "Publicly-Traded Test"; or

•
more than 50% of the Company's stock, in terms of value, is beneficially owned by any combination of one or more qualified shareholders which, as defined, includes individuals who are residents of a qualified foreign country or foreign corporations that satisfy the country of organization requirement and the Publicly-Traded Test.

The United States Treasury Department has recognized each of Bermuda and Cyprus, the countries of incorporation of the Company before and after the Redomicilation and certain of its subsidiaries, as a qualified foreign country. In addition, the United States Treasury Department has recognized Liberia, the Republic of the Marshall Islands, Singapore and Bermuda, the countries of incorporation of certain of the Company's vessel-owning or chartering subsidiaries, as qualified foreign countries. Accordingly, the Company and its vessel owning subsidiaries satisfy the country of organization requirement.
Therefore, the Company's eligibility for exemption under Section 883 is wholly dependent upon being able to satisfy one of the stock ownership requirements.
Prior to the Merger, the Company qualified for exemption under Section 883 while Frontline 2012 Ltd. did not so qualify. In addition, the Company currently does not anticipate circumstances under which the Company would be able to satisfy the 50% ownership test described above. The Company’s ability to satisfy the Publicly-Traded Test is described below.
Under the Treasury Regulations, stock of a foreign corporation is considered "primarily traded" on an established securities market in a country if the number of shares of each class of stock that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country. The Company's ordinary shares were "primarily traded" on the NYSE during the 2020 taxable year.
Under the Treasury Regulations, the Company's ordinary shares will be considered to be "regularly traded" on the NYSE if: (1) more than 50% of its ordinary shares, by voting power and total value, is listed on the NYSE, referred to as the "Listing Threshold", (2) its ordinary shares are traded on the NYSE, other than in minimal quantities, on at least 60 days during the taxable year (or one-sixth of the days during a short taxable year), which is referred to as the "Trading Frequency Test"; and (3) the aggregate number of its ordinary shares traded on the NYSE during the taxable year are at least 10% of the average number of its ordinary shares outstanding during such taxable year (as appropriately adjusted in the case of a short taxable year), which is referred to as the "Trading Volume Test". The Trading Frequency Test and Trading Volume Test are deemed to be satisfied under the Treasury Regulations if the Company's ordinary shares are regularly quoted by dealers making a market in the ordinary shares.
The Company believes that its ordinary shares have satisfied the Listing Threshold, as well as the Trading Frequency Test and Trading Volume Tests, during the 2020 taxable year.

Notwithstanding the foregoing, the Treasury Regulations provide, in pertinent part, that stock of a foreign corporation will not be considered to be "regularly traded" on an established securities market for any taxable year during which 50% or more of such stock is owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons, or "5% Shareholders", who each own 5% or more of the vote and value of such stock, which is referred to as the "50% Override Rule." For purposes of determining the persons who are 5% Shareholders, a foreign corporation may rely on Schedules 13D and 13G filings with the U.S. Securities and Exchange Commission.
During the 2020 taxable year, 5% Shareholders owned less than 50% of the Company's ordinary shares for more than half the number of days in the year. Therefore, the Company was not subject to the 50% Override Rule, and therefore the Company believes that it satisfied the Publicly-Traded Test for the 2020 taxable year.
However, the Company may not satisfy the Publicly-Traded Test in future taxable years. In this regard, Hemen, who we believe to be a non-qualified shareholder, currently owns less than 50% of the ordinary shares. If Hemen and other 5% Shareholders hold more than 50% of our ordinary shares, the Company would be subject to the 50% Override Rule for such taxable year unless it could establish that, among the ordinary shares owned by the 5% Shareholders, sufficient shares are owned by qualified shareholders, for purposes of Section 883 of the Code, to preclude non-qualified shareholders from owning 50% or more of the Company's ordinary shares for more than half the number of days during the taxable year. The requirements of establishing this exception to the 50% Override Rule are onerous and the Company may not be able to satisfy them.
Taxation in Absence of Section 883 Exemption
If the benefits of Section 883 are unavailable for any taxable year, the Company's United States source shipping income will be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, which the Company refers to as the "4% gross basis tax regime". Since under the sourcing rules described above, no more than 50% of the Company's shipping income would be treated as being derived from United States sources, the maximum effective rate of United States federal income tax on the Company's shipping income would never exceed 2% under the 4% gross basis tax regime.
Gain on Sale of Vessels
Regardless of whether the Company qualifies for exemption under Section 883, the Company will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by the Company will be considered to occur outside of the United States.
Taxation of United States Holders
The following is a discussion of the material United States federal income tax considerations relevant to an investment decision by a United States Holder, as defined below, with respect to the ordinary shares. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, traders in securities that elect the mark-to-market method of accounting, banks, thrifts or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, United States expatriates, persons that hold ordinary shares as part of a straddle, conversion transaction or hedge, persons who own 10% or more, actually or constructively, of our outstanding stock (by vote or value), persons deemed to sell ordinary shares under the constructive sale provisions of the Code, United States Holders whose "functional currency" is other than the United States dollar, holders required to recognize income for United States federal income tax purposes no later than when such item of income is included on an “applicable financial statement,” persons subject to the “base erosion and anti-avoidance” tax, or holders subject to the alternative minimum tax, each of which may be subject to special rules. In addition, this discussion is limited to persons who hold ordinary shares as "capital assets" (generally, property held for investment) within the meaning of Code Section 1221. This summary does not contain a detailed description of all the United States federal income tax consequences to United States Holders in light of their particular circumstances and does not address the Medicare tax on net investment income, or the effects of any state, local or non-United States tax laws. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of ordinary shares.

As used herein, the term "United States Holder" means a beneficial owner of ordinary shares that is (i) a United States citizen or resident, (ii) a United States corporation or other United States entity taxable as a corporation, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.
If a partnership holds ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding ordinary shares, you are encouraged to consult your own tax advisor regarding the United States federal income tax consequences of owning an interest in a partnership that holds ordinary shares.
Distributions
Subject to the discussion of passive foreign investment companies below, any distributions made by the Company with respect to ordinary shares to a United States Holder will generally constitute foreign source dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of the Company's current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of the Company's earnings and profits will be treated first as a non-taxable return of capital to the extent of the United States Holder's tax basis in its ordinary shares on a dollar-for-dollar basis and thereafter as capital gain. Because the Company is not a United States corporation, United States Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from the Company.
Dividends paid on ordinary shares to a United States Holder which is an individual, trust or estate (a "United States Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such shareholder at preferential United States federal income tax rates provided that (1) the ordinary shares are readily tradable on an established securities market in the United States (such as the NYSE on which the ordinary shares are listed); (2) the Company is not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which the Company does not believe it is, has been or will be); and (3) the United States Non-Corporate Holder has owned the ordinary shares for more than 60 days in the 121-day period beginning 60 days before the date on which the ordinary shares become ex-dividend.
Any dividends paid by the Company which are not eligible for these preferential rates will be taxed as ordinary income to a United States Holder.
Special rules may apply to any “extraordinary dividend,” generally, a dividend paid by the Company in an amount which is equal to or in excess of 10% of a shareholder’s adjusted tax basis or dividends received within a one-year period that, in the aggregate, equal or exceed 20% of a shareholder's adjusted tax basis (or fair market value upon the shareholder's election) in an ordinary share. If the Company pays an “extraordinary dividend” on its ordinary shares that is treated as “qualified dividend income,” then any loss derived by a United States Non-Corporate Holder from the sale or exchange of such ordinary shares will be treated as long-term capital loss to the extent of such dividend.
Sale, Exchange or other Disposition of Our Ordinary Shares
Assuming the Company does not constitute a passive foreign investment company for any taxable year, a United States Holder generally will recognize taxable gain or loss from U.S. sources upon a sale, exchange or other disposition of the Company's ordinary shares in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder's tax basis in the ordinary shares. Such gain or loss will be capital gain or loss and will be treated as long-term capital gain or loss if the United States Holder's holding period in the ordinary shares is greater than one year at the time of the sale, exchange or other disposition. Long-term capital gains of a United States Non-Corporate Holder are taxable at preferential United States federal income tax rates. A United States Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences
Special United States federal income tax rules apply to a United States Holder that holds stock in a foreign corporation classified as a passive foreign investment company, or a PFIC, for United States federal income tax purposes. In general, the Company will be treated as a PFIC with respect to a United States Holder if, for any taxable year in which such holder held the Company's ordinary shares, either:
•
at least 75% of the Company's gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business), or

•	at least 50% of the average value of the assets held by the Company during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether the Company is a PFIC, the Company will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by the Company in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless the Company is treated under specific rules as deriving its rental income in the active conduct of a trade or business.
Based on the Company's current operations and future projections, the Company does not believe that it is, or that it has been, nor does it expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, the Company's belief is based principally on the position that, for purposes of determining whether the Company is a PFIC, the gross income the Company derives or is deemed to derive from the time chartering and voyage chartering activities should constitute services income, rather than rental income. Correspondingly, the Company believes that such income does not constitute passive income, and the assets that the Company or its wholly owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute assets that produce, or are held for the production of, passive income for purposes of determining whether the Company is a PFIC.
Although there is no direct legal authority under the PFIC rules, the Company believes there is substantial legal authority supporting its position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, in the absence of any legal authority specifically relating to the Code provisions governing PFICs, the IRS or a court could disagree with our position. In addition, although the Company intends to conduct its affairs in such a manner as to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of its operations will not change in the future.
As discussed more fully below, if the Company were to be treated as a PFIC for any taxable year, a United States Holder would be subject to different taxation rules depending on whether the United States Holder makes an election to treat the Company as a "Qualified Electing Fund," which the Company refers to as a "QEF election." As an alternative to making a QEF election, a United States Holder should be able to elect to mark-to-market the Company's ordinary shares, which the Company refers to as a "Mark-to-Market election" as discussed below.

Taxation of United States Holders Making a Timely QEF Election
If a United States Holder makes a timely QEF election, which United States Holder is referred to by the Company as an "Electing United States Holder," the Electing United States Holder must report each year for United States federal income tax purposes its pro rata share of the Company's ordinary earnings and its net capital gain, if any, for the Company's taxable year that ends with or within the taxable year of the Electing United States Holder, regardless of whether or not distributions were received from the Company by the Electing United States Holder. The Electing United States Holder's adjusted tax basis in the ordinary shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the ordinary shares and will not be taxed again once distributed. An Electing United States Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the ordinary shares. A United States Holder will be eligible to make a QEF election with respect to its ordinary shares only if the Company provides the United States Holder with annual tax information relating to the Company. There can be no assurance that the Company will provide such tax information on an annual basis.
Taxation of United States Holders Making a "Mark-to-Market" Election
Alternatively, if the Company were to be treated as a PFIC for any taxable year and, as anticipated, the ordinary shares are treated as "marketable stock," a United States Holder would be allowed to make a Mark-to-Market election with respect to the Company's ordinary shares. If that election is made, the United States Holder generally would include as ordinary income in each taxable year that the Company is a PFIC the excess, if any, of the fair market value of the ordinary shares at the end of the taxable year over such holder's adjusted tax basis in the ordinary shares. The United States Holder would also be permitted an ordinary loss for each such taxable year in respect of the excess, if any, of the United States Holder's adjusted tax basis in the ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Market election. A United States Holder's tax basis in its ordinary shares would be adjusted to reflect any such income or loss amount. In any taxable year that the Company is a PFIC, gain realized on the sale, exchange or other disposition of the ordinary shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the ordinary shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the United States Holder.
Taxation of United States Holders Not Making a Timely QEF or Mark-to-Market Election
Finally, if the Company were to be treated as a PFIC for any taxable year, a United States Holder who does not make either a QEF election or a Mark-to-Market election for that year, who is referred to as a "Non-Electing United States Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing United States Holder on the ordinary shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing United States Holder in the three preceding taxable years, or, if shorter, the Non-Electing United States Holder's holding period for the ordinary shares), and (2) any gain realized on the sale, exchange or other disposition of the ordinary shares. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing United States Holder's aggregate holding period for the ordinary shares;
•	the amount allocated to the current taxable year and any taxable years before the Company became a PFIC would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of the ordinary shares. If a Non-Electing United States Holder who is an individual dies while owning the ordinary shares, the successor of such deceased Non-Electing United States Holder generally would not receive a step-up in tax basis with respect to such stock.

PFIC Annual Filing Requirements
If the Company were to be treated as a PFIC for any taxable year, a United States Holder will generally be required to file an information return on an IRS Form 8621 with respect to its ownership of the Company’s ordinary shares.
Backup Withholding and Information Reporting
In general, dividend payments, or other taxable distributions, made within the United States to a United States Holder and proceeds from the sale or other disposition of the ordinary shares that are paid to a United States Holder within the United States (and in certain cases, outside the United States) will be subject to information reporting requirements. Such payments will generally also be subject to "backup withholding" if paid to a non-corporate United States Holder who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that he has failed to report all interest or dividends required to be shown on his United States federal income tax returns; or
•	in certain circumstances, fails to comply with applicable certification requirements.
Backup withholding is not an additional tax. Rather, a taxpayer generally may obtain a refund of any amounts withheld under backup withholding rules that exceed the taxpayer's income tax liability by filing a refund claim with the IRS.
Other U.S. Information Reporting Obligations
Individuals who are United States Holders (and to the extent specified in applicable Treasury Regulations, certain United States entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, the ordinary shares, unless the ordinary shares are held through an account maintained with a United States financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual United States Holder (and to the extent specified in applicable Treasury Regulations a United States entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of United States federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. United States Holders (including United States entities) are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.
Bermuda Taxation
As of the date of this registration statement, we are not subject to taxation under the laws of Bermuda and distributions to us by our subsidiaries also are not subject to any Bermuda tax. As of the date of this document, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by non-residents of Bermuda in respect of capital gains realized on a disposition of our ordinary shares or in respect of distributions by us with respect to our ordinary shares. This does not, however, apply to the taxation of persons ordinarily resident in Bermuda. Bermuda holders should consult their own tax advisors regarding possible Bermuda taxes with respect to dispositions of, and distributions on, our ordinary shares. The Minister of Finance in Bermuda has granted the Company a tax exempt status until March 31, 2035, under which no income taxes or other taxes (other than duty on goods imported into Bermuda and payroll tax in respect of any Bermuda resident employees) are payable by the Company in Bermuda. If the Minister of Finance in Bermuda does not grant a new exemption or extend the current tax exemption, and if the Bermudian Parliament passes legislation imposing taxes on exempted companies, the Company may become subject to taxation in Bermuda after March 31, 2035.
Currently, there are no withholding taxes payable in Bermuda on dividends distributed by the Company to its shareholders.

Cyprus Taxation
Cyprus Income Tax Considerations
The following are the material Cyprus income tax consequences to Frontline (Cyprus) and its shareholders under the provisions of the Cyprus tax law, provided Frontline (Cyprus) is considered to be a Cyprus tax resident entity. The following discussion of Cyprus income tax matters is based on the provisions of Cyprus tax law and practice, including administrative pronouncements, and existing and proposed regulations issued by the Cyprus government all of which are subject to change, possibly with retroactive effect. Except as otherwise noted, this discussion is based on the assumption that Frontline (Cyprus) shall maintain an office or other fixed place of business within the Republic of Cyprus.
The Redomicilation
The transfer of the Company Seat through the redomiciliation process will not cause exposure to Cyprus tax.
Taxation of Frontline (Cyprus)’s Income: In General
Cyprus tax law does not provide for group profits taxation. Each entity of the group shall be subject to tax in Cyprus provided it shall be a Cyprus tax resident entity (noting also the Controlled Foreign Company (“CFC”) provisions discussed below).
Following Redomiciliation and obtaining Cyprus tax residency, the income of Frontline Plc shall be subject to the provisions of Cyprus tax laws which include CFC provisions. Under the Cyprus CFC provisions, the profits of non-Cyprus tax resident subsidiaries that are not subject to or are exempted from tax in Cyprus, may be included in the taxable income of the Cyprus tax resident parent and taxed accordingly, where the subsidiary shall be considered to be a controlled company.
Income received in the form of dividends by Cyprus tax resident companies from other Cyprus companies shall be exempt from tax in Cyprus. Dividends received from non-Cyprus companies shall also be exempt provided that such dividends are paid out of profits that arise out of non-passive activities.
Income received in the form of interest not in the ordinary course of business shall be subject to Special Contribution Tax (“SDC”) at the rate of 30%, whereas interest received in the ordinary course of business shall be included for assessment as corporate profits at the prevailing tax rate of 12,5% and excluded from SDC.
Shipping profits generated by Cyprus tax resident entities shall ordinarily be assessed as corporate profits and taxed at the rate of 12,5%, unless these shall qualify under the provisions of the Cyprus Tonnage Tax System which, where applied, provides for taxation on the basis of the net tonnage of the qualifying ships concerned, and excludes the qualifying shipping income from any other form of taxation in Cyprus.
Taxation of Frontline (Cyprus)’s Shipping Income: The Cyprus Tonnage Tax System
Entering the Tonnage Tax System (“TTS”) is automatic for all owners of Cyprus flagged qualifying vessels which are involved in a qualifying shipping activity (in relation to such shipping activities)  irrespective of tax residency (and therefore the laws of the jurisdiction of tax residency shall need to also be observed), whereas it is optional for owners of EU flagged qualifying vessels which are involved in a qualifying shipping activity, provided they are Cyprus tax residents. TTS is also available as an option to owners of mixed flag fleets consisting of EU and non-EU flagged qualifying vessels, provided they are Cyprus tax residents and they meet the “EU flag share requirement.”
Entering TTS is optional for charterers of qualifying EU flagged vessels involved in qualifying shipping activities, provided they are Cyprus tax residents. Charterers of mixed fleets are eligible to apply for TTS subject to EU flag share requirements, as referenced above and provided that they maintain a minimum share of fleet in ownership versus the chartered in fleet of 25% (reduced to 10% in the case of the fleet being comprised of 100% EU flagged ships).

Entering TTS is also optional for ship managers that are Cyprus tax residents and offer qualifying ship management services to qualifying vessels of any flag, provided:
•	they maintain a fully-fledged office in Cyprus;
•
they employ adequate in number and qualifications personnel (the definitions of competency and adequacy are provided in the Cyprus Companies Law and depend on the number of vessels under management and the nature of services rendered);

•	at least 51% of the total number of onshore personnel are EU citizens;
•	they meet the “EU flag share requirement”; and
•	there is an economic link of managed ships with the EU (the “2/3 Rule”).
In the case where the qualifying owner/charterer/manager who opts to apply the TTS, is part of a group of companies which are Cyprus tax resident and exercise the same activity as the applicant, then all such group companies must enter TTS. This is what is defined as the “all or nothing” provision of the TTS Law.
Opting to be taxed under TTS results in the obligation to remain within TTS for a period of 10 years. Exiting earlier may cause the beneficiary to become taxed under corporate tax for all years that such beneficiary was under TTS and liable for any resulting additional taxes.
Where the activities of an entity are mixed (i.e. involve both qualifying shipping activities and non-qualifying activities), TTS is only applied to the qualifying shipping activities and normal corporation tax shall be applied to the remaining activities.
Interest earned on balances in bank accounts which are used as working capital or balances which result solely from a qualifying shipping activity, shall fall as income under TTS and shall be exempt from all other taxes, on the proviso that such accounts are used solely for the financing of the qualifying shipping activities.
Gain on Sale of Vessels
Gains realized by Cyprus tax resident entities from the sale of vessels shall ordinarily be assessed as corporate profits and taxed at the rate of 12.5%, unless these shall qualify under TTS.  Such profits shall be calculated as the difference between the disposal profits and the tax written down value of the vessel and shall be limited to the amount of capital allowances claimed on the vessel.  Where TTS is applied instead, the gains on the disposal of a qualifying vessel under TTS shall be deemed to be qualifying shipping income and shall be exempt from corporate tax.
Distributions
No withholding tax (“WHT”) is applied on dividend distributions to non-Cyprus tax resident shareholders by Frontline Plc as an entity listed in a recognized stock exchange (as defined by Article 1 of Regulation 596/2005).
Corporate shareholders who are tax residents of a jurisdiction included in the EU list of non-cooperative states for tax purposes, or who are incorporated under the laws of such a jurisdiction without being tax residents of another jurisdiction that is not included in the said EU list, may be subject to Special Contribution Tax (“SDC”) at the rate of 17% on dividends paid to them by  a Cyprus tax resident company that is not listed in a recognized stock exchange.
SDC is payable on dividend distributions to Cyprus tax residents and domiciled non-corporate shareholders at the rate of 17%. Dividend payments to Cyprus tax resident corporate shareholders or Cyprus tax residents but non-domiciled, non-corporate shareholders, shall be exempt from SDC.

Sale, Exchange or other Disposition of Shares
The gain on disposal of shares is not taxable income under the provisions of the Cyprus income tax law, but may be considered to be taxable under the provisions of the Cyprus Capital Gains Tax Law at the rate of 20%, where the entity whose titles are the subject matter of the sale owns directly or indirectly immovable property in Cyprus.
Material Tax Consequences of the Redomiciliation
We do not believe that we or our shareholders will be subject to taxation in Bermuda or Cyprus as a result   of the Redomiciliation. Specifically, in relation to Cyprus tax law provisions, no taxing circumstances arise at the time of the Redomiciliation of Frontline (Cyprus) and, consequently, no tax liabilities arise as a result of any provision under Cyprus tax law. However, the provisions of Cyprus tax law shall apply on the assessment of the incomes of Frontline (Cyprus), which may result in a higher tax rate being applied to taxable profits, depending on the nature of such profits and/or income. Similarly, the provisions of the Cyprus tax law and double tax treaties shall generally apply in relation to the distributions of profits by the company to its shareholders.
We expect the Redomiciliation to qualify as a tax-free “reorganization” for purposes of U.S. federal income tax matters and, as such, we expect that neither we nor U.S. Holders will be subject to U.S. federal income taxation as a result of the Redomiciliation.
ACCOUNTING TREATMENT OF THE REDOMICILIATION
There will be no material accounting effect or change in the carrying amount of the consolidated assets and liabilities of Frontline Ltd. as a result of the Redomiciliation. The consolidated business, capitalization, assets, liabilities and financial statements of Frontline Ltd. immediately following the Redomiciliation will be the same as those of Frontline Ltd. immediately prior to thereto.
LEGAL MATTERS
Certain legal matters in connection with this offering relating to U.S. and New York law are being passed upon for us by Seward & Kissel LLP, New York, New York. Certain legal matters in connection with this offering relating to Bermuda law are being passed upon for us by MJM Limited, Hamilton, Bermuda. The validity of the securities offered by this Proxy Statement/Prospectus will be passed upon for us by K.C. Saveriades & Co. LLC.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Proxy Statement/Prospectus by reference to the 2021 Annual Report have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual and current reports, and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s Internet site at http://www.sec.gov.
We have filed with the SEC a registration statement on Form F-4 relating to the securities covered by this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this Proxy Statement/Prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement/Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and on or before the effective date of the Redomiciliation (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules):
(1)
Our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 17, 2022, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

(2)
Our current report on Form 6-K, furnished with the SEC on April 7, 2022 containing announcements relating to the signing of a term sheet on a potential stock-for-stock combination between the Company and Euronav (excluding the commentary of John Fredriksen, Lars Barstad, Carl Steen and Hugo De Stoop in the exhibit attached thereto);

(3)
Our current reports on Form 6-K, furnished with the SEC on June 1, 2022 and June 13, 2022 containing announcements relating to agreements to acquire, in privately negotiated transactions with certain shareholders of Euronav, certain shares in Euronav;

(4)
Our current report on Form 6-K furnished with the SEC on July 12, 2022 containing announcements that the Company has entered into the Combination Agreement with Euronav (excluding the commentary of John Fredriksen, Lars Barstad, Carl Steen and Hugo De Stoop in Exhibit 99.2 attached thereto);

(5)
Our current report on Form 6-K, furnished with the SEC on September 9, 2022 containing the unaudited condensed interim financial statement and related Management’s Discussion and Analysis of our Financial Condition and Results of Operations for the six months ended June 30, 2022; and

(6)
Our current report on Form 6-K, furnished with the SEC on December 6, 2022 containing our unaudited condensed interim financial information for the nine months ended September 30, 2022 (excluding the commentary of Lars H. Barstad, Chief Executive Officer of Frontline Management AS, and Inger M. Klemp, Chief Financial Officer of Frontline Management AS, in Exhibit 1 attached thereto).

ANNEX A: PROPOSED DISCONTINUATION AMENDMENT TO  AMENDED AND RESTATED BYE-LAWS
To approve an amendment to the Company’s Amended and Restated Bye-laws by the inclusion of a new Bye-law 157 as follows:
CONTINUATION
157. Subject to the Companies Act, the Company may by Ordinary Resolution, approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda.
A-1

ANNEX B: PROPOSED  FRONTLINE CYPRUS AMENDED AND RESTATED CHARTER
THE COMPANIES LAW CAP. 113

PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF
FRONTLINE PLC

Name	1.	The name of the Company is

		FRONTLINE PLC

Office	2.	The Registered Office of the Company will be situated in Cyprus. Objects

	3.	The objects for which the Company is established are:

		(1)
To carry on the business of a holding and an investment company with its own funds and for that purpose to acquire and hold either in the name of the Company or in that of any nominee, shares, stocks, debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any company wherever incorporated or carrying on business, and debentures, debenture stock, bonds, notes, obligations and securities issued or guaranteed by any government, sovereign ruler, commissioners, public body or authority, supreme, dependent, municipal, local or otherwise in any part of the world by original subscription, contract, tender, purchase, exchange, underwriting, participation in syndicates or otherwise whether or not fully paid up and subscribe for the same subject to such terms and conditions as may be thought fit and to undertake and promote the establishment of business in any part of the world and to promote to this effect, the creation of companies, partnerships, joint ventures, branches and in general, all forms of carrying on business.

		(2)
To purchase or in any other manner acquire, possess, work, use, pledge, mortgage, charter, hire, sell, exchange, build and repair any kind of ships, lighters, barges, steam-launches, hovercrafts and any floating crafts or vessels of any power or propulsion and any other means of transport by land, sea and air namely motor-vehicles, aeroplanes etc. and to carry by sea, inland waters, land and air Merchandise, fuel, post, passengers and vehicles and any other articles by means of ships privately owned by the Company or not and other means of transport, to carry out the business of carriers, travel and tourist agents and also to carry out tourist business of any kind and category.

(3)

To carry on the business of ships managers, shipping agents, agents of aeroplanes and airlines, brokers for freight or cargo as well as for the purchase, sale, chartering of ships or otherwise and also to carry on the business of contractors, forwarding agents, clearing agents, freight forwarders, shippers, lightermen, agents of all kind of shippers or receivers, ship-chandlers, suppliers of ships and other vessels including aircrafts and also to carry on the business of agents of insurance companies for every nature of insurance including marine insurance.

(4)
To find and place crew on ships and other vessels and also to supply shipping and other enterprises with personnel of any nature and for these purposes to employ, hire and train such crew and personnel for shipping, industrial and other enterprises and to carry on all or any of the business of shipping industrial and other enterprises and personnel consultants as well as to contribute in any way to the further improvement and development of any type of shipping, industrial and other enterprises and to found and establish departments for the management of shipping and other Companies and/or departments of consultants.

(5)
To carry on the business of Classification Societies, Surveyors, Experts, Adjusters and Valuers in relation to ships and vessels of every type and description, including aircrafts as well as in relation to machines, cargoes, merchandise, articles and movable or immovable property of any nature, description or category and to carry out research and to effect reports, and appraisals in relation to the condition, value, ability, destruction, injury and damage in connection to all the above and generally in relation to any subject, matter or thing as it shall be asked by it from any shipowner, charterer, receiver, agent, Protection and Indemnity Association, Classification Society, Government, Registry of ships, Governmental, municipal, local or other authority or organisation person, firm or Company.

(6)
To act as an attorney, trustee, agent and/or in any other capacity for the account of any insurers, Protection and Indemnity Association, classification Societies, Registries of Ships, Governments, Municipal or local authorities or organisation in relation to any matter or subject and to act as an Arbitrator or agent in Arbitrations in relation to any matter; and also to undertake and carry out adjustments of contributions in cases of General or Particular Average and/or Salvage and to undertake and carry out research and prepare reports in relation to the causes, circumstances and extent of accidents, damages, wrecks or other disasters.

(7)	To carry on and generally to trade in every fishing business or undertaking either for the account of the Company or for the account of any other third natural or legal person.

(8)
To purchase or by any other means acquire, possess, work, hire, construct, sell or in any other way dispose of harbours, wharfs, quays, warehouses as well as any other property movable or immovable or mixed related to the abovementioned and also to supply any natural or legal persons with any kind of warehousing accommodation.

(9)
To carry on the business of shipbuilding, repairing or refitting of ships or vessels of any type or description as well as to supply with and install machines, electrical fittings and any kind of equipment on all types of ships and vessels.

(10)
To carry on the business of salvage and towage and also to carry on the undertaking of reloading and towing wrecks, placing and repairing of submarine conduits, pipes, cables, opening of submarine passes, finding and hauling up any kind of articles lost in sea and generally to carry on any nature of submarine business and exploration.

(11)
To insure the vessels, property and interests of the Company against any loss, damages, injuries, dangers and liabilities of any kind and to assign any rights and interests in such an insurance, any freight, chartered freight and/or other profits from the vessels of the Company as well as any other right or interest in all the money and claims for money which are due or shall become due to the Company.

(12)
To carry on either alone or in common with others in any part of the world, either in free zones or bonded areas or elsewhere, the business of commerce, general trade works or business, imports, exports, buying, selling, exchanging or in other way trading of goods, industrial products, agricultural products, minerals and in general products of any kind and denomination, either on a cash basis or on credit, or on hire purchase or against any other consideration and to carry on the business of commission agents or agents or brokers in any kind of trading transactions, for imports, exports, purchases, sales, exchanges of goods, industrial products, building materials, office equipment and supplies, agricultural products, minerals and in general of products of any kind and any denomination.

(13)
To carry on, in any part of the world, activities of business consultants and of management consultants, to industrial or commercial or any other enterprises in general, and to advise on methods of development and improving of such enterprises in the fields of technology, industry and commerce as well as on matters of personnel and administration, introduction of systems or processes of production, storage, distribution, marketing of products and systems of sales and sales' promotion and to undertake research and special studies on all abovementioned matters.

(14)
To provide or secure from others the provision of all and any assistance, services, employment of any nature referring to the business sector which any person, firm, or company wishes in connection with any business exercised by them including the engagement, training and lease of professional, clerical, manual, technical and other personnel, workers and specialised personnel.

(15)
To erect, maintain, work, manage, construct, reconstruct, alter, enlarge, repair, improve, adapt, furnish, decorate, control, pull down, replace any shops, offices, flats, electric or water works, workshops, mills, plants, machinery, warehouses and any other works, buildings, plants, conveniences or structures whatsoever, which the Company may consider desirable for the purposes of its business and to contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

(16)
To acquire or possess either by purchase, lease, exchange or otherwise, offices or other property, lodgings, furniture, equipment, components and branches of the same or any objects for the purpose of leasing or renting them or to make them available for use or otherwise by any person, firm or company.

(17)
To carry on and undertake any other business or activity or do any act whatsoever which may seem to the Directors capable of being conveniently or advantageously carried on or done or undertaken in connection with any of the above objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company's business, property or rights and to undertake any work or business commenced or carried on or performed prior to incorporation and which the Company decides to take over or continue.

(18)
To purchase, accept by way or gift, take on lease or sub-lease or in exchange, or otherwise acquire or possess and hold for any estate or interest any lands, buildings, easements, rights, privileges, concessions, permits, licenses, stock-in-trade, and movable and immovable property of any kind and description (whether mortgaged, charged or not) necessary or convenient for the purposes of or in connection with the Company's business or any branch or department thereof or which may enhance the value of any other property of the Company.

(19)
To improve, manage, control, cultivate, develop, exploit, exchange, let on lease or otherwise grant, mortgage, charge, sell, dispose of, grant as gift, turn to account, grant rights and privileges in respect of the property assets and rights of the Company or in which the Company is interested or otherwise deal with all or any part of this property of the Company and to adopt such means of making known and advertising the business and products of the Company as may seem expedient.

(20)
To manufacture, repair, import, buy, sell, export, let on hire and generally trade or deal in, any kind of accessories, articles, apparatus, plant, machinery, tools, goods, properties, property rights and rights or things of any description, which the Company judges as capable of being used or dealt with in connection with any of its objects.

(21)

To deal in, utilise for building or other purposes, let on lease or sublease or on hire, to assign or grant licence over, charge or mortgage, the whole or any part or parts of the immovable property belonging to the Company or any rights therein or in which the Company is interested on such terms as the Company may on each occasion determine.

(22)
To purchase or otherwise acquire all or any part of the business, assets, property and liabilities of any company, society, partnership or person, formed for all or any of the purposes within the objects of this Company, or constituted for the purpose of carrying on any business which this Company is authorised to carry on or which intend to carry on such business or which possess property suitable for the purposes of the Company and to undertake, conduct and carry on or liquidate and wind up any such business and in consideration for such acquisition to pay in cash, issue shares, undertake any liabilities or acquire any interest in the vendor's business.

(23)
To apply for and take out, purchase or otherwise acquire any designs, trademarks, patents, patent rights or inventions, brevets d' invention, copyright or secret processes, which may be useful for the Company's objects and for this purpose, to grant licences to use the same.

(24)
To pay all costs, charges and expenses incurred or sustained in or about the promotion, formation and establishment of the Company or which the Company shall consider to be in the nature of preliminary expenses or expenses incurred prior to incorporation and with a view to incorporation, including therein professional fees, the cost of advertising, taxes, commissions for underwriting, brokerage, printing and stationery, salaries to employees and other similar expenses and expenses attendant upon the formation and functioning of agencies, local boards or local administration or other bodies, or expenses relating to any business or work carried on or performed prior to incorporation, which the Company decides to take over or continue.

(25)
Upon any issue of shares, debentures or other securities of the Company, to employ brokers, commission agents and underwriters, and to provide for the remuneration of such persons for their services by payment in cash or by the issue of shares, debentures or other securities of the Company, or by the granting of options to take the same, or in any other manner allowed by law.

(26)
To borrow, raise money or secure obligations (whether of the Company or any other person) in such manner and on such terms as may seem expedient, including the issue of debentures, debenture stock (perpetual or terminable), bonds, mortgages or any other securities, founded or based upon all or any of the property and rights of the Company, including its uncalled capital, or without any such security, and upon such terms as to priority or otherwise, as the Company may determine at its discretion on each occasion.

(27)
To give credit and to lend or advance money to any person, firm or company, to guarantee and give guarantees or indemnities for the payment of money or the performance of contracts or obligations by any person, firm or company, to secure or undertake in any way the repayment of money lent or advanced to any person, firm or company or the liabilities incurred by any such person, firm or company and otherwise to assist any person or company as the Company may think fit.

(28)
To issue, sign, accept, indorse, discount, trade in and otherwise negotiate bills of exchange, promissory notes, bills of lading and other negotiable or transferable instruments or securities. To advance and lend money upon such guarantee or security as the Company may think proper or without taking any such guarantee or security therefore.

(29)	To invest the monies of the Company not immediately required in such investments, other than in the shares of this Company, as from time to time may be determined by the Directors.

(30)
To issue or guarantee the issue of or the payment of interest on the issue of shares, debentures, debenture stock or other securities or obligations of any company or association and to pay or provide for brokerage, commission and underwriting in respect or any such issue.

(31)
To acquire by subscription, purchase or otherwise and to accept, take, hold, deal in, convert and sell any kind of shares, stock, debentures or other securities or interest in any other company, society or undertaking whatsoever.

(32)
To issue and allot fully or partly paid shares in the capital of the Company or issue debentures or securities in payment or part payment of any movable or immovable property purchased or otherwise acquired by the Company or any services rendered to the Company and to remunerate in cash or otherwise any person, firm or company rendering services to the Company or grant donations to such persons.

(33)	To establish anywhere in the world branch offices, regional offices, branches, agencies and local boards and for this purpose to regulate and to discontinue the same.

(34)
To provide for the welfare of persons in the employment of the Company (including its officers) or persons formerly in the employment of the Company or its predecessors in business including officers or employees of any subsidiary or associated or allied company of this Company, and the wives, widows, dependants and families of such persons, by grants of money, pensions or other payments, (including payments of insurance premia) and to form, subscribe to, or otherwise aid, any trust, fund or scheme for the benefit of such persons, and any benevolent, religious, scientific, national or other institution or object of any kind, which shall have any moral or other claims to support or aid by the Company by reason of the nature or the type of its operations or otherwise.

(35)
From time to time to subscribe or contribute to any charitable, benevolent, or useful object of a public character, the support of which will, in the opinion of the Company, tend to increase its reputation or popularity among its employees, its customers or the public.

(36)
To enter into and carry into effect any arrangement for joint working in business, union of interests, limiting competition, partnership or for sharing of profits, or for amalgamation, with any other company, partnership or person, carrying on business within the objects of this Company.

(37)
To establish, promote and otherwise assist, any company or companies for the purpose of acquiring any of the property or furthering any of the objects of this Company or for any other purpose which may seem directly or indirectly calculated to benefit this Company.

(38)
To apply for, promote, and achieve the passing of any Law, Order, Regulation, By-Law, Decree, Charter, concession, right, privilege, licence or permit for enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company's constitution, or for any other purpose which may seem expedient and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company's interest and to enter into and execute any arrangement with any Government or Authority, (supreme, municipal, local or otherwise) that may seem conducive to the Company's objects or any of them.

(39)
To sell, dispose of, mortgage, charge, grant rights or options or transfer the business, property and undertakings of the Company, or any part or parts thereof, for any consideration which the Company may at its discretion accept.

(40)
To accept stock or shares in, or debentures, mortgage debentures or other securities of any other company in payment or part payment for any services rendered or for any sale made to it by the Company or debt owing to it from any such company.

		(41)
To distribute in specie, in cash or otherwise as may be resolved on each occasion any assets of the Company among its Members and particularly the shares, debentures or other securities of any other company belonging to this Company or which this Company may have the power of disposing.

		(42)
To do all or any of the matters hereby authorised in any part of the world either alone or in conjunction with other companies, firms or persons, either as factor, trustee, principal, sub-contractor or agent of other companies, firms or persons, or through any factors, trustees, sub-contractor or agents.

		(43)	To procure the Company to be registered or recognised in any country or place, to act as secretary, manager, director or treasurer of any other company.

		(44)	Generally, to do all such other things as may appear to the Company to be incidental or conducive to the attainment of the above objects or any of them.

Interpretation
The objects set forth in any sub-clause of this clause shall not be restrictively construed but the widest possible interpretation shall be given thereto, and they shall not, except when the context expressly so requires, be in any way limited to or restricted by reference to or inference from any other object or objects set forth in such sub-clauses or from the provisions of any other sub-clause or marginal title or the name of the Company. The said sub-clauses, the objects therein specified and the powers thereby conferred shall not be deemed subsidiary or ancillary to the objects or powers mentioned in any other sub-clause. The Company may exercise all or any of the powers conferred upon it by one or more of the said sub-clauses and to achieve or to endeavour to achieve all or any of the objects specified therein.

Liability	4.	The liability of the Members is limited.

Capital	5.
The authorised share capital of the Company is USD 600,000,000 (United States Dollars Six Hundred Million) divided into 600,000,000 shares of USD 1 each with power to issue any of the shares in the original or increased share capital with or subject to any preferential, special or qualified rights or conditions as regards dividends, repayment of capital, voting rights or otherwise.

THE COMPANIES LAW, CAP. 113

PUBLIC COMPANY LIMITED BY

SHARES ARTICLES OF

ASSOCIATION

OF FRONTLINE PLC

INTERPRETATION
1.	In these Articles: -
“Board or Board of Directors” means the board of directors of the Company.
“Company” means this company, Frontline Plc
“Combination Agreement” means the agreement between the Company and Euronav dated 10th July, 2022.
“Combined Company” means the Company, as a result of the Merger, following Merger Completion.
“Directors” means the directors of the Company or where the context requires, directors of the Company which are present at a meeting of directors which has been duly convened and at which there is a quorum.
“Electronic Register” means an electronic system or register of members relating to Uncertificated Shares for enabling the title to or ownership in those shares to be evidenced and transferred without any certificate, or written instrument, of title (including share certificate) and includes an “overseas register” kept by, or on behalf of, or for, the Company (as the case may be) under or pursuant to sections 114, 115, 116, and 117A of the Law.
“Euronav” means Euronav NV of Belgium with company number BE0860.402.767 at the Crossroads Bank for Enterprises (RLE Antwerp, division Antwerp).
“Euronav Board” means the Supervisory Board of Euronav.
“Euronav Shares” means outstanding shares in Euronav.
“Hemen” means Hemen Holding Limited of Cyprus, with registration number HE87804.
“Listed Company” means a “company admitted to a regulated market” as defined in section 2 of the Law or admitted to an unregulated market; for the purposes of this definition, such admission includes the admission to trading on a Stock Exchange of shares or interests in shares (including instruments or depository receipts (DRs) or other equity or non-equity securities relating to shares) or of debentures.
“Listed Share” means a share in the Company admitted to, quoted, listed or otherwise dealt in, on any Stock Exchange and “Listed Shares” shall be construed accordingly.
“Member” means member of the Company.

“Merger” means the cross border merger of Euronav into the Company, whereby all assets, rights and liabilities of Euronav are transferred from Euronav to the Company, with the Company as the surviving entity and Euronav dissolving without going into liquidation in accordance with the provisions of the Law and the Belgian Code of Companies and Associations (Wetboek van vennootschappen en verenigingen) as amended from time to time in accordance with the terms of the Combination Agreement.
“Merger Completion” means the completion of the Merger in accordance with the terms of the Combination Agreement, as confirmed by any one of the Directors or the Secretary of the Company in writing.
“Office” means the registered office of the Company.
“Person” means both natural and legal person.
“Register” means the register of members of the Company and includes any branch register.
“Representatives” means in relation to any Person, the (managing) directors, officers, managers, employees, agents, consultants, external advisers, auditors and other representatives of such Person and, in the case of a trust, any trustee, settlor or protector of such trust (excluding for the avoidance of doubt any beneficiary of such trust).
“Secretary” means any person appointed to perform the duties of the secretary of the Company and includes an assistant secretary.
“Squeeze Out” means a compulsory acquisition of the remaining Euronav Shares by the Company not held by it following the Tender Offer Settlement in accordance with article 7:82, § 1 of the Belgian Code of Companies and Associations (Wetboek van vennootschappen en verenigingen) as amended from time to time and articles 42 and 43 of the Takeover Decree.
“Stock Exchange” means a recognised, regulated or unregulated stock exchange, investment market, securities exchange or other market including (without prejudice or limitation to the generality of the foregoing) the New York Stock Exchange, the Oslo Stock Exchange and Euronext Brussels.
“Takeover Decree” means the Belgian Royal Decree on public takeovers dated 1 April 2007, as amended from time to time.
“Takeover Law” means the Belgian Law on public takeovers dated 1 April 2007, as amended from time to time.
“Tender Offer” means a voluntary exchange offer by the Company to the shareholders of Euronav for their respective Euronav Shares as well as any re-opening thereof, in accordance with the terms of the Combination Agreement.
“Tender Offer Completion” means if it occurs the settlement pursuant to the Combination Agreement of the initial acceptance period of the Tender Offer on the date that will be announced as the case may be in a press release by Frontline communicating the results of such initial acceptance period.
“Tender Offer Settlement” means Tender Offer Completion and any settlement of any subsequent re-opening or extension of an acceptance period of the Tender Offer.
“the Law” means the Companies Law, Cap. 113 or any law substituting or amending the same.
“the Seal” means the common seal of the Company.

“Uncertificated Share” means a Listed Share with respect to which:
(a)	no certificate has, pursuant to section 78 of the Law, been issued by, or on behalf of, the Company; or
(b)	the certificate has, pursuant to applicable law, been cancelled, repealed or otherwise revoked by the Company, and, the transfer of legal title to, or ownership in, the Listed Share is not conditional on having a share certificate and “Uncertificated Shares” shall be construed accordingly.
“Written or in writing” means expressions referring to writing, unless the contrary intention appears, and shall be construed as including references to printing, lithography, photography, and other modes of representing or reproducing words in a visible form.
Words suggesting the singular shall be deemed to include the plural and vice versa and words suggesting the masculine gender shall be deemed to include the feminine gender.
Words referring to persons shall be deemed to include companies, entities with or without limited liability other legal persons and the term debenture and debenture holder shall include debenture stock titles and debenture stock holders.
Unless the context otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Law or any statutory modification thereof in force at the date at which these Articles become binding on the Company.
A reference to a “regulation” is a reference to a regulation of these Articles unless expressly stated otherwise.
PRELIMINARY
2.	Part I of Table “A” in the First Schedule of the Law shall not apply except so far as the same is repeated and embodied in these Articles.
3.
Any branch or nature of business for which there is either an expressed or an implied (by the Memorandum of Association of the Company or by these Articles) authorisation to be undertaken by the Company may be undertaken by the Directors at such time or times as they would deem fit and, furthermore, may remain by the Directors in abeyance, irrespective of whether such branch or nature of business has actually started or not if the Directors would deem fit not to start or not to continue with such branch or nature of business.

SHARE CAPITAL AND VARIATION OF RIGHTS
4.
Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by ordinary resolution determine.

5.
The unissued share(s) proposed to be issued pari passu with existing issued ordinary shares of the Company (the “Proposed Shares”) shall be at the disposal of the Board of Directors which may, exercise the powers of the Company to offer, allot, grant options over or grant any right or rights to subscribe for the Proposed Shares, or convert debentures into shares of the Company or otherwise dispose of the Proposed Shares at any time or times and to any Person or Persons, for any consideration or, subject to section 56 of the Law, no consideration, and on such other terms, and subject to such conditions as may be thought expedient, subject to regulation 21 unless such rights of pre-emption have been waived or disapplied.

PROVIDED THAT when the Company is a public company Proposed Shares shall not be issued at a discount; and
PROVIDED THAT NO Proposed Shares shall be issued as a share of the Company liable to be redeemed by the Company at the option of its holder or the Company or otherwise, unless or until the terms and manner of redemption are provided in the Articles.
6.
Subject to the provisions of section 57 of the Law, any preference shares may, with the sanction of an ordinary resolution, be issued on the terms that they are, or at the option of the Company are liable to be redeemed on such terms and in such manner as the Company before the issue of the shares may by special resolution determine.

7.
If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the provisions of section 70 of the Law, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting the provisions of these Articles relating to general meetings shall apply, but so that the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll. The provisions of regulations 80-81 relating to the passing of resolutions in writing by the members shall apply mutatis mutandis.

8.
The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, (unless otherwise expressly provided by the terms of issue of the shares of that class) be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

9.
The Company may exercise the powers of paying commissions conferred by section 52 of the Law, provided that the rate per cent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the said section and the rate of the commission shall not exceed the rate of 10 per cent of the price at which the shares in respect whereof the same is paid are issued or an amount equal to 10 per cent of such price (as the case may be). Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

10.
Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as provided by these Articles) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

Notwithstanding the above, but always subject to the provisions of section 112 of the Law, the Company may if it so desires and if it has been notified in writing thereof, recognise the existence of a trust on any share although it may not register the same in the Register of the Company. Such recognition by the Company is made known to the trustees by letter and is irrevocable as long as such trust remains in existence, even though trustees or any of them may be replaced.
11.
Subject to regulations 15 and 16, every person whose name is entered as a member in the Register shall be entitled without payment to receive within two months after date of allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares. Every certificate shall be under the Seal and shall specify the shares to which it relates and the amount paid up thereon. Provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

12.	If a share certificate be spoiled, defaced, lost or destroyed, it may be replaced on such terms (if any) as to evidence as the Directors think fit.
13.
The Company shall not give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or in its holding Company nor shall the Company make a loan for any purpose whatsoever on the security of its shares or those of its holding Company, but nothing in this regulation shall prohibit transactions mentioned in the proviso to section 53(1) of the Law.

14.
Insofar and for so long as the Company is a Listed Company, the Electronic Register shall (and shall be deemed for all purposes to) be supplemental to, and otherwise it shall (and be deemed to) form part of, and complement, the Register with respect to the registration, or effect, of any matters in connection with, or affecting, the title to, or ownership in, Uncertificated Shares and/or other shares in the Company including the transfer or holding of legal title to, or ownership in, Uncertificated Shares and/or other shares in the Company (as may be applicable); the Electronic Register shall therefore be deemed to constitute, in pursuance of section 113 of the Law, prima facie evidence of all matters lawfully and properly authorised to be registered or otherwise entered into the Electronic Register.

15.	The Listed Shares may subsist as Uncertificated Shares and, insofar and for so long as the Company is a Listed Company, shares in the Company may be issued, as Uncertificated Shares.
16.
Notwithstanding any other provision of these Articles, no Person becoming the holder of Uncertificated Shares shall be entitled to, and the Company shall not be bound to issue, any share certificate or other certificate of title, or ownership, with respect to Uncertificated Shares.

LIEN
17.
The Company shall have a first and paramount lien on every share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first and paramount lien on all shares standing registered in the name of a single person for all moneys for any reason and for any cause whatsoever presently payable by him or his estate to the Company; but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this regulation. The Company's right of lien, if any, on a share shall extend to all dividends payable thereon as well as on any capital or other monies which may at any time be payable by the Company to such person.

18.
The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the person entitled thereto by reason of his death or bankruptcy.

19.
To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

20.
The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

ISSUE OF SHARES/PRE-EMPTIVE RIGHTS
21.
(a) All additional shares and/or other securities that provide a right to purchase shares of the Company or are convertible into shares of the Company shall, prior to issuance, be first offered to the members in the nearest proportion to the number of shares already held by them at a date prescribed by the Board of Directors of the Company and such offer shall be made by a notice fixing the number (and class) of shares and/or other securities that provide a right to purchase shares of the Company or are convertible into shares of the Company which each member is entitled to be allotted and restricting the time (which shall be not less than 14 days) in which the offer if not accepted, shall be deemed as having been declined and after which time or on receipt of a declaration by the member to whom such a notice is given that he declines to accept the shares offered, the Directors may allot or otherwise dispose the same to such persons and under such conditions as they would deem fit and beneficial to the Company.

(b) The pre-emptive rights of the members as described in regulation 21(a) above shall not apply to shares proposed to be issued other than for cash consideration, however shall apply and have effect mutatis mutandis to any proposed issue for cash of (a) debentures convertible into shares of the Company; and (b) options to subscribe for shares in the Company.
The pre-emptive rights of the members as described in regulation 21(a) above can only be excluded or restricted by way of a resolution of the General Meeting pursuant to sections 60B and 59A of the Law.
(c) This regulation 21 is supplemental to and shall complement (NOT substitute), section 60B of the Law.
CALLS ON SHARES
22.
The Directors may from time to time make calls upon the members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not made payable by the conditions of allotment thereof at fixed times, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each member shall (subject to receiving at least fourteen days' notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Directors may determine.

23.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by installments.
24.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.
25.
If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding 9 per cent per annum as the Directors may determine from time to time, but the Directors shall be at liberty to waive payment of such interest wholly or in part.

26.
Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these regulations be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable, and in case of non-payment all the relevant provisions of these regulations as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

27.
The Directors may, if they think fit, receive from any member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall, subject always to the provisions of any law in force at the time, otherwise direct) 9 per cent per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

TRANSFER OF SHARES
28.
Subject to such of the restrictions of these Articles as may be applicable, any member may transfer all or any of his shares by instrument in writing in any usual or common form or any other form which the Directors may approve.

29.
Subject to regulation 34(b), the instrument of transfer of any share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register in respect thereof.

30.
The Directors may, independently of any other provision of the Articles, and in addition to their rights under regulation 31 herein below, decline to register the transfer of any share on which the Company has a lien or is not a fully paid-up share.

31.	The Directors may also decline to recognise any instrument of transfer unless:
(a)
the instrument of transfer is accompanied by the certificate of the shares to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer; and

(b)	the instrument of transfer is in respect of only one class of shares.
32.	If the Directors refuse to register a transfer, they shall within two months after the date on which the transfer was lodged with the Company send to the transferee notice of their refusal.
33.
The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty days in any year.

34.
(a)   The Directors shall decline to register the transfer of any share to a Person where the Directors are of the opinion that such transfer may breach any law or requirement of any authority or any market in which the shares are being negotiated until they have received such evidence as they may require to be satisfied that no such breach would occur.

(b) In the event that the shares or other securities or transferrable securities of the Company are being negotiated on a Stock Exchange, the registration of a transfer of shares or debentures of the Company shall be lawful for the Company even if an instrument of transfer is not delivered to the Company or it has been delivered electronically or mechanically provided that the Directors are satisfied that the transfer has taken place in accordance with the law or regulations governing the operation of the relevant Stock Exchange.
(c) No fee shall be charged on the registration of any probate, letters of administration, certificate of death or marriage, power of attorney, or other instrument.
(d) Notwithstanding regulations 28 - 33, the transfers of Uncertificated Shares and any other matters in connection with, or affecting, the title to, or ownership in, Uncertificated Shares may be effected by means of the Electronic Register.
(e) The Electronic Register may be kept in such manner, and subject to such regulations, as the Board of Directors shall, subject to applicable law, prescribe or allow.

TRANSMISSION OF SHARES
35.
In case of the death of a member the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other persons.

36.
Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his death or bankruptcy, as the case may be.

37.
If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have another person registered, he shall testify his election by executing to that person a transfer of the share. All the limitations restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice of transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice or transfer were a transfer signed by that member.

38.
A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings or resolutions in writing by the members of the Company.

Provided always that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.
FORFEITURE OF SHARES
39.
If a member fails to pay any call or installment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

40.
The notice shall name a further day (not earlier than the expiration of fourteen days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

41.
If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time, thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

42.
A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

43.
A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of these shares, but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of these shares.

44.
A statutory declaration in writing that the declarant is a Director or the Secretary of the Company, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

45.
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

ALTERATION OF CAPITAL
46.
(a) The company may from time to time by resolution in accordance with the provisions of section 59A of the Law increase the authorized share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

(b) The company may by ordinary resolution:
i.  consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;
ii.  subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the provisions of section 60(1)(d) of the Law;
iii.  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.
47.
The Company may by special resolution reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to any incident authorised and under the regime and consents required and demanded by Law.

48.
Whenever as a result of an alteration of share capital, or if as a result of the Tender Offer Completion or similar arrangements, or for any other reason, at any time, any members would become entitled to fractions of shares of the Company, the Board of Directors may, make such arrangements as are considered reasonably necessary to deal with such fractions of shares, including without limitation, disposal and/or rounding of such fractions of shares.

49.
The Company may issue share warrants with respect to its fully paid shares that may provide that the bearer of the warrant shall have a right on the shares mentioned on it as well as and for the payment of future dividends for the shares included in such a warrant with coupons or otherwise. The Directors may, upon the issue of share warrants define the conditions and provisions according to which the share warrants shall be issued. The share warrants shall not be considered as contributory to the qualification to become a member of the Board of Directors.

POWER TO PURCHASE OWN SHARES
50.
Subject to and to the extent permitted by, the provisions of sections 57A to 57F (inclusive) of the Law, the Company may purchase or acquire its own shares either directly or through a person acting in his own name but on behalf of the Company.

GENERAL MEETINGS
51.
The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year, and shall specify the meeting as such in the notices calling it; and not more than fifteen months shall elapse between the date of one annual general meeting of the Company and that of the next. The annual general meeting shall be held at such time and place as the Directors shall appoint.

52.	All general meetings other than annual general meetings shall be called extraordinary general meetings.
53.
The Directors may, whenever they think fit, convene an extraordinary general meeting. Extraordinary general meetings shall also be convened on requisition, or in default, may be convened by such requisitionists, as provided by and in accordance with section 126 of the Law. If at any time there are not within Cyprus sufficient Directors capable of acting to form a quorum, any Director may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS
54.
An annual general meeting and a meeting called for the passing of a special resolution shall be called by twenty-one days notice at the least, and a meeting of the Company other than an annual general meeting or a meeting for the passing of a special resolution shall be called by fourteen days' notice in writing at the least. If the Company is a listed Company in a regulated market there shall be a twenty-one days notice for all general meetings but in the case of a general meeting other than the annual general meeting or a meeting for the passing of a special resolution there shall be a fourteen days notice, provided the Company offers technical facilitation to the members in order to vote through electronic means accessible to all members holding voting rights in general meetings and a special resolution that shortens the notice period to fourteen days has been approved in the immediately preceding annual general meeting or at a general meeting conducted after that meeting. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall, in addition to the requirements of section 127A of the Law, where applicable, specify the place, the day and the hour of meeting and, in case of special business, the general nature of that business and the right of every member entitled to attend and vote at the meeting, to appoint a proxy to attend and vote in place and in the absence of a member, and shall be given in manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company in general meeting, to such persons as are, under the regulations of the Company, entitled to receive such notices from the Company:

Provided that a general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in this regulation, be deemed to have been duly called if it is so agreed-
(a)	in the case of a meeting called as the annual general meeting, by all the members entitled to attend and vote; and
(b)
in the case of any other meeting, by a majority in number of the members having a right to attend and vote at the meeting, being a majority together holding not less than 95 per cent in nominal value of the shares giving that right.

(c)	The provisions of sub-sections (a) and (b) above shall not apply if the Company is a listed Company on a regulated market.
The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS
55.
All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets, and the reports of the Directors and auditors, the re-election of Directors and the appointment of, and the fixing of the remuneration of, the auditors.

56.
No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; save as herein otherwise provided in the Articles, at least three members present in person or by proxy and entitled to vote shall be a quorum for all purposes.

57.
If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand automatically adjourned for the same day in the following week, at the same time and place or to such other day and at such other time and place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the members present shall be a quorum.

58.	All notices and other communications relating to a general meeting and which each member is entitled to receive shall also be given to the auditors of the Company.
59.
The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is not such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act the Directors present shall elect one of their number to be chairman of the meeting.

60.
If at any meeting no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be chairman of the meeting.

61.
The chairman may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

62.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded:
(a) by the chairman; or
(b) by at least one member present in person or by proxy.
Unless a poll be so demanded a declaration by the chairman that a resolution has on a show of hands been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the book containing the minutes of the proceedings of the company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.
The demand for a poll may be withdrawn.
63.
Except as provided in regulation 64, if a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

64.
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs, and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

65.
Pursuant and subject to the provisions of section 128B of the Law and provided the Company is listed in a regulated market, the Company may offer participation including a voting process, to its members in any general meeting by electronic means which shall be determined by the Board of Directors in accordance with the provisions of the Law.

VOTES OF MEMBERS
66.
Subject to any rights or restrictions for the time being attached to any class or classes of shares and subject also to any special provisions contained in these Articles, on a poll vote, every member shall have one vote for each share of which he is the holder.

67.
In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Register.

68.
A member of unsound mind, or in respect of whom an order has been made by Court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by the administrator of his property, his committee, receiver, or other person in the nature of an administrator, committee, or receiver appointed by that Court, and any such administrator, committee, receiver, or other person may, on a poll, vote by proxy.

69.	No member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares held in the Company have been paid.
70.
No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting, whose decision shall be final and conclusive.

71.	On a poll, votes may be given either personally or by proxy.
72.
Subject to the provision of section 130 of the Law each member shall be entitled to appoint one or more proxies to attend on the same occasion. Provided that the attendance on any occasion of the person first mentioned in the instrument of proxy shall preclude any other person named therein from attending in his capacity as proxy, and so on.

73.
The instrument appointing a proxy shall be in writing signed by the appointing member or of his attorney duly authorised in writing, or, if the appointing member is a corporation, either under seal, or under the hand of an officer or attorney duly authorised. A proxy need not be a member of the Company.

74.
The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall, without prejudice to section 130(3) of the Law where applicable, be deposited at the Office before the time specified for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote or be delivered at the place specified for that purpose in the notice convening the meeting in such manner and at such time as may be specified in such notice. In case a poll is to be taken at a time other than during the meeting at which such poll was demanded the instrument of proxy shall be deposited at the place specified for taking the poll at least fifteen minutes before the time appointed for taking the same. Any instrument of proxy not deposited or delivered in the manner and at the time specified herein or in accordance with the above provisions prescribed shall not be treated as valid.

75.	The instrument appointing a proxy shall be deemed to confer authority to agree to a meeting being called by shorter notice.
76.
A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the office before the commencement of the meeting or adjourned meeting at, which the proxy is used.

77.	The Chairman of a general meeting has no second or casting vote.
78.
If permitted by the notice convening the general meeting, the members can participate in the general meeting by electronic means, upon satisfaction of the conditions and formalities set out in the convening notice.

CORPORATIONS ACTING BY REPRESENTATIVES AT GENERAL MEETINGS
79.
Any corporation which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any general meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company.

RESOLUTIONS IN WRITING BY THE MEMBERS
80.
Subject to the provisions of the Law, a resolution in writing signed, or approved by letter, telegram, facsimile or other mode of transmission of writing by members for the time being entitled to receive notice of and to attend and vote at General Meetings - or being corporations by their duly authorised representative, which collectively, carry, confer or otherwise represent at least 75% of the votes exercisable on the resolution, at a general meeting of the Company or separate meeting of the holders of shares of a class, shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. The signature of such members as aforesaid may be given on one and the same document or on more than one document provided that such signature is given under the text of the resolution proposed to be passed,

PROVIDED THAT at least 28 clear days’ notice of the intention to propose the resolution accompanied by the resolution (in this regulation, the “Resolution Notice”) is given to, or served on, ALL (and NOT some only of) the members entitled to receive the Resolution Notice and to vote on the accompanied resolution.
81.
The resolution shall take effect the date on which the last of the required signatures and approvals has been delivered to the Company; the certification by a Director or the Secretary of that date shall, in the absence of fraud, deceit or manifest error, be final and conclusive evidence of the fact:

PROVIDED THAT the authenticity of a signed or approved resolution received by the Company via fax or electronic mail shall be confirmed as soon as practically possible by the delivery of the original document at the Office; nevertheless the Company is entitled to rely on the printed copy of the fax or email and act pursuant to it notwithstanding that the original document has not been received or that it differs from that copy.
DIRECTORS
82.
(a) The minimum number of the Directors shall be no less than two and the maximum number shall be limited to seven, and subject to the Law, the minimum and/or maximum number of directors can be increased or decreased by ordinary resolution of the General Meeting, other than during the Interim Period A or Interim Period B. Save if the majority of the Directors is a resident of Cyprus, the majority of Directors may not be resident of the same jurisdiction.

(b) Subject to the provisions of sub-paragraphs (a) and (c) of the present regulation and without prejudice to the general meeting’s ability to appoint Directors pursuant to regulation 83, the Directors have the right to appoint at any and from time to time any persons as Directors either to fill a vacant position or in addition to the existing Directors.

(c) Directors shall hold office for a period of one year from the date of their appointment or until the following Annual General Meeting of the Company (if their appointment was effected after the date of the previous Annual General Meeting pursuant to regulations 82 (b) or 83 whereby they shall be eligible at the following Annual General Meeting to re-election for subsequent one year terms). For the avoidance of doubt, this regulation 82(c) shall not apply during the Interim Period A or Interim Period B.
83.
Without prejudice to the power of the Directors under regulation 82(b) above, the general meeting may, by ordinary resolution appoint a Person who is willing to act as Director, to the office of Director either to fill a vacancy or as an additional Director.

84.
The remuneration of the Directors shall from time to time be determined by the Company in general meeting. In the absence of a determination to the contrary in general meeting, such remuneration shall be deemed to accrue from day to day. The Directors may also be paid all traveling, hotel and other expenses properly and reasonably incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meeting of the Company or in any other way submitted in connection with the business of the Company.

85.
It shall not be necessary for a Director to be registered holder of shares in the Company in order to be a Director, and in such case, he shall be entitled to receive notice and attend all the general meetings of the Company.

86.
A Director of the Company may be or become a Director or other officer of, or otherwise interested in any Company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other Company.

BORROWING POWERS
87.
The Directors may exercise all the powers of the Company to borrow or raise money, to charge or mortgage its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock, and other securities as security for any debt, loss or obligation of the Company or of any third party.

POWERS AND DUTIES OF DIRECTORS
88.
The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company, and may exercise all such powers of the Company as are not, by the Law or by these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these Articles, to the provisions of the Law and to such regulations, being not inconsistent with the present Articles or the provisions of the Law, as may be prescribed by the Company in a general meeting; but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which could have been valid if that regulation had not been made.

89.
The Directors may from time to time and at any time by power of attorney appoint any company, firm or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of third persons dealing with any such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

90.	The Company may exercise the powers conferred by section 36 of the Law with regard to having an official seal for use abroad, and such powers shall be vested in the Directors.

91.
The Company may exercise the powers conferred upon the Company by sections 114 to 117 (both inclusive) and 117A (if the Company is listed in a foreign market) of the Law with regard to the keeping of a register abroad, and the Directors may (subject to the provisions of those sections) make and vary such regulations as they may think fit regarding the keeping of any such register.

92.
A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with section 191 of the Law.

93.
Subject to applicable law, any Director or any Company or partnership which or of which any Director is a shareholder, partner or director may transact with the Company and share in the profits of any contract or arrangement with the Company as if he were not a Director and to personally gain any profit or benefit that may result as a consequence of such contract or arrangement. A Director may not vote on any subject in respect of any abovementioned contract or arrangement and if he does so vote, his vote shall not be counted and shall, also, he shall not be counted in the quorum present at the meeting of the Board of Directors.

94.
A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place.

95.
Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

96.
All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

97.	The Directors shall cause minutes to be made in books maintained for such purpose concerning:
(a)	of all appointments of officers made by the Directors;
(b)	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;
(c)
of all resolutions and proceedings at all meetings of the Company, and of the Directors, and of committees of Directors and every Director present at any meeting of Directors or committee of Directors shall sign his name in a book to be kept for that purpose.

98.
The Directors may grant retirement pensions or annuities or other gratuities or allowances, including allowances on death, to any person or to the widow of or dependants of any person in respect of services rendered by him to the Company whether as Director or in any executive office or in any other office or employment under the Company or indirectly as an officer or employee of any subsidiary Company of the Company notwithstanding that he may be or may have been a Director of the Company and the Company may make payments towards insurances or trusts in respect of such person and may include rights in respect of such pensions, annuities and allowances in the terms or engagement of any such person, without being precluded from granting such retirement pensions or annuities or other gratuities or allowances including allowances of death not as a part and independently of the terms of any engagement but upon the retirement, resignation or death of any such person as the Board of Directors may decide. The Directors may also establish and maintain any employees’ share scheme, share option or share incentive scheme approved by ordinary resolution whereby selected employees of the Company or of any Company which is a subsidiary of the Company are given the opportunity of acquiring shares in the capital of the Company.

99.
Each Director may at any time and from time to time by an instrument signed by him appoint any person, Director of the Company or not, to be an alternate director in his stead and for any period of time he may fix, and such alternate director shall during such period be entitled to attend and vote in any meeting of the Directors and he shall generally have and exercise all rights, powers and duties of the Director appointing him, provided always that the appointor Director may at any time revoke such appointment and in case of death or disability of the appointor Director or in case in which the latter ceases for any reason to be a Director the appointment shall be terminated ipso facto and shall be of not effect. If an alternate director is already a Director of the Company, he shall have a separate vote, as alternate director and shall be counted separately for the purposes of constituting a quorum.

100.
Any person acting as alternate director shall be deemed to be an officer of the Company and he shall be personally liable to it for his acts and omissions and his remuneration shall be paid out of the remuneration of the Director appointing him and shall consist of such part of such remuneration as it may be agreed between the appointor Director and his alternate.

DISQUALIFICATION OF DIRECTORS
101.	The office of Director (including an alternate director in the case of (a) – (d) inclusive) shall be vacated if the Director
(a)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(b)	becomes prohibited from being a Director by reason of any order made under section 180 of the Law; or
(c)	becomes of unsound mind; or
(d)	resigns his office by notice in writing to the Company; or
(e)	shall for more than six months have been absent without permission of the Directors from at least three consecutive meetings of the Directors duly convened and held without the Board’s permission.
REMOVAL OF DIRECTORS
102.
Notwithstanding section 178 of the Law, the Company may, by ordinary resolution, remove any Director from office before the completion of his tenure notwithstanding anything in these Articles (subject to regulation 136), or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

PROCEEDINGS OF DIRECTORS
103.
The Directors may meet together for the execution of their business, adjourn and otherwise regulate their meetings as they deem fit. Issues arising at any meeting shall be decided by a majority of votes. In case of an equality of votes, the chairman shall not have a second or casting vote. A Director may and the Secretary shall, on the requisition of a Director, at any time, summon a meeting of the Directors.

104.
The quorum necessary for the transaction of business of the Directors may be fixed by the Board and, unless so fixed at any other number shall be a majority of the Directors present in person or by telephone conference.

105.
The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the minimum number of Directors fixed by or pursuant to the Articles of the Company, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that minimum number or other greater number, always within the limits fixed by the Articles, or of summoning a general meeting of the Company, but for no other purpose.

106.
The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the same, the Directors present may choose one of their number to chair the meeting.

107.
(A) The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit, subject to the relevant rules of any Stock Exchange (if applicable); any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.
(B) Without prejudice to the generality of Article 106(A) and subject to the requirements of any applicable Stock Exchange, for so long as the Company has Listed Shares, the following committees shall be constituted by the Board of Directors:
(i)	Audit and Risk Committee
(ii)	Nomination Committee
(iii)	Remuneration Committee
108.
Committees may meet and adjourn as they think proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the chairman shall not have a second or casting vote.

109.
All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

RESOLUTIONS IN WRITING OR OTHERWISE BY THE DIRECTORS
110.
A resolution in writing, signed or approved by letter, cable, radiogram, or telefax or by any other means of transmission of written documents by all the Directors, or their alternates, shall be as valid and effective for all purposes as if the same had been passed at a meeting of the Directors duly convened and held and whenever the same is signed or approved in the manner above specified may consist of several papers each of which shall be signed or approved as above by one or more of the aforesaid persons.

111.
For the purpose of these Articles the contemporaneous linking together by telephone or other means of communication of a number of the Directors not less than a quorum, whether or not any one or more of the Directors is out of Cyprus, shall be deemed to constitute a meeting of the Directors and all the provisions in these articles as to meetings of the Directors shall apply to such meetings so long as the following conditions are met:

(a)
all the Directors for the time being entitled to receive notice of a meeting of the Directors shall be entitled to notice of a meeting by telephone or other means of communication and to be linked by telephone or such other means for the purposes of such meeting. Notice of any such meeting may be given by telephone or other means of communication;

(b)	each of the Directors taking part in the meeting must be able to hear each of the other Directors taking part at the commencement of the meeting;
(c)	and a minute of the proceedings at any such meeting shall be sufficient evidence of such proceedings and of the observance of all necessary formalities, if signed by the chairman of the meeting.

SECRETARY
112.
The Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as the Directors may think fit. The Directors may, if they so wish, appoint one or more persons to act as assistant secretary.

113.	No person shall be appointed or hold office as Secretary who is
(a)	the sole Director of the Company; or
(b)	a corporation the sole director of which is the sole Director of the Company; or
(c)	the sole director of a corporation which is the sole Director of the Company.
114.
A provision of the Law or these Articles requiring or authorising a thing to be done by or to a director and the secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.

THE SEAL
115.
(a) The seal of the Company shall only be used after the authorisation of the Directors and every instrument to which the seal shall be affixed shall be signed by two Directors or by one Director and by the Secretary.

(b) The Company may have an official seal, in addition to the aforesaid common seal, which shall be as provided by s. 36(1) of the Law and uses for the purposes as therein provided.
MEETING
116.
All the scheduled board meetings held each year shall in principle be physically held in Cyprus unless exceptionally another location is appropriate (e.g. in the context of a corporate event or where a board meeting is held in or close to one of the group’s offices).

ELECTRONIC RECORDS
117.
The Directors may, to the extent not restricted or prohibited by Law and save as otherwise provided by the Articles, keep any of the minutes books and statutory registers of the Company in an electronic form.

DIVIDENDS AND RESERVE
118.	The Company may in a general meeting and subject to the provisions of section 169(A) of the Law declare dividends, but no dividend shall exceed the amount recommended by the Directors.
119.
Subject to the provisions of section 169(C) of the Law, the Directors may from time to time pay to the members such interim dividends as they might appear to the Directors to be justified by the profits of the Company.

120.	No dividend shall be paid otherwise than out of profits.
121.
The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be legally applied, and pending such application may, at the Directors’ like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit. The Directors may also without placing the same to reserve carry forward for future use any profits which they may think prudent not to distribute.

122.
Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this regulation as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, or in case a unanimous decision of all the members of the Company to that effect is passed, such share shall rank for dividend accordingly.

123.
The Directors may deduct from any dividend payable to any member all sums of money, if any, presently payable by such member to the Company in relation to the shares of the Company and they may also deduct from any such dividends any other sums presently payable by such member to the Company for any reason.

124.
Any general meeting declaring a dividend or bonus may provide that payment of such dividend or bonus may be made wholly or partially by the distribution of specific assets and in particular, but without prejudice to the generality of the foregoing, with the distribution of paid up shares, debentures or debenture stock of any other Company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of all members, and may vest any such specific assets in trustees as may seem expedient to the Directors.

125.
Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named on the Register or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders.

126.	No dividend shall bear interest against the Company.
ACCOUNTS
127.	The Directors shall cause proper books of account to be kept in accordance with section 141 of the Law.
128.
The books of account shall be kept at the Office of the Company, or, subject to section 141(3) of the Law, at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

129.
The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by statute or authorized by the Directors or by the Company in general meeting.

130.
The Directors shall cause to be prepared and to be presented before the general meeting of the Company and within the timeframes set by the Law, the documents set out in subsection (1) of section 152 of the Law.

131.
Copies of the documents mentioned in subsection (1) of section 152, shall not less than twenty-one days before the date of the meeting be sent to every member of, and every holder of debentures of the Company and to every person registered under regulation 37. Provided that this regulation shall not require a copy of those documents to be sent to any person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

CAPITALISATION OF PROFITS
132.
The Company in a general meeting may upon the recommendation of the Directors resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company's reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sum be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such members respectively or paying up in full unissued shares or debentures of the Company to be allotted and distributed credited as fully paid up to and amongst such members in the proportion aforesaid, or partly in the one way and partly in the other, and the Directors shall give effect to such resolution.

133.
Provided that a share premium account and a capital redemption reserve fund may, for the purposes of this regulation, only be applied in the paying up of unissued shares to be issued to members of the Company as fully paid bonus shares.

134.
Whenever such a resolution as aforesaid shall have been passed the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalized thereby, and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Directors to make such provision by the issue of fractional certificates or by payment in cash or otherwise as they think fit for the case of debentures becoming distributable in fractions, and also to authorise any person to enter on behalf of all the members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such members.

AUDIT
135.	Auditors shall be appointed and their duties regulated in accordance with section 153 to 155 (both inclusive) of the Law.

INTERIM GOVERNANCE PROVISIONS
136.	This regulation 136 shall override any other provision of the Articles, and in the case of inconsistency between this regulation and any such other provision, this regulation shall prevail.
(A)
As of the date of Tender Offer Completion and provided that at such date the Company holds less than 75% of the Euronav Shares (excluding any Euronav Shares held by Euronav unable to be tendered in the Tender Offer) and until the earlier of (i) completion of a Squeeze Out, (ii) Merger Completion or (iii) 30 months from the last Tender Offer Settlement (“Interim Period A”) the following internal governance provisions shall apply:

(1)	The number of Directors shall be limited to up to 7 members.
(2)	For so long as the shareholding of Hemen in the Company is:
i.
greater than or equal to 20% of the outstanding shares of the Company, it shall have the right, by notice in writing served on the Company at the Office, to nominate three Persons as non-independent Directors;

ii.
lower than 20% of outstanding shares in the Company but greater than or equal to 15% of the outstanding shares of the Company it shall have the right, by notice in writing served on the Company at the Office, to nominate two Persons as non-independent Directors; and

iii.
lower than 15% of the outstanding shares in the Company but greater than or equal to 7.5% of the outstanding shares of the Company (it shall have the right, by notice in writing served on the Company at the Office, to nominate one Person as a non-independent Director (the Directors nominated by Hemen, to be referred to as the “Hemen Members” and each, a “Hemen Member”). For the avoidance of doubt, Hemen shall have no nomination right if its shareholding in the Company is less than 7.5% of the outstanding shares of the Company, provided that if, upon commencement of Interim Period A or at any time thereafter there are more Hemen Members in the Board of Directors of the Company than as provided by the shareholding thresholds of subsection (A)(2) above, (the “Appointment Quota”), Hemen Members may be removed by Hemen by notice in writing to the Company at the Office, specifying which Hemen Member(s) is/are being removed from office in order to comply with the Appointment Quota. If Hemen fails to send such notice to the Company specifying the Hemen Member(s) it has chosen to remove within 5 business days of exceeding the Appointment Quota, the Hemen Member(s) that were appointed latest in time shall be disqualified and removed from office, until the number of Hemen Member(s) is compliant with the Appointment Quota.
(3)	Three of the current independent directors of Euronav shall be nominated as independent Directors by notice in writing served on the Company at the Office (the “Euronav Members”).
(4)	One independent Director shall be nominated by Hemen and Euronav jointly by notice in writing served on the Company at the Office (the “Joint Member”).
(5)	The chairperson of the Board shall be the Joint Member who shall have no casting vote.

(6)
(i) Unless such appointments have already been approved conditional upon the commencement of the Interim Period A, promptly upon commencement of Interim Period A, unless already provided to the Company, Hemen and Euronav shall jointly provide to the Nomination Committee (or the Board of Directors, if no Nomination Committee is constituted) a written list of the Persons they nominate to the position of Directors in accordance with the provisions of regulation 136(A)(1)-(4) hereinabove accompanied by a written confirmation of willingness to act signed by Persons so nominated. Upon review and approval of such list, the Nomination Committee shall forthwith recommend to the Board of Directors at such time to proceed with the appointment of the nominated Persons to the position of Directors, in accordance with the provisions of regulation 82(b). Hemen shall have the right to keep in office any Hemen Members already appointed prior to the commencement of Interim Period A subject to the provisions of regulation 136(A)(2) hereinabove, provided that the aforementioned list of nominees required to be provided to the Company is not required to include the names of Persons who are already in office as Directors upon the commencement of Interim Period A.

(ii) The office of Director shall be vacated if the Person who holds it is not a Person who is permitted to be nominated as a Director in accordance with the provisions of regulation 136 (A)(6)(i) and such Person shall immediately thereafter resign from their position and a resolution of the Board declaring that a Director has vacated office under this regulation shall be conclusive as to the fact.
(7)
The Directors appointed or remaining in office as per the provisions of regulation 136 (A)(6) above shall hold office for a period of two years from commencement of the Interim Period A or until expiry of Interim Period A whichever is earlier and shall be eligible for re-election by the general meeting for further two year terms or until expiry of Interim Period A, whichever is earlier.

(8)	In the event of vacancy on the Board, caused by disqualification, incapacity, removal, resignation or death or any other reason:
i.	of any Hemen Member, Hemen shall have the right to nominate a new Hemen Member by notice in writing served on the Company at the Office, provided that the Appointment Quota is not exceeded;
ii.	of any Euronav Member, the remaining Euronav Members shall have the right to nominate a new Euronav Member by notice in writing served on the Company at the Office;
iii.
of the Joint Member - a new Joint Member shall be nominated, by the Board of Directors, by approval of the majority of the Directors in office at such time, provided there is positive vote of at least one Hemen Member, if any, and one Euronav Member.

(9)
Subject to 126 (1)(A) the Joint Member may be removed and replaced at any time, by decision of the Board of Directors, by approval of the majority of the Directors in office at the relevant time, provided that there is positive vote of at least one Hemen Member, if any, and one Euronav Member.

(10)	The Board of Directors shall constitute the following committees, consisting of the following persons:
i.	Nomination Committee – 3 members consisting of 1 Euronav Member as Chairperson, the Joint Member and 1 Hemen Member.
ii.	Audit and Risk Committee – 3 members consisting of 1 Euronav Member, the Joint Member as Chairperson and 1 Hemen Member.
iii.	Remuneration Committee – 3 members consisting of 1 Euronav Member, the Joint Member as Chairperson and 1 Hemen Member
iv.	The Chairperson of any of the above committees shall have no casting vote.
v.	The majority of the scheduled meetings of each of the above committees held each year shall be physically held in Cyprus.
(B)
As of the earlier of (i) Tender Offer Completion and provided that at such date the Company holds at least 75% of Euronav Shares (excluding any Euronav Shares held by Euronav unable to be tendered in the Tender Offer); (ii) completion of a Squeeze Out; or (iii) Merger Completion and for a period ending 54 months from (a) Tender Offer Completion or (b) Merger Completion if Merger Completion has taken place without a Tender Offer having been made (“Interim Period B”) the following internal governance provisions shall apply:

(1)	For so long as the shareholding of Hemen in the Company is:
(i)
greater than or equal to 15% of the outstanding shares of the Company, it shall have the right, by notice in writing served on the Company at the Office, to nominate two Persons as non-independent Directors;

(ii)
lower than 15% of the outstanding shares in the Company but greater than or equal to 7.5% of the outstanding shares of the Company it shall have the right, by notice in writing served on the Company at the Office, to nominate one Person as a non-independent Director (the Directors nominated by Hemen, to be referred to as the “Hemen Members” and each, a “Hemen Member”). For the avoidance of doubt, Hemen shall have no nomination right if its shareholding in the Company is less than 7.5% of the outstanding shares of the Company, provided that if, upon commencement of Interim Period B or at any time thereafter there are more Hemen Members in the Board of Directors of the Company than as provided by the shareholding thresholds of subsection (B)(1) above (the “Appointment Quota B”), Hemen Members may be removed by Hemen by notice in writing to the Company at the Office, specifying which Hemen Member(s) is/are being removed from office in order to comply with the Appointment Quota B. If Hemen fails to send such notice to the Company specifying the Hemen Member(s) it has chosen to remove within 5 business days of exceeding the Appointment Quota B, the Hemen Member(s) that were appointed latest in time shall be disqualified and removed from office, until the number of Hemen Member(s) is compliant with the Appointment Quota B.

(2)	Two independent Directors shall be nominated by Hemen and Euronav jointly by notice in writing served on the Company at the Office (the "Joint Members").
(3)	The Chairperson of the Board shall be one of the Joint Members, who shall have no casting vote.
Save for the provisions of sub-sections (1)-(3) of this regulation 136(B), all other provisions of regulation 136(A) (and thus for the avoidance of doubt excluding sub-sections (2), (4) and (5) therein) with respect to Interim Period A shall apply mutatis mutandis to Interim Period B, and for the avoidance of doubt, in such a case, references to Interim Period A, shall be construed as references to Interim Period B.
(C)
Upon the earlier of: (i) expiry of Interim Period A, provided that Interim Period B will not commence upon such expiry in accordance with regulation 136(B), or (ii) expiry of Interim Period B, the provisions of regulations 136(A)-(B) shall automatically cease to have effect and shall be deemed deleted from these Articles.

NOTICES
137.
A notice may be given by the Company to any member either personally or by sending it by post or by electronic mail or by other means of transmission of written documents to him or to his registered address, or (if he has no registered address within Cyprus) to the address or electronic address supplied by him to the Company for the giving of notice to him. Where a notice is sent by post, service of the notice shall be deemed to be effected if contained in an envelope, duly addressed and duly stamped and posted by double registered letter and shall be deemed to have been received in the case of a notice of a meeting at the expiration of 72 hours after posting and in any other case at the time at which the letter would be delivered in the ordinary course of post. Where notice is sent by electronic mail it shall be deemed to have been effected by the transmission of the electronic mail to the proper electronic address, and to have been delivered on the same day of such communication or transmission.

138.	A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder first named in the Register in respect of the share.
139.
A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, within or out of Cyprus supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

140.	Notice of every general meeting shall be given in any manner hereinbefore described to:
(a)	every member except those members who (having no registered address within Cyprus) have not supplied to the Company an address within or outside Cyprus for the giving of notices to them;
(b)
every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a member where the member but for his death or bankruptcy would be entitled to receive notice of the meeting; and

(c)	the auditor for the time being of the Company.
141.	No other person shall be entitled to receive notices of general meetings.
WINDING UP
142.
If the Company shall be wound up the liquidator may, with the sanction of an extraordinary resolution of the Company and any other sanction required by the Law, divide amongst the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY
143.
The Directors, Managing Directors, Managers, Agents, Auditors, Secretary and other Officers or servants for the time being of the Company, and the Trustees (if any) for the time being acting in relation to any of the affairs of the Company and every of them, and every of their heirs and executors, shall, subject to the Law, be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages, and expenses, which they are any of them, their or any of their heirs or executors shall or may incur or sustain by reason of any contract entered into or any act done, concurred in, or omitted in or about the execution of their duty or supposed duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful act, neglect or default respectively, and none of them shall be answerable for the acts, receipts, neglects, or defaults, of the other or others of them, or for joining in any receipt for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for any bankers, brokers, or other persons into whose hands any money or assets of the Company may come, or for insufficiency or deficiency of or defect of title of the Company to any security upon which any moneys of or belonging to the Company shall be placed out or invested, or for any loss, misfortune or damage resulting from any such cause as aforesaid, or which may happen in the execution of their respective offices or trusts, or in relation thereto, except the same shall happen by or through their own willful act or default respectively.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D92573-Z83892 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FRONTLINE LTD.

The Board of Directors recommends you vote "FOR" proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorised officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

C-1

C-2